Exhibit 99.4

2009

BRITISH COLUMBIA

FINANCIAL AND ECONOMIC REVIEW

69th EDITION

APRIL 2008 TO MARCH 2009

2009

British Columbia
Financial and Economic
Review

69th Edition
(September 2009)

Chapter One — Economic Review		1

2008 Overview		3
External Environment		3
United States Economy		3
Canadian Economy		4
International Economy		4
Financial Markets		5
British Columbia Economy		6
Exports		7
Population		9
Labour and Income Developments		10
Prices and Wages		11
Consumer Expenditure and Housing		12
Industrial Structure and Performance		12
Tourism		13
Conclusion		14

Charts
1.1	Canada and British Columbia economic growth	3
1.2	External economic growth	5
1.3	Canadian dollar	6
1.4	British Columbia real GDP by component	6
1.5	Export shares by market	8
1.6	Lumber and natural gas prices	9
1.7	British Columbia population by age and sex, 2008	10
1.8	British Columbia building permits by category	12
1.9	Visitor entries to British Columbia	13
1.10	British Columbia tourism industry	14
Map 1.1 Net interprovincial and international migration in BC, 2008		9

Tables
1.1	British Columbia Population and Labour Market Statistics	11
1.2	Price and Earnings Indices	11

Chapter Two — Financial Review		15

2008/09 Overview		17
Revenue		18
Expense		23
Expense Results by Function		24
Provincial Capital Spending		26
Provincial Debt		29
Taxpayer-supported Debt		30
Self-supported Debt		30
Debt Indicators		32
Credit Rating		33
Statement of Financial Position		33
Unfunded Pension Liabilities		35

2009 Financial and Economic Review – September 2009

i

Topic Box
Review of the Province’s Financial Condition		37

Charts
2.1	2008/09 Surplus — major changes from Budget 2008	17
2.2	Revenue changes from Budget 2008	18
2.3	Federal contributions changes from Budget 2008	21
2.4	Expense changes from Budget 2008	24
2.5	Capital spending changes from Budget 2008	26
2.6	Capital spending, 2008/09	28
2.7	Financing taxpayer-supported capital spending	29
2.8	Debt changes from Budget 2008	29
2.9	Provincial debt components	30
2.10	Taxpayer-supported debt to GDP ratio	31
2.11	2008/09 changes in accumulated surplus	34

Tables
2.1	Operating Statement	17
2.2	Consumption and Other Tax Revenues Change from Budget 2008	19
2.3	Energy and Mineral Revenues Change from Budget 2008	19
2.4	Forest Revenues Change from Budget 2008	20
2.5	Revenue by Source	22
2.6	Expense by Function	23
2.7	Capital Spending	27
2.8	Provincial Debt Summary	31
2.9	Key Debt Indicators — 2004/05 to 2008/09	32
2.10	Interprovincial Comparison of Credit Ratings, July 2009	33
2.11	Net Liabilities and Accumulated Surplus	34
2.12	Pension Plan Balances	35

Chapter Three — Commercial Crown Corporations Review		43

Introduction		45
BC Hydro and Power Authority		45
BC Liquor Distribution Branch		49
BC Lottery Corporation		52
BC Railway Company		54
Insurance Corporation of BC		56
BC Transmission Corporation		59
Columbia Power Corporation		61
Provincial Capital Commission		63

Charts
3.1	Electricity price competitiveness	47
3.2	Liquor sales by category	50
3.3	Interprovincial gaming comparisons	53
3.3	ICBC injury and material damages claims	58
Map 3.1 500 kV transmission system and major generating stations		45

2009 Financial and Economic Review – September 2009

Tables
3.1	British Columbia Hydro and Power Authority Five-Year Income Statement	46
3.2	BC Hydro Performance Measures	48
3.3	Liquor Distribution Branch Five-Year Income Statement	49
3.4	Liquor Distribution Branch Performance Measures	51
3.5	British Columbia Lottery Corporation Five-Year Income Statement	52
3.6	British Columbia Lottery Corporation Performance Measures	54
3.7	British Columbia Railway Company Five-Year Income Statement	55
3.8	British Columbia Railway Company Performance Measures	56
3.9	Insurance Corporation of British Columbia Five-Year Income Statement	57
3.10	ICBC Performance Measures	59
3.11	British Columbia Transmission Corporation Five-Year Income Statement	60
3.12	BC Transmission Corporation Performance Measures	61
3.13	Columbia Power Corporation Five-Year Income Statement	62
3.14	Columbia Power Corporation Performance Measures	63
3.15	Provincial Capital Commission Five-Year Income Statement	64
3.16	Provincial Capital Commission Performance Measures	65

Appendix 1 — Economic Review		67

Tables
A1.1A	Aggregate and Labour Market Indicators	68
A1.1B	Prices, Earnings and Financial Indicators	69
A1.1C	Other Indicators	70
A1.1D	Commodity Production Indicators	71
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	72
A1.3	British Columbia GDP at Basic Prices, by Industry	73
A1.4	British Columbia GDP, Income Based	74
A1.5	Employment by Industry in British Columbia	75
A1.6	Capital Investment by Industry	76
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2008	77
A1.8	British Columbia International Goods Exports by Market Area	78
A1.9	Historical Commodity Prices (in U.S. Dollars)	79
A1.10	British Columbia Forest Sector Economic Activity Indicators	80
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	81
A1.12	Petroleum and Natural Gas Activity Indicators	81
A1.13	Supply and Consumption of Electrical Energy in British Columbia	82
A1.14	Components of British Columbia Population Change	83

Appendix 2 — Financial Review		85

Government’s Financial Statements		86
Government Reporting Entity		86
Compliance with GAAP		86
2008/09 Public Accounts Audit Reservations		87
Supplementary Schedules		87

Tables
A2.1	2008/09 Forecasts — Year in Review	88
A2.2	Operating Statement — 1999/00 to 2008/09	89
A2.3	Statement of Financial Position — 1999/00 to 2008/09	90

2009 Financial and Economic Review – September 2009

A2.4	Changes in Financial Position — 1999/00 to 2008/09	91
A2.5	Revenue by Source — 1999/00 to 2008/09	92
A2.6	Revenue by Source Supplementary Information — 1999/00 to 2008/09	93
A2.7	Expense by Function — 1999/00 to 2008/09	94
A2.8	Expense by Function Supplementary Information — 1999/00 to 2008/09	95
A2.9	Full-Time Equivalents (FTEs) — 1999/00 to 2008/09	96
A2.10	Capital Spending — 1999/00 to 2008/09	97
A2.11	Provincial Debt — 1999/00 to 2008/09	98
A2.12	Provincial Debt Supplementary Information — 1999/00 to 2008/09	99

Appendix 3 — Consolidated Revenue Fund and Other Supplementary Schedules		101

A3.1	Expense by Ministry — Consolidated Revenue Fund	102
A3.2	Consolidated Revenue Fund Expense — Changes from Budget 2008	103
A3.3	Historical Revenue by Source — Consolidated Revenue Fund	104
A3.4	Historical Revenue by Source — Consolidated Revenue Fund Supplementary Information	105
A3.5	Historical Expense by Function — Consolidated Revenue Fund	106
A3.6	Historical Expense by Function — Consolidated Revenue Fund Supplementary Information	107
A3.7	2008/09 Revenue by Source and Agency	108
A3.8	2008/09 Expense by Function and Agency	109
A3.9	Historical Operating Statement Surplus (Deficit)	110
A3.10	Historical Provincial Debt Summary	111
A3.11	Capital Expenditure Projects Greater Than $50 Million	112

Appendix 4 — Provincial Taxes		115

A4.1	Provincial Taxes (as of July 2009)	116
A4.2	Interprovincial Comparisons of Tax Rates — 2009	120
A4.3	Summary of Tax Changes Announced in October /November 2008 and February 2009	121

Appendix 5 — General Description of the Province, Constitutional Framework and Financial Cycle		123

General Description of the Province		124
Geography		124
Physiography		124
Climate and Vegetation		124
Population		125
Constitutional Framework		125
Provincial Government		126
Legislature		126
Executive		126
Judiciary		128
Provincial Government Jurisdiction		128
The Annual Financial Cycle		129

Charts
A5.1	Financial Planning and Reporting Cycle Overview	129

2009 Financial and Economic Review – September 2009

Chapter One

Economic Review (1)

(1) Reflects information available at July 3, 2009.

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

2008 Overview

British Columbia’s economy declined modestly by 0.3 per cent in 2008, down from the 3.0 per cent growth it experienced in 2007. Though mild, the recession marked the first annual decline in the province’s real GDP since 1982. Indicators of economic performance confirm that British Columbia’s economy slowed considerably in the latter half of the year.

Chart 1.1 Canada and British Columbia economic growth

Source: Statistics Canada, April 2009 Provincial Economic Accounts

A decline in housing starts occurred in 2008, with starts dropping 12.4 per cent compared to 2007 while non-residential investment increased by 8.5 per cent in 2008. Despite declines in the last five months of the year, BC’s employment situation held steady, posting an annual growth rate of 2.1 per cent while the unemployment rate averaged 4.6 per cent for the year. On the trade side, BC real exports of goods and services fell 6.8 per cent, mainly due to decreased demand for wood, pulp and paper products. The value of manufacturing shipments also fell steadily through most of 2008, dropping by 6.8 per cent on the year, mainly as a result of reduced demand for BC’s forest products from a troubled US housing market.

External Environment

The pace of world economic growth decelerated in 2008, with global real GDP increasing by 3.2 per cent compared to a robust growth rate of 5.2 per cent the year prior. The rate of US real GDP growth slowed in 2008 compared to the rates observed in the last few years, posting an increase of only 1.1 per cent. Japan’s real GDP contracted by 0.6 per cent — a notable decline from the 2.4 per cent growth it experienced in 2007.

United States Economy

The US economy experienced 1.1 per cent real GDP growth in 2008, a significant slowdown from the 2.0 per cent growth observed in 2007 — due to dramatic instability during the latter half of the year. Faced with a slumping economy, the US housing

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

market continued its rapid decline through 2008, with annual housing starts falling to 900,300 units — a staggering 32.9 per cent below the 1,341,800 starts observed in 2007. In addition, the US labour market weakened with the annual unemployment rate rising to 5.8 per cent, up from 4.6 per cent in 2007.

The US current account deficit narrowed in 2008, falling to $706 billion from the $727 billion reached in the previous year. However, the deficit is still extremely high by historical standards.

Canadian Economy

Canada’s real GDP grew by a modest 0.5 per cent in 2008, a considerably slower pace than the 2.7 per cent growth observed in 2007. Real final domestic demand rose by 2.5 per cent, also down from 2007, when demand increased by 4.2 per cent.

The current account surplus was $8.1 billion in 2008, or 0.5 per cent of nominal GDP, compared to 1.0 per cent of nominal GDP in 2007. Real exports of goods and services fell 4.7 per cent through 2008, compared to last year’s increase of 1.0 per cent. Weakness in Canada’s wood and automotive exports was offset by an increase in energy exports, which were fuelled by surging energy prices through the middle months of the year. At the same time, real imports of goods and services rose by 0.8 per cent in 2008, slower than last year’s 5.5 per cent growth.

Nominal corporate profits rose by a robust 6.4 per cent in 2008, after increasing by 3.3 per cent in 2007. Growth in real business investment was unchanged in 2008, following a solid growth rate of 3.4 per cent in 2007.

Total employment in Canada continued to increase in 2008, rising 1.5 per cent for the year. The construction industry, professional, scientific and technical services sector, as well as the transportation and warehousing sectors saw significant growth in 2008. Meanwhile, the number of jobs in the manufacturing industry decreased by 3.6 per cent.

The number of housing starts in Canada fell by 7.6 per cent to 211,100 annualized units in 2008, following a marginal increase in growth of 0.4 per cent or 228,300 annualized units in 2007. Residential building permits — a precursor to new residential building activity — dropped by 10.3 per cent in 2008, suggesting further weakness in the housing market. The national retail sales market continued to grow in 2008, with sales rising 3.4 per cent over 2008. Notable gains were made in used vehicles, home electronics and appliance stores, supermarkets, as well as gasoline stations.

International Economy

The Japanese economy contracted in 2008 with real GDP shrinking by 0.6 per cent, down from the 2.4 per cent experienced in 2007. The decline was largely attributable to a decline in exports and waning domestic demand extending from the global economic crisis.

Europe’s economy grew at a slower rate last year, expanding by 0.9 per cent — a drop from the 2.7 per cent increase in 2007. Slower GDP growth in nearly all European countries, most notably Ireland and Italy, contributed to the decline.

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

The International Monetary Fund estimates that growth in global real GDP fell in 2008 to 3.2 per cent from the 5.2 per cent observed in 2007. Expanding Asian economies, especially those of China and India, are keeping the world economy growing at a robust rate. China’s economy grew by 9.0 per cent in 2008, even after expanding by a remarkable 13.0 per cent in 2007. GDP growth in India reached 7.3 per cent in 2008, and the Commonwealth of Independent States(2) expanded by 5.5 per cent.

Chart 1.2 External economic growth

Source: International Monetary Fund

Financial Markets

The Bank of Canada lowered its overnight target rate in 2008, dropping the rate a total of 2.75 per cent over the course of the year in response to the significant slowdown in global economic conditions. The Bank steadily eased the rate over the course of the year, moving from 4.25 per cent in early January down to 1.50 per cent in December.

Facing a sharp fall-off of economic activity in the latter half of 2008, the US Federal Reserve Board cut its intended rate with a series of bold policy actions, moving from 4.25 per cent in early January down to 0.13 per cent by year end.

The Canadian dollar began 2008 trading around par with the US dollar and maintained a fairly high value throughout the year. The noon spot rate peaked at 102.9 US cents on February 28, 2008. However, the loonie depreciated sharply in the latter half of the year, mainly attributed to sliding commodity prices and the weaker outlook for the Canadian economy in the wake of the global financial crisis. For the year, the dollar averaged 93.7 cents US, compared to 93.1 cents US in 2007.

(2)   The Commonwealth of Independent States includes Azerbaijan, Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan and Ukraine.

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

Chart 1.3 Canadian dollar

Source: Bank of Canada

British Columbia Economy(3)

British Columbia’s real GDP contracted 0.3 per cent in 2008, a swing from the 3.0 per cent climb observed in 2007.

Chart 1.4 British Columbia real GDP by component

Source: Statistics Canada

Gains in real consumer spending eased in 2008, growing by 2.8 per cent compared to strong growth of 5.2 per cent in 2007. Retail sales, which are reported in nominal terms, grew only 0.3 per cent for the year, with major declines evident in the last few months of 2008. Housing starts in BC dropped significantly in 2008, averaging 34,321 units on the year — a decline of 12.4 per cent over 2007.

(3)   GDP estimates are based on Statistics Canada’s preliminary Provincial Accounts for 2008, released in April 2009. Further information on British Columbia’s economic performance will be released in November 2009, when Statistics Canada releases revised GDP data for 2008 and previous years.

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

Employment in BC continued a steady rate of growth in 2008, increasing 2.1 per cent over 2007 while the provincial labour force expanded by 2.5 per cent. At the same time, the unemployment rate rose slightly to 4.6 per cent in 2008, up from a very low 4.2 per cent in 2007.

The pace of total real business investment growth idled in 2008, increasing by only 1.1 per cent, marking the second straight year in which there has been little change in total business investment. Residential investment decreased by 4.1 per cent, following a 2.2 per cent gain the previous year. However, this decrease was offset by the 8.5 per cent jump in business non-residential investment and a 2.8 per cent increase in business machinery and equipment investment in 2008.

As cited in the government’s Major Projects Inventory, investment figures for 2008 include spending on major capital projects across the province. Some of these projects are:

•      South Fraser Perimeter Road;

•      Royal Jubilee Patient Care Centre;

•      Golden Ears Bridge;

•      Canada Line;

•      Vancouver Convention Centre Expansion Project;

•      Surrey Memorial Outpatient Facility;

•      SeatoSky Highway Improvement Project;

•      Port of Nanaimo Centre / Vancouver Island Conference Centre;

•      Kicking Horse Canyon Project — Highway 1 Improvements; and

•      Kelowna General Hospital Expansion.

The nominal value of BC’s manufacturing shipments fell by 6.8 per cent in 2008, due primarily to the declining value of commodity shipments and slower demand from the US. The value of shipments of wood products fell 16.5 per cent on the year, following a 24.4 per cent slide in 2007 — mainly attributed to falling lumber prices in both years. The value of paper shipments also declined in 2008, dropping by 7.7 per cent following a rise of 4.5 per cent in 2007.

Exports

By Destination:

The value of BC’s current dollar foreign merchandise exports increased by about $1.6 billion (or 5.2 per cent) in 2008. Weaker external demand from a rapidly slowing US economy (and its negative effect on demand for BC lumber products) was offset by a surge in energy exports, contributing to the overall increase in 2008. Excluding energy, the value of exports fell by 7.4 per cent compared to the prior year. Exports to the US, BC’s largest trading partner, slumped again in 2008 — this time by 7.6 per cent on the year. This follows a decline of 7.0 per cent in 2007, and reflects the fallout of the US housing market collapse. Exports to Japan increased by 21.5 per cent in 2008, improving on a decrease of 12.2 per cent in 2007. The increase was almost exclusively driven by rapid growth in coal exports. Similarly, BC’s exports to Pacific Rim countries (excluding

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

Japan and China) showed positive growth in 2008, increasing by 33.7 per cent. Price effects pushed up the value of international exports for the year even though the volume of goods exported was considerably lower than in 2007. Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity.

Chart 1.5 Export shares by market

Source: BC Stats

The US received a smaller proportion of BC’s total international exports in 2008 compared to 2007. The US accounted for 53.1 per cent of the total, down from 60.5 per cent in 2007. In contrast, the Pacific Rim (including Japan and China) took in 32.3 per cent of BC’s total exports to the world in 2008, up from 27.3 per cent in 2007.

By Commodity:

Current dollar energy product exports surged in 2008, jumping 56.5 per cent to $9.7 billion on the year. This increase in 2008 was driven by a substantial rise in the value of coal exports which grew 117.4 per cent to $5.4 billion over the previous year. On the whole, international demand for commodities such as metals, fuel and lumber dropped in the latter half of 2008 as producers and consumers around the world cut back on spending. The value of metallic mineral product exports fell 2.8 per cent to $3.3 billion, marking a second straight year of decline. The value of wood product exports also dropped in 2008, falling 24.5 per cent to $5.4 billion, while the value of pulp and paper exports declined by 8.2 per cent to $4.7 billion. Prices for lumber products declined by 12.2 per cent in 2008, while the price of pulp increased 7.6 per cent and newsprint increased 15.1 per cent compared to 2007.

•                  Lumber prices averaged $219 US per thousand board feet in 2008, down from $249 US in 2007.

•                  Pulp prices grew in 2008, averaging $853 US per tonne, up from $793 US in the previous year.

•                  Newsprint prices increased to average $687 US per tonne in 2008, compared to $597 US per tonne in 2007.

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

Chart 1.6 Lumber and natural gas prices

Source: Madison’s Lumber Reporter and Ministry of Energy, Mines and Petroleum Resources

In real terms, international exports of goods and services fell by 9.0 per cent in 2008, while interprovincial exports contracted by 3.0 per cent on the year. At the same time, imports from international trade decreased by 1.0 per cent while interprovincial imports declined by 1.4 per cent.

In total, in 2008, the slump in exports was only partially offset by a modest decline in the value of imports. Real exports contracted by 6.8 per cent on the year while real imports shrank by 1.2 per cent, resulting in a further decline in BC’s trade balance.

Population

BC welcomed 61,559 net migrants into the province in 2008, including 55,109 from international sources and 6,450 from other Canadian provinces and territories. Historically, BC’s population has grown faster than the national average. From 1998 to

Map 1.1 Net interprovincial and international migration in BC, 2008

Net Population Movement For British Columbia

Jan 2008 to Dec 2008

Net Inflow : 61,559 Persons

Source: BC Stats

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

2002, BC’s population growth slowed due to a net outflow of people to other parts of Canada. However, this trend has changed course since 2003, returning to a net positive inflow of migrants from other provinces.

British Columbia’s population is aging, as the province’s baby boom generation, born between 1946 and 1964, is currently between their mid 40s and early 60s (see Chart 1.7). As a result, there will be a substantial increase in the number of retired British Columbians over the next few years. The “bust” generation (born during a period of lower birth rates) is currently in their mid 20s to early 30s, with the “baby boom echo” generation currently hovering around 20 years old.

Chart 1.7 British Columbia population by age and sex, 2008

Source: BC Stats and Statistics Canada

Labour and Income Developments

The year 2008 saw annual average employment in BC rise by 2.1 per cent, or 48,000 jobs. This rate ranked third among provinces, outdone only by growth rates of 2.7 per cent and 2.2 per cent in Alberta and Saskatchewan, respectively. BC’s unemployment rate averaged 4.6 per cent for the year, a slight increase from a very low 4.2 per cent in 2007. Despite a positive growth rate for the year, BC saw total employment declines starting in September, as the effects of the global downturn took hold.

Total employment in BC’s goods-producing sector increased by 1.1 per cent in 2008. Employment in the construction industry had another robust year, as 23,900 jobs were added – an annual increase of 12.1 per cent. Employment in the primary industries decreased by 4,400 jobs, or 5.3 per cent, including forestry, which experienced a sizable drop of 28.4 per cent, or 6,900 jobs lost, in 2008. The manufacturing sector also saw a decline in employment, dropping 17,700 jobs – a decrease of 8.6 per cent. The most significant job losses in the manufacturing industry occurred in the wood products sector, which lost 10,400 jobs in 2008 (see Table A1.5 for more details).

BC’s service industries grew 2.4 per cent in 2008, adding 42,200 jobs to the BC economy, with the health and welfare services industry leading the way with 5,900 new employees. The finance, insurance and real estate services sectors offered 2,200 new jobs,

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

while the transportation and warehousing sector added 2,400 new jobs. In addition, employment in BC’s wholesale trade industry experienced strong growth in 2008, with an increase of 6,000 jobs, or 7.3 per cent.

British Columbia’s labour force grew by 2.5 per cent in 2008, after expanding by 2.7 per cent in 2007.

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2004	2005	2006	2007	2008

Population (as of July 1)	(thousands)	4155	4,197	4,244	4,310	4,382
	(% change)	0.8	1.0	1.1	1.6	1.7

Net Migration
International	(persons)	34,726	43,610	39,990	42,757	55,109
Interprovincial	(persons)	7,785	7,212	12,799	15,520	6,450

Labour Force	(thousands)	2,222	2,263	2,305	2,366	2,426
	(% change)	1.4	1.9	1.8	2.7	2.5

Employment	(thousands)	2,063	2,131	2,196	2,266	2,314
	(% change)	2.4	3.3	3.1	3.2	2.1

Unemployment Rate	(%)	7.2	5.9	4.8	4.2	4.6

Source: Statistics Canada

Prices and Wages

BC’s Consumer Price Index (CPI) rose by 2.1 per cent in 2008, up from the 1.8 per cent observed in 2007. Gasoline prices climbed again in 2008, this time by 12.5 per cent. Shelter and food costs also increased through 2008, up 3.1 per cent and 3.3 per cent respectively.

Table 1.2 Price and Earnings Indices

	Units	2004	2005	2006	2007	2008

Consumer Price Index	(2002=100)	104.2	106.3	108.1	110.0	112.3
(British Columbia)	(% change)	2.0	2.0	1.7	1.8	2.1

Average weekly earnings	($)	686.7	704.5	726.0	747.8	780.9
	(% change)	0.4	2.6	3.1	3.0	4.4

Labour income (1)	($ millions)	80,599	85,805	93,963	99,894	105,506
	(% change)	6.6	6.5	9.5	6.3	5.6

Personal income (1)	($ millions)	124,263	131,454	142,195	151,836	159,739
	(% change)	6.1	5.8	8.2	6.8	5.2

Corporate profits (pre-tax) (1)	($ millions)	16,764	19,411	22,089	21,385	21,857
	(% change)	35.6	15.8	13.8	(3.2)	2.2

(1) As of April 2009 Provincial Economic Accounts

Source: Statistics Canada

Wages, salaries and supplementary labour income grew by a healthy 5.6 per cent in 2008, signaling strong employment gains. Although this was a slight decrease from the robust 6.3 per cent growth rate observed in 2007, it still led to a gain of 5.2 per cent in total personal income. Additionally, corporate profits experienced an increase of 2.2 per cent last year, improving on a decline of 3.2 per cent in 2007.

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

Consumer Expenditure and Housing

Slower growth in domestic demand for goods and services contributed to BC’s weak economic performance in 2008. BC saw real consumer spending increase by 2.8 per cent in reaction to growing uncertainties stemming from the global economic crisis. The ease in consumer spending was also reflected by a modest increase of 0.3 per cent in the total value of retail sales on the year.

Housing starts in BC weakened in 2008, falling 12.4 per cent compared to a strong growth rate of 7.6 per cent in 2007. This decline marked the end of a robust growth trend in housing starts experienced by the province since 2001.

Effects of the decelerated housing market spread with the value of residential building permits falling 19.9 per cent in 2008, after experiencing robust growth since 2001. Worsening global economic conditions and uncertainty in the labour market contributed to the decline, despite the low mortgage rates observed during the year.

Similarly, the value of non-residential building permits in BC dropped by 6.5 per cent to reach $3.7 billion. Declines were experienced in all categories with industrial permits and commercial permits decreasing by 9.8 per cent and 0.9 per cent respectively, while institutional permits sunk by 20.7 per cent compared to 2007.

Chart 1.8 British Columbia building permits by category

Source: Statistics Canada

Industrial Structure and Performance

The province’s rich endowment of natural resources and their development historically formed the backbone of British Columbia’s economic structure. In the past, the economy was largely based on primary and secondary forest production. Other natural resource sectors, such as agriculture, mining (including oil and gas) and fishing (including aquaculture) also contributed significantly.

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

In recent years, a more diversified economy has emerged, supported by many non-resource activities such as film, food and tourism, and other value-added industries. BC’s economy matured into a more broadly based structure that became less vulnerable to changes in international markets for natural resources.

GDP in BC’s construction sector grew 4.2 per cent in 2008, driven by strength in the residential housing market during the first half of the year. Public administration also experienced growth, with real GDP in this industry rising 3.8 per cent over the previous year. However, the manufacturing industry, as well as forestry and logging, experienced continued declines, falling 10.5 per cent and 18.2 per cent, respectively, on the year.

Tourism

The US economic slowdown, Canada’s strong dollar in the early half of the year and tighter border security all worked to hamper tourism in BC in 2008, leading to fewer visits from the US. The total number of visitors entering BC in 2008 fell 8.9 per cent, following a 3.9 per cent decrease in 2007. Total US visitors entering BC in 2008 dropped by 11.6 per cent from the previous year while the change to the number of overseas visitors decreased by 0.1 per cent on the year. Overall room revenues inched up by 0.4 per cent over 2007 despite a decline in the number of visitors.

Chart 1.9 Visitor entries to British Columbia

Source: Statistics Canada

2009 Financial and Economic Review – September 2009

Chapter 1 – Economic Review

Chart 1.10 British Columbia tourism industry

Source: BC Stats

Conclusion

British Columbia’s economy contracted by 0.3 per cent in 2008. Real exports of goods and services were a major source of weakness in the BC economy, falling 6.8 per cent compared to 2007. As well, residential investment declined 4.1 per cent compared to a growth rate of 2.2 per cent the year prior. Offsetting these losses were gains in non-residential investment which increased by 8.5 per cent, while government expenditures grew by 4.2 per cent on the year.

Fallout from global economic instability also filtered into BC’s housing market with housing starts dropping 12.4 per cent compared to 2007. In addition, non-residential building permits decreased by 6.5 per cent while BC’s trade market also suffered in 2008, as manufacturing shipments continued to slip, falling 6.8 per cent on the year.

Despite the economic downturn in 2008, significant weakness during the latter part of last year, employment in BC rose 2.1 per cent in 2008. At the same time, BC’s annual unemployment rate remained low, averaging 4.6 per cent for the year.

2009 Financial and Economic Review – September 2009

Chapter Two

Financial Review (1)

(1) Reflects 2008/09 Public Accounts released on July 9, 2009.

2009 Financial and Economic Review – September 2009

Chapter 2 – Financial Review

2008/09 Overview

Table 2.1 Operating Statement

	Budget	Actual	Actual
($ millions)	2008/09	2008/09	2007/08 (1)
Revenue	38,490	38,328	39,800
Expense before negotiating framework incentive	(37,690)	(38,248)	(36,519)
Negotiating Framework incentive payments	—	(2)	(4)
Climate Action dividend	—	—	(440)
Surplus before forecast allowance	800	78	2,837
Forecast allowance	(750)	—	—
Surplus	50	78	2,837

(1) Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2009.

The provincial government ended the 2008/09 fiscal year with a surplus of $78 million, $28 million higher than the budgeted surplus of $50 million (see Chart 2.1). The financial results represented the provincial government’s fifth consecutive surplus despite the decline in revenue in the last half of the fiscal year.

The modest improvement from budget reflected:

• a $162 million decrease in revenue consisting of:

•

a $387 million decrease in taxpayer-supported program and agency revenue, primarily due to reduced taxation revenue, partially offset by higher revenue from natural resources and federal transfers, offset by

• a $225 million increase in commercial Crown corporation net income, primarily due to lower ICBC claims cost;

• a $560 million increase in taxpayer-supported program and agency expense, mainly reflecting priority spending initiatives in health care, housing, and strategic investment in communities; and

• the ability of the $750 million forecast allowance to absorb all but $28 million of the revenue shortfall and spending increases.

Financial information in this publication, including this chapter and Appendices 2 and 3, is derived from the government’s Public Accounts.

Chart 2.1 2008/09 Surplus — major changes from Budget 2008

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Revenue

In 2008/09, revenue totaled $38.3 billion, down 3.7 per cent from 2007/08 and $162 million lower than budget. Compared to budget, the effects of slower economic growth resulted in lower revenues from taxation, forests, investment earnings and fees; partially offset by higher sales of Crown land tenures, natural gas royalties, coal revenue, federal government contributions and commercial Crown corporation net income.

Chart 2.2 Revenue changes from Budget 2008

Major changes from the 2008/09 budget included:

•

Personal income tax revenue was down $607 million reflecting the effects of weaker 2007 tax assessments; advancing tax cuts previously planned to be implemented in 2009; and reduced tax returns of higher income individuals in 2008 and 2009 reflecting volatility in financial and equity markets.

•

Corporate income tax revenue was up $695 million mainly due to higher tax assessments for 2007 and prior years ($683 million). The final 2007 corporate income tax base increased 11.3 per cent annually compared to a 3.2 per cent decline in BC corporate profits, indicating the volatility associated with corporate income tax revenues.

•

Revenue from social service tax was $326 million below budget and down 2.2 per cent from the previous year. The decline from budget was mainly due to weaker-than-expected retail sales activity, particularly automobiles and other durable goods; and lower residential investment.

•

Property transfer tax revenue was $305 million lower than budget and down 33.1 per cent from the previous year. The budget forecast assumed a moderate decline to trend revenue over three years whereas revenue decreased significantly more than anticipated as the 25.7 per cent drop in the number of sales and the 10.3 per cent decline in the average sale price outweighed the decrease in BC housing starts.

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Table 2.2 Consumption and Other Tax Revenues Change from Budget 2008

Revenue
changes
($ millions)

Social service	(326)

Property transfer	(305)

Fuel	(66)
Carbon	(32)

Other taxes (mainly corporation capital)	29

	Budget
Indicators (annual percent change)	2008	Actual

Consumption of durable goods	3.0%	-4.9%
Residential investment	3.8%	-2.1%
Gradual return to trend revenue	-5.1%	-33.1%
BC housing starts	-11.7%	-12.4%
Gasoline volumes		-2.8%
Diesel volumes		-6.7%
Total gasoline and diesel volumes	2.0%	-4.2%

•	Fuel and carbon tax revenues were down $98 million mainly due to the effects of weaker economic growth on consumption of clear gasoline and diesel.

•

Natural gas royalties were $149 million above budget as higher prices and production volumes were partly offset by increased utilization of credit and royalty program offsets. Natural gas prices fell in the latter half of the year reflecting weak market demand and high storage levels. For example, in March 2009, North American natural gas storage levels were 22.2 per cent higher than the previous five-year average for the month of March; and the natural gas price had fallen to $3.33 compared to the full-year average of $6.32 and the high of $9.33 in June 2008 ($Cdn/gigajoule, plant inlet). This illustrates the volatile nature of this revenue source.

Table 2.3 Energy and Mineral Revenues Change from Budget 2008

Revenue
changes
($ millions)

Natural gas royalties	149

Crown land tenures	273

Coal	153
Other metals and minerals	(49)
Columbia River Treaty electricity sales	(15)
Petroleum royalties and other	(9)
502

	Budget
Indicators	2008	Actual

Natural gas price ($Cdn/GJ, plant inlet)	$5.65	$6.32
Production (annual change)	0.1%	3.3%
Bid price per hectare ($)	$710	$3,710
Bonus bid cash reciepts ($ million)	$455	$2,425
Metallurgical coal price ($US/tonne)	$105	$237
Copper price ($US/lb)	$3.19	$2.66
Electricity price ($US/Mwh)	$65.00	$55.69
Oil price ($US/bbl)	$84.02	$76.42

•

Revenue from the sale of Crown land tenures was $273 million above budget primarily due to the high bonus bid price per hectare paid by industry during the year. At $3,710/hectare, the average bid price was $3,000 higher than assumed and 99 per cent higher than 2007/08 indicating industry’s continued interest in exploring and developing BC resources — especially deep and shale natural gas reserves. The record $2.4 billion in cash receipts was almost $2 billion higher than assumed and will be recognized as revenue over eight years.

•	Revenue from other energy and minerals was $80 million above budget:

	•	coal revenue was up $153 million due to higher contract prices negotiated early in the year; partly offset by

	•	lower revenue totaling $73 million from metals, petroleum royalties and electricity sales under the Columbia River Treaty resulting from lower commodity prices.

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•

Forests revenue was $394 million below budget, and down 48.7 per cent from the previous year mainly due to the collapse in the US housing market resulting in low lumber prices and reduced Crown harvest volumes. Interior stumpage rates were also impacted by the effect of the mountain pine beetle infestation on log quality and grade. In addition, depressed lumber prices and weak lumber exports to the US reduced border tax collections administered by the federal government under the Softwood Lumber Agreement; and forest sector losses contributed to lower logging tax revenue.

Table 2.4 Forest Revenues Change from Budget 2008

Revenue
changes
($ millions)

Stumpage from timber tenures	(160)
BC Timber Sales	(98)
Softwood Lumber Agreement border tax	(101)
Logging tax and other	(35)
(394)

	Budget
Indicators	2008	Actual

SPF 2x4 ($US/1000 bf, calendar year)	$213	$219
Interior timber tenures stumpage rate ($/m3)	$8.01	$4.39
Harvest volumes (million m3)	59.0	50.0
US lumber exports (billion bf)	8.0	6.2

•	Revenue from other taxpayer supported sources was $80 million below budget:

•

fee and licence revenue was down $56 million as the elimination of the Coquihalla tolls and lower collections from sales and lease activities in the Crown Land Special Account were partially offset by higher Medical Service Plan premiums and fees collected by post-secondary institutions;

•

investment earnings were down $80 million as lower results from post-secondary institutions reflecting poor endowment earnings due to market volatility were partly offset by improved earnings from strong cash balances earlier in the year and higher sinking fund earnings; and

•

revenue from miscellaneous sources and sales of goods and services was up $56 million as higher recoveries in support of ministry program spending and improved results from the health sector were partly offset by weaker revenues from post-secondary institutions and taxpayer supported Crown agencies.

•	Total federal government contributions were up $180 million due to:

•

a $132 million increase from new trusts and cost-sharing agreements negotiated during the year, including the Community Development Trust, the Police Officers Recruitment Fund, the Labour Market Agreement, and the Labour Market Development Agreement;

•

a $51 million decrease in health and social transfers as an $86 million reduction in the 2008/09 entitlement, mainly due to a lower population share resulting from Census adjustments, was partially offset by $35 million increase from prior years’ entitlements (primarily 2006/07); and

	•	a $99 million increase in other federal contributions, including:

		•	$11 million for the Pan Canadian Health Surveillance Program;

		•	$30 million for prior year entitlements related to the Disaster Financial Assistance ($17 million) and the Canada Study Grant programs ($13 million);

		•	$28 million in support of the Millennium Scholarship Fund and immigration and multiculturalism programs; and

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Chart 2.3   Federal contributions changes from Budget 2008

•

$30 million for other cost-shared initiatives, including Mountain Pine Beetle Epidemic Response ($9 million), BC150 ($7 million), Child and Family Development ($6 million) and Aboriginal Health Transition Fund ($5 million).

•	Commercial Crown corporation net income of $2.9 billion was $225 million higher than budget but $69 million lower than 2007/08. Major changes from budget include:

•

BC Hydro net income was $8 million higher than plan after the inclusion of regulatory account transfer income. However, operating income before regulatory account transfers was $319 million below plan, reflecting lower domestic revenues, particularly in the large industrial sector which was impacted by the weakness in the forestry sector of the economy, and to higher costs for energy purchases due to lower than average water inflows and unexpected outages which reduced generation levels during the year.

•

ICBC results were up $240 million mainly resulting from higher revenue (up $19 million), lower claims incurred costs (down $135 million), lower prior year claims costs (down $215 million), and lower operating expenses (down $17 million), partially offset by lower investment earnings (down $147 million) due to instability in global markets.

	•	Liquor Distribution Branch income was up $38 million due to improved sales.

	•	BC Lottery Corporation income was down $19 million reflecting lower net income from casino operations and lotteries (down $60 million), partially offset by lower operating expenses (down $37 million).

	•	British Columbia Railway Company results were down $39 million reflecting delays in the preparation and sale of non-core real estate assets due to zoning issues and poor market conditions.

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on commercial Crown corporations is provided in Chapter 3.

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Table 2.5   Revenue by Source

	Budget	Actual	Actual
($ millions)	2008/09	2008/09	2007/08
Taxation
Personal income	6,700	6,093	6,956
Corporate income	1,343	2,038	2,250
Social service	5,284	4,958	5,072
Fuel	957	891	935
Carbon	338	306	—
Tobacco	705	708	692
Property	1,861	1,848	1,795
Property transfer	1,020	715	1,068
Corporation capital	69	108	117
Other taxes (1)	532	532	521
	18,809	18,197	19,406

Natural resource
Natural gas royalties	1,165	1,314	1,132
Forests	952	558	1,087
Other natural resource (2)	1,606	1,976	1,559
	3,723	3,848	3,778

Other revenue
Medical Services Plan premiums	1,571	1,595	1,557
Other fees (3)	2,505	2,425	2,429
Investment earnings	884	804	1,139
Miscellaneous	2,509	2,565	2,617
	7,469	7,389	7,742

Contributions from the federal government
Health transfer	3,387	3,344	3,294
Social transfer	1,407	1,399	1,320
Other federal contributions	1,015	1,246	1,317
	5,809	5,989	5,931

Commercial Crown corporation net income
BC Hydro	358	366	370
Liquor Distribution Branch	854	891	857
BC Lotteries (net of payments to the federal government)	1,101	1,082	1,080
ICBC	272	512	633
Transportation Investment Corporation (Port Mann)	—	(8)	—
Other	95	62	34
	2,680	2,905	2,974
Total revenue	38,490	38,328	39,831

(1)          Insurance premium and hotel room taxes.

(2)          Columbia River Treaty, other energy and minerals, water rental and other resources.

(3)          Post-secondary, healthcare-related, motor vehicle, and other fees.

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Table 2.6 Expense by Function

	2008/09
		Contingencies	Restated		Actual
($ millions)	Budget	Allocation (1)	Budget	Actual	2007/08 (2)
Health
Medical Services Plan	3,375	—	3,375	3,406	3,247
Pharmacare	1,018	—	1,018	1,010	955
Regional services	9,631	—	9,631	9,794	9,038
Other healthcare expenses (3)	861	3	864	911	996
	14,885	3	14,888	15,121	14,236

Education
Elementary and secondary	5,711	—	5,711	5,740	5,521
Post-secondary	4,329	—	4,329	4,565	4,300
Other education expenses (4)	173	—	173	172	165
	10,213	—	10,213	10,477	9,986

Social services
Social assistance (3),(4)	1,349	14	1,363	1,379	1,297
Child welfare (3)	1,142	—	1,142	1,144	992
Community living and other services	771	7	778	722	756
	3,262	21	3,283	3,245	3,045
Protection of persons and property	1,566	59	1,625	1,592	1,579
Transportation	1,334	19	1,353	1,422	1,398
Natural resources and economic development	1,753	23	1,776	1,683	1,961
Other	1,413	37	1,450	1,742	1,398
Contingencies	325	(197)	128	—	—
General government	681	33	714	842	677
Debt servicing costs	2,258	—	2,258	2,144	2,239
	37,690	(2)	37,688	38,268	36,519
Climate Action Dividend	—	—	—	(20)	440
Negotiating Framework incentive payments	—	2	2	2	4
Total expense	37,690	—	37,690	38,250	36,963

(1)          Includes one-time funding for cost pressures.

(2)          Prior year comparative figures have been restated to reflect government’s accounting policies as of March 31, 2009.

(3)          Payments for healthcare services by MHSD and MCFD made on behalf of their clients are reported in the Health function.

(4)          Payments for training costs by MHSD made on behalf of their clients are reported in the Education function.

Expense

In 2008/09, government expenses totaled $38.3 billion, $560 million higher than budget and a 3.5 per cent increase over the previous year.

The increase from budget reflected $377 million in spending on priority initiatives funded by Supplementary Estimates; $311 million in spending funded by recoveries from individuals and organizations outside of the government entity; $193 million in increased healthcare employee benefits liabilities resulting from a recent actuarial valuation of the benefits plans; and $37 million in other spending changes.

These increases were partially offset by debt servicing savings of $114 million due to lower taxpayer-supported debt balances, partially offset by Warehouse Borrowing Program costs; a $116 million reduction in prior year liabilities that had been accrued by ministries at the end of 2007/08; and Contingencies funding of $128 million that was unneeded due to lower than expected ministry spending.

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Chart 2.4   Expense changes from Budget 2008

The priority spending initiatives were:

•                  Strategic investment in communities ($208 million), including additional funding for local governments to provide greater flexibility to address their communities’ priorities and immediate needs, and in order to provide funding for local initiatives such as Towns for Tomorrow and regional transportation projects.

•                  Olympic Games security and Paralympics ($84 million) fulfilled the province’s commitment under the current federal/provincial funding arrangements.

•                  Other initiatives ($85 million) included funding provided in support of the social housing and the art/culture/heritage projects in the province; and for adjustments to reflect an updated actuarial estimate of government’s liability for the public service’s long term disability plan.

The additional spending of $311 million recovered from individuals and organizations outside of the government entity mainly reflects $231 million in additional funding provided by the federal government under existing and new agreements (see Chart 2.3). The remaining $80 million includes additional recoveries of health care costs for out-of-province clients and expenses arising from administering the student loan program, partially offset by lower regulatory cost recoveries.

Expense Results by Function

Health expense was $233 million higher than budget, primarily due to the $193 million impact of a recent actuarial valuation of healthcare employee benefits liabilities. The remaining $40 million increase from budget reflected higher health care expenses incurred by out-of-province clients, which are recovered from those clients or their healthcare insurers, and additional social service health costs.

Education expense was $264 million above budget, reflecting higher staffing and operating costs of schools ($29 million) and post-secondary institutions ($31 million), as well as the allocation of funding towards justice education and healthcare training programs ($148 million). The increase also reflected higher Labour Market Development Agreement and other program spending whose costs are recovered from the federal government ($62 million).

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Social Services expense was $38 million below budget, reflecting the reallocation of $56 million in community living and other funding primarily towards client support needs in the area of medical costs (reported under the Health function), partially offset by higher social assistance and child welfare costs of $18 million.

Protection of Persons and Property expense was $33 million lower than budget, mainly due to lower regulatory cost recoveries ($8 million); unused Crown Proceeding Act budget ($19 million); and funding reallocated to justice education programs ($27 million), which is reported under the Education function. These savings were partially offset by additional spending funded by the labour market agreements with the federal government ($19 million), and by priority spending on First Nations internet connectivity ($2 million).

Transportation expense was $69 million over budget, mainly reflecting the province’s $20 million investment in regional transportation projects (a priority initiative), and a $21 million increase in BC Transportation Financing Authority operating costs.

Natural Resources and Economic Development expense was $93 million lower than budget, mainly due to fewer Crown land grants ($77 million), lower BC Timber sales costs ($50 million), and reduction in prior-year expense accruals related to VIGAS agreement ($23 million). These savings were partially offset by higher forest firefighting costs ($26 million) and increased spending recovered from third parties ($35 million), including costs for fire suppression and mining safety enforcement.

Other expense was $292 million over budget, mainly reflecting $315 million in spending on priority initiatives funded through Supplementary Estimates, such as local community projects ($186 million), 2010 Olympic Winter Games security costs ($84 million), the acquisition of social housing ($30 million), and grants to support arts and culture ($15 million). This spending was partially offset by savings in management costs for parks and recreational sites.

Contingencies funding, net of negotiating framework payments of $2 million, was $128 million below budget, reflecting lower than expected ministry spending that reduced the need for Contingencies vote coverage.

General Government expense was $128 million over budget. Of this amount, $40 million related to priority spending on employee long term disability costs, plus an additional $13 million in employee health benefits costs recovered from third parties. Other increases reflect higher costs incurred for services provided by Shared Services BC and the Chief Information Office to external clients ($13 million), which were charged back to those clients; higher spending on tax audits ($11 million), recovered from additional revenue; and higher costs of the Legislature ($10 million).

Debt Servicing expense was $114 million below budget, mainly due to $1.3 billion in lower taxpayer-supported debt balances (estimated impact of $74 million); lower than forecast interest rates, resulting in a 0.2 per cent reduction in the average cost of debt (estimated impact of $51 million); and higher than expected sinking fund earnings ($26 million). These savings were partially offset by the costs of additional self-supported debt, including the Warehouse Borrowing Program ($37 million).

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on 2008/09 spending by entity is provided in Appendix Table A3.8 (a cross reference between government entities and 2008/09 functional spending) and Appendix Table A3.1 (ministry spending compared to budget and the prior fiscal year).

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Provincial Capital Spending

Capital spending in 2008/09 totaled $5.5 billion, $226 million below budget (see Chart 2.5). Spending on education and health facilities accounted for 35 per cent of total capital investments, power generation and transmission projects for 26 per cent, and highway/public transit projects for 20 per cent (see Chart 2.6 and Table 2.7).

Chart 2.5 Capital spending changes from Budget 2008

Taxpayer-supported capital spending includes schools, hospitals, post-secondary facilities, social housing and transportation projects, plus minor capital spending by ministries and other minor taxpayer-supported agencies. In 2008/09, spending of $3.8 billion was $81 million below budget mainly due to:

•                  Education facilities — down $76 million, reflecting construction schedule adjustments, lower than expected funding on self-funded university projects and reduced acquisition of computers, furniture and equipment, and vehicles. Specific projects include:

•                  post-secondary institutions spent $48 million les than projected on various projects, including the UBC Pharmacy building and Health Sciences Complex, the BCIT boiler facility replacement, and self-funded projects; and

•                  school districts spent $28 million less than projected on various replacement projects including J. Lloyd Crowe Secondary, Glen Elementary, and Highland Elementary.

•                  Health facilities — down $32 million, reflecting lower than expected spending on various health facilities’ building projects and the timing of spending on projects such as the Prince George Complex Care Centre and the clinical information system at Provincial Health Services Authority;

•                  Vancouver Convention Centre — the main building substantially complete at $764 million, resulting in unneeded contingencies of $46 million for this stage of the project;

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Table 2.7 Capital Spending

	Budget	Contingencies	Restated	Actual	Actual
($ millions)	2008/09	Allocation	Budget	2008/09	2007/08
Taxpayer-supported
Education
Schools (K–12)	441	—	441	413	380
Post-secondary	706	—	706	658	782
Health	924	—	924	892	881
BC Transportation Financing Authority	884	—	884	881	884
Vancouver Convention Centre expansion project	288	—	288	242	251
Government operating (ministries)	286	64	350	430	335
Other (1)	130	132	262	262	159
Capital spending contingencies	200	(196)	4	—	—
Total taxpayer-supported	3,859	—	3,859	3,778	3,672
Self-supported commercial
BC Hydro	1,663	—	1,663	1,400	1,076
BC Transmission Corporation	21	—	21	19	70
Columbia River power projects (2)	19	—	19	32	29
Transportation Investment Corporation (Port Mann)	—	—	—	165	—
BC Rail	30	—	30	10	20
Insurance Corporation of British Columbia (3)	30	—	30	22	23
BC Lotteries	124	—	124	97	60
Liquor Distribution Branch	20	—	20	17	18
Total self-supported commercial	1,907	—	1,907	1,762	1,296
Total capital spending	5,766	—	5,766	5,540	4,968

(1)          Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Transit and other service delivery agencies.

(2)          Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

(3)          Includes ICBC Properties Ltd.

•                  Government operating (ministries) – up $80 million funded by Supplementary Estimates, reflecting additional priority spending on E–health initiatives, acquisitions of hardware and software to support ministry service delivery as well as upgrades to the information technology network and the Sierra-Yoyo-Desan road; and

•                  Other taxpayer-supported entities – down $7 million.

The changes from budget reflect the allocation of $196 million of capital funding contingencies to offset the purchase of single room occupancy hotels ($96 million), upgrades to BC Place stadium ($36 million) and government ministry priorities ($64 million).

More than 82 per cent of self-supported commercial Crown corporation capital spending is for electricity generation, transmission and distribution projects undertaken by BC Hydro, BC Transmission and for Columbia River power projects. The remaining 18 per cent represents capital spending by the Transportation Investment Corporation (Port Mann) BC Rail, ICBC, BC Lotteries and the Liquor Distribution Branch. Overall spending for these agencies was below budget by $145 million mainly due to:

•                  BC Hydro – $263 million below budget mainly reflecting reduced spending on connecting independent power producer projects and approval delays for the Central Vancouver Island transmission line;

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Chart 2.6   Capital spending, 2008/09

•                  Transportation Investment Corporation – $165 million above budget reflecting commencement of the Port Mann Bridge/Highway 1 redevelopment project;

•                  BC Lotteries – $27 million below budget reflecting completion of Players First initiatives using less capital intensive solutions and delays in business transformation programs; and

•                  BC Rail – $20 million below budget reflecting delayed real estate site preparation costs.

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Appendix Table A3.11. During 2008/09, over $1.8 billion was invested in these larger enterprises that will provide long-term social and economic benefits for the province.

Provincial capital infrastructure spending is financed through a combination of sources:

•                  cash balances;

•                  partnerships with the private sector (public-private partnerships or P3s);

•                  cost-sharing with partners; and

•                  borrowing (debt financing).

Chart 2.7 shows that 42 per cent of 2008/09 taxpayer-supported capital spending was financed from operating surpluses and cash balances, 36 per cent from direct borrowing, 14 per cent from external capital contributions and 8 per cent from public-private partnerships.

Commercial Crown corporation capital spending of $1.8 billion was financed 45 per cent from operating surpluses and cash balances ($797 million) and 55 per cent from direct borrowing ($965 million).

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Chart 2.7   Financing taxpayer-supported capital spending

Provincial Debt

Provincial debt increased $3.4 billion to total $38.0 billion at March 31, 2009, or 19.1 per cent of provincial GDP (see Chart 2.8, Table 2.8 and Appendix Tables A2.11 and A2.12). Total debt was $273 million over budget mainly due to the advanced borrowing in the Warehouse Borrowing Program offset by reduced working capital requirements, the forecast allowance and lower government operating debt.

Total provincial debt was more than offset by investments in capital assets, which totaled $44.1 billion at March 31, 2009. Capital assets — such as schools, hospitals, roads, transportation, hydroelectric facilities, and other forms of provincial infrastructure — are crucial for the social and economic development of the province.

Chart 2.8    Debt changes from Budget 2008

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Chart 2.9   Provincial debt components

(1)          Amount includes debt to finance deficits, ministry minor capital spending and operating activities. It also includes ferry infrastructure debt and a portion of roads infrastructure debt incurred up to 1994/95.

Taxpayer-supported Debt

Taxpayer-supported debt decreased by $143 million to total $26.4 billion at year-end (13.3 per cent of GDP). This was $1.3 billion below budget, mainly reflecting:

•                  lower borrowing requirements for government’s consolidated revenue fund due to slightly improved operating results, and reduced working capital requirements;

•                  reduced borrowing for education facilities reflecting higher than expected cash balances and lower capital spending for post-secondary facilities; and

•                  reduced borrowing for the BC Transportation Financing Authority mainly due to lower highway capital spending.

On a three year moving average basis, the taxpayer-supported debt to GDP ratio stood at 13.8 per cent, down 0.9 percentage points from 20007/08.

Self-supported Debt

Self-supported debt totaled $11.6 billion at March 31, 2009 (5.8 per cent of GDP). Debt at year-end was up $3.5 billion from the previous year primarily due to $2.1 billion advanced borrowing for the Warehouse Borrowing Program and increased capital spending for power generation and transmission infrastructure projects.

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Table 2.8 Provincial Debt Summary (1), (2)

	Budget	Actual	Actual
($ millions)	2008/09	2008/09	2007/08
Taxpayer-supported debt
Provincial government direct operating	7,408	6,455	8,264
Other taxpayer-supported debt (mainly capital)
Education facilities (2)	8,755	8,682	8,220
Health facilities (2)	3,945	3,757	3,345
Highways and public transit	6,916	6,765	6,082
Other (3)	717	787	678
Total other taxpayer-supported debt	20,333	19,991	18,325
Total taxpayer-supported debt	27,741	26,446	26,589

Self-supported debt
Commercial Crown corporations and agencies	9,250	9,487	8,048
Warehouse borrowing program	—	2,081	—
Total self-supported debt	9,250	11,568	8,048
Forecast allowance	750	—	—
Total provincial debt	37,741	38,014	34,637

(1)          Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2)          Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), as well as debt directly incurred by these entities.

(3)          Includes debt of other taxpayer-supported Crown corporations and agencies and fiscal agency loans to local governments. Also includes student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs, and loan guarantee provisions.

Chart 2.10    Taxpayer-supported debt to GDP ratio

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Debt Indicators

Table 2.9 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Table 2.9   Key Debt Indicators – 2004/05 to 2008/09 (1)

					Budget	Actual
	2004/05	2005/06	2006/07	2007/08	2008/09	2008/09
Debt to revenue (per cent)
Total provincial	85.1	74.8	69.1	69.3	75.1	77.9
Taxpayer-supported	88.5	77.8	69.7	69.5	74.6	71.9
Debt per capita ($) (2)
Total provincial	8,632	8,210	7,880	8,036	8,500	8,676
Taxpayer-supported	6,899	6,493	6,119	6,169	6,248	6,036
Debt to GDP (per cent) (3)
Total provincial	22.7	20.4	18.3	18.0	19.0	19.1
Taxpayer-supported	18.2	16.1	14.2	13.8	14.0	13.3
Interest bite (cents per dollar of revenue) (4)
Total provincial	4.7	4.4	4.3	4.0	4.5	4.4
Taxpayer-supported	5.1	4.4	4.2	3.9	4.5	4.2
Interest costs ($ millions)
Total provincial	2,000	2,012	2,074	2,012	2,250	2,123
Taxpayer-supported	1,636	1,547	1,575	1,490	1,659	1,555
Interest rate (per cent) (5)
Taxpayer-supported	5.6	5.5	5.9	5.7	6.1	5.9
Background Information:
Revenue ($ millions)
Total provincial (6)	42,136	46,080	48,389	50,002	50,259	48,790
Taxpayer-supported (7)	32,386	35,013	37,253	38,256	37,205	36,770
Total debt ($ millions)
Total provincial	35,869	34,457	33,439	34,637	37,741	38,014
Taxpayer-supported (8)	28,668	27,251	25,968	26,589	27,741	26,446
Provincial GDP ($ millions) (9)	157,675	169,308	182,743	192,528	198,329	199,214
Population (thousands at July 1) (10)	4,155	4,197	4,244	4,310	4,440	4,382

(1)          Figures for prior years and the 2008/09 budget have been restated to conform with the presentation used for 2009 and to include the effects of changes in underlying data and statistics.

(2)          The ratio of debt to population (e.g. debt at March 31, 2009 divided by population at July 1, 2008).

(3)          The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2009 divided by 2008 GDP).

(4)          The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)          Weighted average of all outstanding debt issues.

(6)          Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7)          Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

(8)          Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

(9)          GDP for the calendar year ending in the fiscal year (e.g. GDP for 2008 is used for the fiscal year ended March 31, 2009).

(10)    Population at July 1st within the fiscal year (e.g. population at July 1, 2008 is used for the fiscal year ended March 31, 2009).

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Chapter 2 – Financial Review

Credit Rating

A credit rating is an evaluation of a borrower’s ability to pay interest and to repay principal. A credit rating affects the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.10 provides an interprovincial comparison of credit ratings.

BC’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moodys and Standard & Poors respectively, while Dominion Bond Rating Service rates the province at AA (high).

The ratio of taxpayer-supported debt relative to gross domestic product is a measure often used by investors and credit rating agencies when analyzing a province’s ability to manage its debt load. British Columbia’s taxpayer-supported debt to gross domestic product ratio is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs.

Table 2.10   Interprovincial Comparison of Credit Ratings, July 2009

Rating Agency(1)
	Moody’s Investors		Dominion Bond
Province	Service	Standard & Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (High)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AA+	AA (Low)
Manitoba	Aa1	AA	A (High)
Ontario	Aa1	AA	AA
Quebec	Aa2	A+	A (High)
New Brunswick	Aa1	AA-	A (High)
Nova Scotia	Aa2	A+	A
Prince Edward Island	Aa2	A	A (Low)
Newfoundland	Aa2	A	A

(1)  The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

Statement of Financial Position

The provincial government’s statement of financial position (often referred to as the balance sheet) summarizes the consolidated assets and liabilities of central government, Crown corporations and agencies, and the SUCH sector. In accordance with generally accepted accounting principles, the government’s financial position is presented on a net liabilities basis(1) (see Table 2.11).

Net liabilities represents the difference between government’s financial assets and its financial liabilities, and is the most comprehensive measure of government indebtedness and the future revenue required to pay for past transactions and events.

As a result of government operations during 2008/09, the province’s financial assets increased by $2.0 billion and liabilities increased by $4.3 billion, resulting in an increase in net liabilities of $2.3 billion. This reflected a $1.9 billion increase in non-financial assets, mainly due to capital outlays, and a $0.4 billion decrease to the accumulated surplus.

(1) Other jurisdictions refer to this as the “net debt” basis. In British Columbia, the term “net liabilities” is used to avoid confusion with provincial borrowing in financial markets, which is referred to as “debt”.

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Table 2.11   Net Liabilities and Accumulated Surplus

	Budget	Actual	Actual	Annual
($ millions)	2008/09	2008/09	2007/08 (1)	Change (2)
Financial assets	27,774	31,733	29,774	1,959
Less: liabilities	(53,765)	(56,273)	(51,986)	(4,287)
Net liabilities	(25,991)	(24,540)	(22,212)	(2,328)
Non-financial assets	32,281	31,459	29,485	1,974
Accumulated surplus	6,290	6,919	7,273	(354)

(1) Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2009.

(2) Change between 2008/09 actual and 2007/08 actual. Change in accumulated surplus includes other comprehensive loss of $432 million in 2008/09, which is not included in the statement of operations.

The change in financial assets included:

•    a $1.3 billion increase in cash balances and warehouse program investments in anticipation of capital funding and debt repayment requirements in 2009/10; and

•    a $2.1 billion increase in commercial Crown corporation investments, reflecting an increase in retained earnings and capital investments less a $432 million decline in comprehensive income reflecting unrealized losses on ICBC and BC Hydro investments;

partially offset by

•    a $1.4 billion reduction in sinking funds, receivables, fiscal agency loans and other investments.

The change in liabilities included:

•    a $2.9 billion increase in debt, resulting from capital spending and increases in the warehouse borrowing program, partially offset by a $0.6 billion decrease in accrues liabilities; and

•    a $2.0 billion increase in deferred revenue resulting from record petroleum and natural gas bonus bid lease sales, as well as contributions received from third parties prior to year end in anticipation of programs that will be implemented in subsequent fiscal years.

Chart 2.11   2008/09 changes in accumulated surplus

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The change in non-financial assets included a net increase of $2.0 billion in tangible capital assets resulting from investments in healthcare and post-secondary facilities, and improvements to highway infrastructure, less a $0.1 billion decrease in deferred costs.

Further data on the statement of financial position and annual changes can be found in Appendix Tables A2.3 and 2.4. A topic box on the trends over the last ten years for key indicators of the province’s financial condition is at the end of this chapter.

Unfunded Pension Liabilities

The province contributes to four defined benefit pension plans for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets. As a result, government’s balance sheet does not contain any liabilities for pensions other than MLA pensions, which are not part of a joint trusteeship arrangement.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature. No unfunded liability exists for the future indexing of pensions, as the obligation is limited to the amount of available assets in separate inflation accounts.

The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2009 are shown in Table 2.12.

Table 2.12   Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers’	College	Other (1)	2008/09	2007/08
Accrued benefit obligation	(12,731)	(14,301)	(13,829)	(2,021)	(449)	(43,331)	(39,348)
Pension fund assets	13,865	14,578	12,558	2,071	444	43,516	39,596
Subtotal	1,134	277	(1,271)	50	(5)	185	248
Less: unamortized actuarial gain (loss)	(923)	(1,036)	(1,287)	(344)	(10)	(3,600)	(4,430)
Accrued net asset (obligation)	2,057	1,313	16	394	5	3,785	4,678

(1)     Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan.

Actuarial valuations are performed on the pension plans every three years. The pension plans and the dates of their last actuarial valuation are:

•      Public Service Pension Plan, March 31, 2008;

•      Municipal Pension Plan, December 31, 2006;

•      Teachers’ Pension Plan, December 31, 2005; and

•      College Pension Plan, August 31, 2006.

Key actuarial assumptions, which are generally conservative, used in the valuations are:

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•      Public Service Pension Plan – long-term annual rate of return on fund assets (ARR) 6.50 per cent, long-term annual salary increase (ASI) 3.75 per cent;

•      Municipal Pension Plan – ARR 6.75 per cent, ASI 4.00 per cent;

•      Teachers’ Pension Plan – ARR 6.85 per cent, ASI 4.10 per cent;

and

•      College Pension Plan – ARR 6.75 per cent, ASI 4.00 per cent.

The pension plans are administered by the BC Pension Corporation. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

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Review of the Province’s Financial Condition

Introduction

There are several indicators of government financial condition that are grouped into three broad categories:

•                  Sustainability — the ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy. The indicators in this group include the net liabilities to gross domestic product (GDP) ratio, non-financial assets to net liabilities, and net liabilities per capita.

•                  Flexibility — the degree to which a government can increase financial resources to respond to rising commitments, by either expanding its revenues or by decreasing its debt burden. The indicators in this group are public debt charges as a per cent of revenue, annual growth in capital assets, the own source revenue (i.e. excluding federal transfers) to GDP ratio, and the expenditure to GDP ratio.

•                  Vulnerability — the degree to which a government becomes dependent on sources of funding, or vulnerable to costs, outside its control or influence. The indicators in this group are federal government transfers as a per cent of revenue and unhedged foreign currency debt as a per cent of overall debt.

Sustainability

Net liabilities to GDP(1) is similar to the familiar debt to GDP ratio. Net liabilities is a more comprehensive indicator of government’s indebtedness as it reflects the fact that government has financial liabilities not included in the debt figures, and also has financial assets available to offset its financial liabilities.

(1)          The CICA, and other jurisdictions, refer to this measure as net debt to GDP. In BC, the term “net debt” has been applied to borrowing from financial markets.

Chart 1 Net liabilities to GDP ratio

A declining net liabilities to GDP ratio indicates an improvement in government’s ability to sustain its current level of operations and capital investment. Chart 1 shows that net liabilities to GDP was 12.3 per cent in 2008/09. While this is an increase of 0.8 per cent from the previous year, it is 7.6 per cent lower than the peak of 19.9 per cent in 2002/03.

Non-financial assets relative to net liabilities indicates the proportion of government’s net liabilities that were used to acquire capital assets. Ratios less than one-to-one indicate that government indebtedness includes the financing of historical and ongoing operations as well as capital assets. Ratios greater than one indicate that government’s revenues have not only paid for all operating costs, but have also financed a portion of its capital asset acquisitions.

Chart 2 Capital/non-financial assets to net liabilities

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By 2003/04, only 80 per cent of government’s indebtedness to that point had been used to finance capital spending; 20 per cent had been used to fund operating costs resulting in an accumulated deficit (see Chart 2). By 2008/09, this indicator shows government continued its significant turnaround of the previous two years, with all of its operations and 28 per cent of capital assets having been funded from revenue rather than debt.

Net liabilities per capita provides context to the amount of government indebtedness by relating it to the number of people served by the programs for which the government incurred the debt. Constant increases to the indebtedness per capita indicates that government is spending beyond the capacity of its population base to fund program costs through taxation or other forms of user pay revenue.

Chart 3 Net liabilities per person

Beginning in 2004/05, when government turned the deficit corner, net liabilities per capita decreased significantly to a point where in 2007/08 they were 10 per cent lower than in 1999/2000 (see Chart 3). The upsurge in 2008/09 primarily reflects government’s capital plan.

Overall, towards the end of the 1990s and the early years of this century, government indebtedness was high in relation to the size of the economy; and government operating costs were increasingly debt financed. The energy price spike in 2000/01, and resultant government revenue, only provided temporary relief; government program spending resulted in an increasing debt burden as is demonstrated by the growth in net liabilities per capita.

Since 2003/04, a combination of robust economic growth and a decrease in government indebtedness, primarily in the area of operating debt, resulted in a period of steadily improving sustainability. By 2006/07, government debt reached its lowest point in eight years; and by 2007/08, one-third of government’s capital assets had been financed from revenue rather than debt.

In 2008/09, government fiscal sustainability weakened. While net liabilities to GDP remains low relative to the beginning of the decade, and government continues to finance all of its operations and a large portion of its capital spending from revenue, government’s capital spending plan now outpaced the capacity of operating surpluses to reduce debt.

Flexibility

Taxpayer-supported debt charges as a per cent of revenue is an indicator of how much of a “bite” debt interest costs take out of provincial government revenue. Having to use a significant portion of revenue to service debt limits government’s spending on program delivery.

As is seen in Chart 4 the proportion of revenue used to pay taxpayer-supported debt servicing costs has declined during the 2003/04 to 2007/08 period. The uptick in 2008/09

Chart 4 Debt charges as a per cent of revenue

Based on the taxpayer-supported “interest bite” calculations shown in the Key Debt Indicators table (Table 2.9).

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reflects weakening revenues due to the global economic situation and increased government debt from capital acquisitions. Nevertheless, the interest “bite” is 40 per cent less than what it was nine years ago in 1999/2000.

The annual growth in capital assets is an indicator of whether the provincial government is maintaining its infrastructure, a large portion of which supports program delivery and economic growth (e.g. education and health care facilities, highways and bridges).

Sustained low growth in the face of increasing demand for services builds up a capital deficit, which must be addressed if government is to maintain service levels. Conversely, high growth better supports spending to overcome a capital deficit or improve program delivery and economic growth.

Chart 5 Annual growth in capital assets

Chart 5 reflects the impact of government initiatives such as the transportation investment plan and increasing capacity in healthcare facilities and post secondary institutes. BC’s population has increased by an average of 1.0 per cent annually over the last ten years. Except for 2003/04, capital accumulation has exceeded population growth, reflecting newer assets and a greater capacity to provide services to British Columbians.

Own source revenue to GDP is a measure of the provincial government’s taxation, fees and other revenue generating activities relative to the economy. A lower percentage indicates government’s capacity in a stable economic environment to raise additional revenue to fund its programs and services.

Chart 6 Own-source revenue to GDP ratio

The own source revenue to GDP ratio was relatively constant between 2003/04 and 2007/08, with the impact of economic strength on government revenues during this period being partially offset by significant tax reductions (see Chart 6). The drop in the ratio in 2008/09 reflects the impact of the global economic downturn, as own-source revenue declined 4.5 per cent year over year, mainly due to significant weakening in taxation revenue.

The expenditure to GDP ratio is a measure of the size of government activity relative to the size of the economy. Government expenditures as a proportion of the economy were relatively high between 1999/2000 and 2001/02. This correlates with the sustainability measures for the same period.

Since 2001/02, the expense to GDP ratio has declined steadily until 2006/07 where, at

Chart 7 Expenditures to GDP ratio

Includes capital spending.

Excludes non-cash and one-time items (see Appendix Table A2.8).

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19.7 per cent, it was 3.5 percentage points below its peak of 23.2 per cent in 2001/02 (see Chart 7), reflecting government measures to constrain spending outside of health and education programs, and to reduce interest costs.

Over the last decade, the decline in debt charges as a per cent of revenue, the stability of own-source revenue in relation to the economy despite a series of tax reductions, and the downward trend in the expenditure to GDP ratio indicate an increased ability on the part of government to respond to changing demands.

This flexibility is limited by an increased proportion of capital spending, and in near-term reductions to own-source revenue caused by the global economic downturn.

Vulnerability

The provincial government receives transfers from the federal government in support of social programs. In recent years, transfers for health, childcare and infrastructure programs have increased.

Chart 8 Federal transfers as a per cent of total revenue

Federal transfers as a percentage of total government revenue increased in 2008/09 (see Chart 8), re-establishing the upward trend in this indicator despite the end of equalization payments to the province after 2006/07. The overall growth since 1999/2000 reflects pressure on the federal government from provinces to help fund key programs for healthcare and education, and for transportation infrastructure.

While the end of equalization revenues has reduced the province’s exposure to a volatile revenue source, and federal commitments to health and social transfer programs are considered stable, the continued availability of federal funding may nevertheless have an increasing influence on provincial government spending initiatives.

The provincial government’s debt includes debt borrowed in foreign currencies. In order to protect itself from the impact of foreign exchange rate fluctuations on interest costs for this debt, the government uses financial derivative instruments such as currency swaps and forward contracts as a “hedge” around these risks.

Chart 9 Unhedged foreign currency debt as a per cent of debt

Not all foreign currency debt is protected in this manner. Some commercial Crown corporations with significant revenue derived from US sources, such as BC Hydro, have a natural hedge for their $US denominated debt resulting from their operations. Chart 9 shows that the government’s exposure to foreign exchange rate fluctuations dropped significantly in 2002/03 and in 2005/06, and is now relatively low in relation to its position in 1999/2000.

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Summary

No single indicator, or subset of indicators, gives a complete financial picture of government; rather, they should be reviewed holistically. Since 2001/02, the provincial government has improved the sustainability of its program spending and its flexibility to react to future demands for its services. While this is in part due to strong economic growth in the middle of the decade, it also reflects the changes in spending policy and legislated financial management targets, set out in the Balanced Budget and Ministerial Accountability Act, and the introduction of three year fiscal plans.

The improvement has made possible significant increases in government spending, especially on healthcare and education, which have grown 25 and 24 per cent, respectively, since 2001/02(2), in part supported by increased federal health and social transfer payments.

(2)   Further details on trends in provincial government revenue, expense, and financial position are provided in Appendices 2 and 3.

Signs of strain in 2008/09 resulting from the economic situation is shown by a decline in the own source revenue to GDP ratio (reflecting a year over year decrease in revenue), and the increase in net indebtedness relative to the economy as the province’s expanded capital program continues.

The decrease in own-source revenue, despite a modest increase in nominal GDP, shows the impact of external forces on government’s fiscal situation, as the impact of the global economic situation on personal finances, export markets and commodity prices affects taxation and natural resource revenues.

Nonetheless, government’s financial situation remains sound, reflecting a 6.7 per cent decline in net liabilities to GDP since 1999/2000, net liabilities per capita still down significantly from their peak in 2003/04, all of government’s operations and a significant portion of its capital spending now being funded from cumulative revenue, and the interest “bite” reduced by 40 per cent.

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Chapter Three

Commercial Crown Corporations Review

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Chapter 3 – Commercial Crown Corporations Review

Introduction

Over the years, British Columbia’s governments have created or acquired a number of commercial Crown corporations as a means of combining public policy goals with private sector management practices. The Crown corporations vary greatly in terms of size and scope, from large companies such as the BC Hydro and Power Authority and the Insurance Corporation of British Columbia to the more limited scope of entities such as the Provincial Capital Commission.

The provincial government’s commercial Crown corporations report on their operations through the usual corporate publications such as audited financial statements and annual reports. However, under the Budget Transparency and Accountability Act, they are also required to table annually in the BC Legislature a three-year Service Plan outlining financial and nonfinancial performance targets, as well as an Annual Service Plan Report on the results achieved in relation to the previous year’s Service Plan. The Service Plan is based on the Shareholder’s Letter of Expectation, a document which serves as the basis of understanding between the government and each Crown agency on high-level performance expectations, public policy issues and strategic priorities.

In general, the Service Plans are tabled each February in conjunction with the provincial government’s Budget and Fiscal Plan. The Annual Service Plan Reports are tabled at the same time as, or shortly after, the release of the provincial government’s Public Accounts. The commercial Crown corporations also post the above reports on their websites.

BC Hydro and Power Authority

BC Hydro is one of North America’s leading providers of clean, renewable energy, and the largest electric utility in British Columbia, serving approximately 95 per cent of the province’s population and 1.8 million customers. The utility operates and maintains 75

Map 3.1 500 kV transmission system and major generating stations

BC Hydro has corporate centres in Vancouver and Burnaby, and has a presence in more than 50 communities across the province through its regional offices.

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Table 3.1	British Columbia Hydro and Power Authority Five-Year Income Statement for the Years Ended March 31 (1)

($ millions, unless otherwise indicated)	2005	2006	2007	2008	2009

Domestic energy revenue	2,704	2,727	2,786	2,944	2,814
Domestic energy costs	1,095	1,135	1,037	948	1,236
	1,609	1,592	1,749	1,996	1,578
Trade margin	157	231	326	157	298
Revenue net of energy costs	1,766	1,823	2,075	2,153	1,876
Operations, maintenance and administration expenses	(717)	(805)	(716)	(942)	(915)
Amortization and depreciation	(410)	(411)	(378)	(368)	(394)
EBIT	639	607	981	843	567
Interest and taxes	(461)	(582)	(602)	(616)	(639)
Operating results	178	25	379	227	(72)
Unusual items	137	—	—	—	—
Net transfer (to) from regulatory accounts	87	241	28	142	438
Net income	402	266	407	369	366

Financial data:
Dividend paid to shareholder	339	223	331	288	—
Capital spending	528	610	807	1,076	1,400
Property, plant and equipment (including intangible assets)	9,933	10,023	10,426	11,154	12,140
Debt (including current portion)	6,583	6,627	6,916	7,519	9,135

Performance indicators:
Hydro generation (gigawatt hours)	41,601	46,850	44,476	52,140	43,812
Domestic requirements (gigawatt hours)	51,205	52,440	52,911	53,300	52,512
Winter Generation Availability Index (per cent)	95.1	96.8	96.2	94.9	96.4
Customer Average Interruption Duration Index (hours) (2)	2.27	1.82	2.16	2.24	2.47
ROCE (3) (per cent)	7.38	7.01	11.31	8.02	5.44

(1)          Prior years are restated to be consistent with the current presentation.

(2)          Excludes unusual events.

(3)          Excludes impact of regulatory accounts.

dams at 41 sites mainly on the Peace and Columbia River Systems and on the Pacific Coast. About 90 per cent of BC Hydro’s 11.3 gigawatts generating capacity is produced by 80 generating units at 31 hydroelectric facilities, while the remaining 10 per cent comes from 9 units at 3 thermal generating plants. Power is delivered to customers through a network consisting of more than 74,000 kilometres of transmission and distribution lines, 888,000 utility poles and 323,000 transformers.

BC Hydro’s mandate is to provide a reliable, sustainable, low cost supply of electricity to the people of British Columbia. BC Hydro’s general powers and governance are established under the terms of the Hydro and Power Authority Act. The BC Hydro Public Power Legacy and Heritage Contract Act provides further direction with respect to BC Hydro’s assets. The act ensures public ownership of BC Hydro’s heritage resources, which includes BC Hydro’s transmission and distribution systems, and all of BC Hydro’s existing generation and storage assets. As well, BC Hydro is regulated by the British Columbia Utilities Commission (BCUC) under the terms of the Utilities Commission Act. The BCUC is responsible for ensuring that energy utilities under its jurisdiction charge fair, just and reasonable rates for energy, and provide safe, adequate and secure service to customers.

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While BC Hydro owns the majority of the transmission and distribution systems that deliver electricity in the province, the transmission systems are managed by the BC Transmission Corporation at arm’s length from BC Hydro in order to ensure equal access to the transmission network for all power producers in the province.

BC Hydro participates in the western North America energy trade market through the activities of its subsidiary Powerex Corp. BC Hydro uses the energy trade market to make the best financial use of its generation capacity by selling power when energy prices are high, and acquiring electricity for domestic demand or later resale when energy prices are low.

BC Hydro’s domestic energy costs are largely dependent on its hydroelectric storage and generation capability, which in turn is affected by water inflows into reservoirs. Low inflows impair hydro generation, resulting in higher energy costs from purchases to meet domestic demand. Energy prices also significantly affect energy costs as well as trade income. These factors have a significant impact on operating results and BC Hydro’s return on capital employed (ROCE).

BC has increasingly become a net importer of electricity as domestic demand has increased at a higher rate than generating capacity. Water supply into reservoirs was 96 per cent of average during 2008/09 resulting in increased energy purchases and higher energy costs. Despite the below average water inflows for the year, prudent management of BC Hydro’s reservoirs has resulted in storage levels at 115 per cent of average at March 31, 2009. This will allow BC’s domestic power rates to remain among the lowest in North America.

Chart 3.1 Electricity price competitiveness

Main source for all data: Hydro Quebec’s “Comparison of Electricity Prices in Major North American Cities” for rates in effect as of April 1, 2008.

BC Hydro’s capital spending is driven as much by a requirement for sustaining existing capital (many of its key assets were constructed in the 1950’s, 1960’s and 1970’s) as it is for capital expansion to meet the demands of a growing economy. Under the provincial government’s 2007 Energy Plan, increasing demand is to be met with conservation and demand management, upgrades to BC Hydro’s existing facilities, increased purchases from independent power producers, and, potentially, new larger-scale projects.

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Table 3.2 BC Hydro Performance Measures

Guiding Principles	Performance Measure	F2007 Actual	F2008 Actual	F2009 Actual	F2009 Target	Target Achieved Yes/No
Safety	Severity (Number of calendar days lost due to injury per 200,000 hours worked)	31	39	32	25	No

	All Injury Frequency (Number of employee injury incidents per 200,000 hours worked)	2.4	2.8	1.4	2.4	Yes

People	Vacancy Rate (%)	9.0	8.7	6.9	9.9	Yes

	Employee Engagement (mean score out of five on the Employee Engagement Survey)	NR	3.32	3.61	3.55	Yes

Reliability (Customer)	Customer Average Interruption Duration Index (hours)	2.16	2.24	2.47	2.15	No

	System Average Interruption Frequency Index (frequency)	1.33	1.52	1.67	1.31	No

	CEMI-4 (%) (customers experiencing 4 or more outages)	7.30	8.56	11.57	9.00	No

Customer Satisfaction	CSAT Index (% of customers satisfied or very satisfied)	NR	90	90	80	Yes

	Billing Accuracy (% of accurate bills)	98.5	98.5	98.5	98.2	Yes

	First Call Resolution (% of customer calls resolved first time)	NR	71	75	66	Yes

Reliability (Supply)	Winter Generation Availability Factor (%)	96.2	94.9	96.4	96.2	Yes

Energy Conservation & Efficiency	Demand Side Management (GWh/year, cumulative since F2008)	NR	326	983	761	Yes

Climate Change & Environment	Clean Energy (%)	NR	94	94	90	Yes

	Greenhouse Gas Emissions (million tonnes CO2e)	NR	1.50	1.47	1.60

Financial
Financial Efficiency	Net Income (After Regulatory Accounts) ($ in millions)	407	369	366	358	Yes

	Return on Assets (%)	6.9	5.2	2.6	5.6	No

	Return on Regulatory Equity (%)	13.44	11.33	11.75	11.78	No

	EBIT Interest Coverage	1.85	1.49	0.78	1.41	No

	Debt to GAAP Equity (%)	80	80	81	80	No

Operational efficiency	Operating Costs (non-fuel)/MWh Delivered ($)	11.76	11.14	13.27	12.27	No

	Operating Costs (non-fuel)/ Transmission and Distribution Line km ($)	8,401	8,057	9,251	8,973	No

	Operating Costs (non-fuel)/ Customer ($)	362	344	387	377	No

	Operating Cash Flow Post Dividend to Net Capital Expenditure (%)	32	47	44	40	No

	Transmission and Distribution Capital Expenditure/ Transmission and Distribution Line km ($)	7,309	8,597	12,317	13,711	Yes

2009 Financial and Economic Review – September 2009

Chapter 3 – Commercial Crown Corporations Review

Each year BC Hydro establishes numerous financial and nonfinancial targets to evaluate its performance in a balanced framework. In fiscal 2009, BC Hydro met or exceeded 10 of 14 nonfinancial targets and 4 of 10 financial targets (see Table 3.2). The missed nonfinancial targets were largely attributable to system outages caused by adverse weather in December 2008, trees falling on power lines and distribution equipment failure. Missed financial targets related to higher debt levels incurred to replace and maintain aging infrastructure, and lower domestic net revenue due to weakness in the forest industry and higher energy purchases resulting from lower than average water inflows.

BC Liquor Distribution Branch

LDB is responsible for the importation, distribution and retailing of beverage alcohol in British Columbia and the operation of government liquor stores and distribution centres in the province. LDB, under the authority of the Liquor Distribution Act, has the sole right to purchase beverage alcohol, both in and out of British Columbia, in accordance with the Importation of Intoxicating Liquors Act (Canada).

LDB has a workforce of approximately 3,500 full and part-time employees, and manages its retail and wholesale business through the operation of 197 government liquor stores throughout the province; two distribution centres located in Vancouver and Kamloops; and a head office facility in Vancouver.

LDB also enters into agreements that authorize manufacturers and agents to make direct sales on behalf of the LDB and appoints private retail outlets such as rural agency stores and duty free stores.

As of March 31, 2009, there were a total of 1,159 private liquor outlets in the province, a 43 per cent increase from 809 stores five years ago. The expansion has been predominantly in the area of licensee retail stores (LRSs), whose numbers have been allowed to increase by over 56 per cent (from 431 to 674) in a move to bring more private sector competition into the liquor marketplace.

Table 3.3	Liquor Distribution Branch Five-Year Income Statement for the Years Ended March 31 (1)

($ millions)	2005	2006	2007	2008	2009

Provincial liquor sales	2,208.8	2,318.6	2,509.1	2,679.5	2,794.5
Less: commissions and discounts	91.3	124.9	142.1	180.0	190.5
Net sales	2,117.5	2,193.7	2,367.0	2,499.5	2,604.0
Cost of sales	1,109.0	1,170.8	1,276.2	1,396.4	1,451.2
Gross margin	1,008.5	1,022.9	1,090.8	1,103.1	1,152.8
Operating expenses	(240.0)	(242.4)	(256.3)	(256.1)	(270.0)
Other income	10.1	20.0	5.8	10.2	8.3
Net income	778.6	800.5	840.3	857.2	891.1

Financial data:
Commissions as a per cent of total sales	4.13	5.39	5.66	6.72	6.82
Gross margin percentage	45.66	44.12	43.47	41.17	41.25

Performance indicators:
Operating costs per dollar of revenue (2) (cents)	10.87	10.45	10.21	9.56	9.66
Sales per square foot (dollars) (3)	1,196	1,158	1,167	1,224	1,269
Inventory turnover (times per year)	17.7	18.9	19.0	18.0	16.7

(1)          Prior years are restated to be consistent with the current presentation.

(2)          Excludes the impact of restructuring accruals.

(3)          Excludes stores that exclusively deal in wholesale transactions.

2009 Financial and Economic Review – September 2009

Chapter 3 – Commercial Crown Corporations Review

In 2008/09, beer (packaged and draught) accounted for 40 per cent of sales revenue followed by wine (29 per cent) and spirits (27 per cent). The percentage of sales for each of the categories is virtually the same as last year. Previously, beer’s percentage of total sales had been declining while wine had shown a strong increase.

Chart 3.2 Liquor sales by category

Source: BC Liquor Distribution Branch

LDB has experienced a number of policy changes over the last five years that have affected its operating ratios. In addition to the increase in their numbers, LRSs are now permitted to sell spirits as well as beer and wine beverages, and their product discount has been increased to 16 per cent from 10 per cent five years ago. Other policy changes included moving from a percentage to a flat markup on beer products and the consolidation of a number of government liquor stores into larger “Signature” retail outlets.

From an operating perspective, the impacts on LDB from these policy changes has been an increase of commissions as a percentage of total sales (currently at 6.8 per cent), a 4.4 per cent decrease in gross margin, and a 12.9 per cent reduction in market share for counter sales. However, LDB has introduced efficiencies in its distribution network by initiating direct shipments to LRSs from its warehouses instead of routing them through the local liquor stores. This change reduced its operating costs per dollar of revenue to 9.66 cents in 2008/09 from 10.87 cents in 2004/05. Revamping the retail outlets has also improved sales efficiencies to $1,269 per square foot from $1,196 over the same period.

LDB’s performance measures are shown in Table 3.4. In 2008/09, LDB met or exceeded 10 of 15 measures including all of its financial targets.

2009 Financial and Economic Review – September 2009

Chapter 3 — Commercial Crown Corporations Review

Table 3.4 Liquor Distribution Branch Performance Measures

Goal	Objectives	Measures	F2007 Actual	F2008 Actual	F2009 Actual	F2009 Target	Target Achieved Yes/No

Maximize net income within the policy guidelines established by government	Achieve or exceed net income targets by growing sales and effectively managing operating expenses	Total sales ($ billions)	$2.51	$2.68	$2.79	$2.67	Yes

		Gross margin ($ billions)	$1.09	$1.10	$1.15	$1.12	Yes

		Operating expenses ($ millions)	$256.3	$256.1	$270.0	$271.6	Yes

		Net income ($ millions)	$840.3	$857.2	$891.1	$853.6	Yes

		Total LDB expenses as a percentage of total LDB sales (%)	10.2%	9.6%	9.7%	10.2%	Yes

Create a customer- focused, high performance work environment that encourages greater employee involvement, development, innovation and creativity.	Continue to develop a customer-focused workforce that is knowledgeable, skilled, motivated and enthusiastic.	Employee engagement (%)	66%	Not measured	68%	75%	No

Maintain the high level of wholesale and retail customer experience.	Enhance the shopping experience for wholesale and retail customers by • continuously refreshing the store network • providing enhanced customer services	Average retail customer transaction value ($)	$28.95	$30.22	$31.35	$30.15	Yes

		Retail customer satisfaction (%)	98%	98%	99%	90%	Yes

		Wholesale customer satisfaction (%)	90%	Not measured	80%	90%	No

Maintain operating efficiencies in a climate of constant change	Improve cost efficiencies by: • Maximizing the potential efficiencies available through improved distribution operations • Increasing the use of available, current and cost-effective technology	Distribution centre accuracy rate (%)	99%	99%	99%	99%	Yes

		Distribution centre labour cost per case shipped ($)	$1.70	$1.67	$1.70	$1.67	No

		BC liquor store sales per square foot ($)	$1,167	$1,224	$1,269	$1,228	Yes

Encourage the responsible use of beverage alcohol	Prevent sales to minors or intoxicated persons through BC liquor stores and increase awareness and promotion of responsible use of beverage alcohol by: • Increased staff education and enforcement of ID checking program requirements • Develop cooperative programs with beverage alcohol suppliers and other stakeholders	Store compliance with ID checking requirements (%)	Not measured	77%	77%	100%	No

		Customer awareness of LDB social responsibility programs (%)	96%	89%	88%	90%	No

		In-store responsible use beverage alcohol programs (number)	12	12	12	12	Yes

2009 Financial and Economic Review — September 2009

Chapter 3 — Commercial Crown Corporations Review

BC Lottery Corporation

British Columbia’s gaming industry is operated and regulated under the authority and direction of the provincial government under the terms of the Criminal Code of Canada. Under the Gaming Control Act (2002), BCLC is designated as the agent of the Crown responsible for conducting, managing and operating all forms of lottery, casino and commercial bingo gaming in the province. BCLC also participates in the marketing of nationwide and regional lottery games in association with other Canadian provinces.

At its inception, BCLC operated within a limited, traditional lottery market. A number of policy changes in the late 1990s, including the introduction of slot machines in 1997/98 and full casino gaming in 1998/99, provided opportunity for growth of gaming in the province. In 2008/09, BCLC had gross gaming receipts of $2.6 billion, while its net income amounted to $1.1 billion. Although BCLC achieved a year-over-year increase in net income for the 24th consecutive year, the total was below budget due to challenging economic times and severe winter conditions in December  2008. Each year, a portion of BCLC’s net income is redistributed by the provincial government to charities and local governments. In 2008/09, this redistribution amounted to $256 million (23.4 per cent).

BCLC has two corporate offices — Kamloops (finance, information technology and administration) and Richmond (sales and marketing) — and a workforce of about 737 FTEs. Retail operations and gaming is provided by a network of licensed and regulated service providers, including over 4,000 lottery retailers, 17 casinos, 13 commercial bingo halls, and 14 community gaming centres. It is estimated that the gaming industry in BC directly or indirectly employs 26,000 people and generates $1.1 billion in gaming facility development.

Table 3.5         British Columbia Lottery Corporation

Five-Year Income Statement for the Years Ended March  31

($ millions)	2005	2006	2007	2008	2009
Gaming revenue net of direct costs:
Lottery products	356.6	353.6	368.5	355.1	356.9
Casinos	585.6	715.4	800.0	871.7	867.7
Community gaming	36.4	45.9	57.8	89.0	106.1
	978.6	1,114.9	1,226.3	1,315.8	1,330.7
Administrative costs	(95.3)	(102.2)	(106.7)	(118.8)	(138.1)
Amortization	(36.3)	(52.8)	(64.0)	(64.9)	(64.1)
GST and other costs (net)	(28.1)	(37.2)	(36.8)	(43.2)	(37.8)
Net income before payment to the federal gov’t	818.9	922.7	1,018.8	1,088.9	1,090.7

Financial data:
Lottery product profit margin	30.4	28.2	28.4	27.0	26.9
Casino profit margin	57.7	57.3	57.8	57.6	56.5
Community gaming centre profit margin	9.6	13.4	16.8	24.3	29.9
Gross gaming receipts	2,027.4	2,260.7	2,425.2	2,559.2	2,550.2
Capital spending ($ millions)	93.5	82.9	43.9	60.5	97.4

Performance indicators:
Administrative costs as a percent of total revenue	4.7	4.5	4.4	4.6	5.4

Allocation of net income
Government of Canada	8.0	8.3	8.4	8.5	8.7
Transfers to charities/local governments	183.7	210.8	242.4	255.6	255.7
Contribution to provincial revenue	627.2	703.6	768.0	824.8	826.3
Total allocation	818.9	922.7	1,018.8	1,088.9	1,090.7

2009 Financial and Economic Review — September 2009

Chapter 3 — Commercial Crown Corporations Review

BCLC’s revenue comes from three sources — lotteries, casinos and community gaming. Casino operations account for nearly 70 per cent of BCLC’s net income, lotteries 23 per cent and community gaming 7 per cent.

In May 2007 BC’s Ombudsman made 23 recommendations to improve player protection and ticket validation procedures for lottery winnings. BCLC accepted the recommendations and developed Player First, a comprehensive change in the way lotteries are administered in the province. BCLC has implemented 21 of the recommendations and is on track to complete all 23 by 2010/11.

BCLC also demonstrated its commitment to socially responsible gambling by pioneering GameSense in 2008/09. This program provides an easily accessible range of materials — including interactive kiosks in all BCLC casinos and community gaming centres — that help players make informed decisions about gaming products. BCLC has also attained level 2 certification in the World Lottery Association’s 4level program that recognizes demonstrated commitment to responsible gambling, and plans to achieve level 4 certification in 2009/10.

Despite the increase in gaming activity in BC over the last decade, gaming activity on a per capita basis is still moderate compared to the rest of Canada. BC ranks 4th out of the 10 provinces in terms of gaming expenditures per capita, and has the second fewest electronic gaming devices per 1,000 of adult population of all the provinces (see Chart 3.3).

Chart 3.3 Interprovincial gaming comparisons

Main sources for all data: Provincial lottery corporations and authorities. Expenditures are for FY 2007/08; gaming devices as of March  31, 2008. Population is Statistics Canada estimate of total provincial populations as of March  31, 2008.

BCLC’s 2008/09 Service Plan established four goals and eight performance measures to provide a framework for evaluating its operations (see Table 3.6). Five of the targets were not fully achieved reflecting the economic downturn and lingering uncertainty about gaming integrity. BCLC will continue to address these issues. Table 3.6 also includes four new measures, introduced in the 2009/10 Service Plan, to help assess BCLC’s performance in future years.

2009 Financial and Economic Review — September 2009

Chapter 3 — Commercial Crown Corporations Review

Table 3.6 British Columbia Lottery Corporation Performance Measures

Perspective	Goal/Objectives	Measures	F2007 Actual	F2008 Actual	F2009 Actual	F2009 Target	Target Achieved Yes/No

Public/Planet	Demonstrate social responsibility in all activities: • Ensure BCLC games are provided in a socially responsible manner and have a positive effect on communities.	Public support for gaming (%)	56%	62%	65%	65%	Yes

		Public trust and confidence in BCLC games (%)	Not measured	Not measured	60%	65%	No

		Player awareness of responsible gaming activities (%)	Not measured	Not measured	89%	84%	Yes

Player	Ensure players come first: • Grow the public trust in the integrity of, and support for, gaming that BCLC manages.	Player satisfaction (%)	85%	84%	85%	90%	No

		Player participation (% past year)	83%	81%	84%	F2010 New measure	N/A

		Net win per capita ($)	$412	$436	$443	F2010 New measure	N/A

Financial operations	Provide an outstanding gaming experience for players and generate income: • Increase the number of new and repeat players to BCLC’s games and service provider facilities and optimize net income.	Total revenue ($ millions)	$2,425.2	$2,559.2	$2550.2	$2,648.0	No

		Net income ($ millions)	$1,018.8	$1,088.9	$1,090.7	$1,110.0	No

		Operating cost ratio to net income (%)	10.5%	10.9%	12.7%	12.5%	No

		Net win ($ millions)	$1,774.0	$1,912.1	$1,950.5	F2010 New measure	N/A

		Operating cost ratio to net win (%)	39.6%	40.1%	41.6%	F2010 New measure	N/A

People	Have a workforce passionately driving the success of BCLC’s business: • Create a high performing organization that strives to continually improve.	Employee engagement (%)	54%	44%	77%	55%	Yes

British Columbia Railway Company

The British Columbia Railway Company (BCRC) is governed by two principal pieces of legislation. The British Columbia Railway Act establishes the corporation’s structure, responsibilities and accountabilities. The British Columbia Railway Finance Act establishes the borrowing and investment framework for BCRC.

BCRC’s original mandate was to construct and operate a freight railway in British Columbia. Significant expansion of the corporation occurred in the 1990s, as it added to its rail network and acquired a telecommunications company, deep-sea bulk loading facilities in the Port of Vancouver, and barge operations in northern BC. BCRC also diversified into real estate development, and formed a joint venture management company. At its peak, BCRC was Canada’s fourth largest railway, operating 2,314 kilometres of mainline track and 638 kilometres of industrial and yard track.

2009 Financial and Economic Review — September 2009

Chapter 3 — Commercial Crown Corporations Review

Table 3.7         British Columbia Railway Company

Five-Year Income Statement for the Years Ended December  31

($ millions)	2004	2005		2006	2007	2008
Revenue	242.3	24.4		17.5	18.2	23.8
Expenses	223.4	35.3		33.7	35.4	23.4
Operating income (loss)	18.9	(10.9)		(16.2)	(17.2)	0.4
Non-operating income (expenses)(1)	(7.6)	9.1		21.4	17.0	10.0
Income before special items	11.3	(1.8)		5.2	(0.2)	10.4
Investment and asset impairment write-downs(2)	(14.6)	(15.2)		—	—	—
Gain from BC Rail/CN transaction	198.6	(5.6	)(3)	—	—	—
Gain on sale of assets(4)	—	9.9		63.7	19.8	27.3
Net income (loss)	195.3	(12.7)		68.9	19.6	37.7

(1)          Includes gain (loss) from discontinued operations.

(2)          Primarily relating to the investment in Vancouver Wharves Limited Partnership.

(3)          Certain aspects of the BC Rail/CN transaction were finalized in 2005, resulting in a slight reduction to the gain recorded in 2004.

(4)          Property sales, including sale of intermodal yard in 2006.

In 2002, the provincial government decided to wind down the operations of BCRC. The main initiative was the BC Rail Investment Partnership (BCRIP) agreement with CN, completed in July  2004. Under the agreement, BCRC’s rail operations (with the exception of its Port Subdivision subsidiary — the 24 mile railway line accessing the port terminals at Roberts Bank) were sold to CN. BCRC retained ownership of the railway right-of-way, rail bed, and track infrastructure.

BCRC has also divested itself of its North Vancouver ports operations, including the sale of Canadian Stevedoring Ltd to P&O Ports in 2003, and the recent divestiture of Vancouver Wharves (VW) through a 40 year nonrenewable Operating Lease Agreement with Kinder Morgan Canada Terminals ULC (KMCT). Under terms of the lease, KMCT will consolidate VW operations and assume the remediation obligations for VW lands. As well, BCRC is in the process of selling surplus real estate holdings not required to support its operations.

BCRC’s current mandate is to support and facilitate the British Columbia Ports Strategy and Pacific Gateway Strategy by providing consulting advice, acquiring and holding railway corridor and strategic port lands, and making related infrastructure investments for the province. BCRC’s mandate includes the ongoing management of the agreements with CN and KMCT, other port related holdings and the Port Subdivision as part of the provincial government’s overall Pacific Gateway Strategy.

BCRC’s 2008 Service Plan established four goals and nine performance measures to provide a framework for evaluating its operations (see Table 3.8). Two of the targets were not achieved as the land disposition process is taking longer than initially anticipated.

2009 Financial and Economic Review — September 2009

Chapter 3 — Commercial Crown Corporations Review

Table 3.8 British Columbia Railway Company Performance Measures

Goal	Objectives	Measures	2006 Actual	2007 Actual	2008 Actual	2008 Target	Target Achieved Yes/No

Management of the Port Subdivision	Provide safe, reliable, efficient and open access freight train operations on the Port Subdivision	Number of derailments caused by track conditions or BCRC activities (#)	0	0	0	0	Yes

Management of agreement with CN Rail	Effective and efficient management of the Revitalization Agreement with CN Rail.	Report on status of the CN Rail Revitalization Agreement	Reported quarterly to the Board and Minister	Reported quarterly to the Board and Minister	Reported quarterly to the Board and Minister	Report quarterly to the Board and Minister	Yes

		Monitor CN Rail’s environmental stewardship of freight railway lands under lease	Inspected and reported on one-third of railway network	Inspected and reported on one-third of railway network	Inspected and reported on one-third of railway network	Inspect and report on one-third of railway network	Yes

		Brief Minister on public issues involving CN Rail operations under Revitalization Agreement	Responded within 48 hours of event or request	Responded within 48 hours of event or request	Responded within 48 hours of event or request	Respond within 48 hours of event or request	Yes

Management of agreement with Kinder Morgan Canada Terminals	Effective and efficient management of the Operating Lease Agreement with Kinder Morgan Canada Terminals	Report on status of the Kinder Morgan Operating Lease Agreement	Reported quarterly to the Board and Minister	Reported quarterly to the Board and Minister	Reported quarterly to the Board and Minister	Report quarterly to the Board and Minister	Yes

		Monitor Kinder Morgan’s environmental stewardship of BCRC lands	Inspected and reviewed as required	Inspected and reviewed as required	Inspected and reviewed as required	Inspect and review as required	Yes

		Brief Minister on public issues involving Kinder Morgan operations under Operating Lease Agreement	Responded within 48 hours of event or request	Responded within 48 hours of event or request	Responded within 48 hours of event or request	Respond within 48 hours of event or request	Yes

Dispose of non-core real estate holdings	Dispose of all real estate holdings and other assets not required for freight railway corridors or port terminal operations	Number of property title transfers completed (#)	67	20	43	75	No

		Gain on disposal of assets ($ millions)	$63.7	$19.8	$27.3	$74.3	No

Insurance Corporation of BC

ICBC is one of BC’s largest corporations and one of Canada’s largest property and casualty insurers. ICBC earns approximately $3.6 billion in insurance premiums from over 3.2 million policies sold annually, and currently holds a $10.1 billion investment portfolio. ICBC offers automobile insurance products and services through a province-wide network of approximately 900 independent brokers, government agents and appointed agents. ICBC processes almost 1 million claims per year through its 24 hour telephone claims handling facility, province-wide network of 37 claims service locations and other claims handling facilities, and corporate website — www.icbc.com.

2009 Financial and Economic Review — September 2009

Chapter 3 – Commercial Crown Corporations Review

Table 3.9	Insurance Corporation of British Columbia
Five-Year Income Statement for the Years Ended December 31

($ millions)	2004	2005	2006	2007	2008
Revenue:
Net premiums	3,026.5	3,117.4	3,256.9	3,482.4	3,631.2
Investment income	395.3	579.4	512.3	611.6	280.4
Service fees	36.6	37.5	47.1	66.0	69.2
	3,458.4	3,734.3	3,816.3	4,160.0	3,980.8
Claims and expenses:
Claims incurred	2,242.3	2,444.5	2,544.4	2,646.4	2,646.2
Prior years’ claims adjustments	(4.7)	80.7	99.0	(33.8)	(136.4)
Net claims incurred	2,237.6	2,525.2	2,643.4	2,612.6	2,509.8
Claims services and operations	419.3	423.8	433.8	450.8	457.7
Insurance premium taxes and commissions	323.2	478.5	292.2	380.5	412.1
Non-insurance operating costs	105.3	108.9	96.8	92.9	103.8
	3,085.4	3,536.4	3,466.2	3,536.8	3,483.4
Income before unusual items	373.0	197.9	350.1	623.2	497.4
Unusual items	—	—	—	19.1	—
Net income	373.0	197.9	350.1	642.3	497.4
Financial data:
Average premium ($)	1,036	1,038	1,051	1,094	1,108
Claims incurred per thousand earned policies (2)	327	316	314	319	302
Average cost per claim incurred ($) (3)	2,414	2,646	2,687	2,668	2,745
Performance indicators:
Loss ratio	83.2	90.2	90.4	83.7	77.6
Insurance expense ratio	15.9	16.0	15.7	16.0	15.9
Return on investments (4)	6.1	6.4	7.3	6.0	4.5

(1)  Gain on sale of property and equipment.

(2)  Represents the number of claims reported per thousand policies earned during the year

(3)  Average claims incurred cost per claims reported.

(4)  Four-year annualized return.

ICBC was established in 1973 under the Insurance Corporation Act to provide universal property and casualty liability (i.e. Basic) automobile insurance to BC motorists, which was made compulsory. At the time it was established, ICBC was designated the sole provider of all automobile insurance products in British Columbia, Basic and Optional. Soon afterwards, the legislation was amended to allow private insurance companies to compete in the sale of noncompulsory Optional automobile insurance products. As part of its mandate, ICBC also provides driver licensing services, vehicle licensing and registration services, and fines collection on behalf of the provincial government.

In 2003, the provincial government mandated a number of changes to ICBC’s operations in order to ensure fair competition among all insurance providers in the Optional insurance marketplace. The British Columbia Utilities Commission (BCUC) was directed to regulate ICBC’s Basic insurance rates, and ICBC was required to separately disclose information on its Basic insurance line of business to the BCUC for Basic insurance rate setting purposes and in order to ensure appropriate cost allocation between the Basic and Optional lines of business.

Government also set out minimum capitalization targets for both the Basic and Optional lines of business, based on the minimum capital test for insurance companies in Canada as required by the federal Office of the Superintendent of Financial Institutions.

2009 Financial and Economic Review – September 2009

Chapter 3 – Commercial Crown Corporations Review

Since 2004, ICBC has maintained an average 4.7 per cent growth in premium revenue, primarily due to the increasing number of vehicles in the province, higher average optional insurance sales and changes to both Basic and Optional insurance rates. Despite the significant downturn in equity markets in 2008, investments remain a strong source of income with returns exceeding comparable market-based benchmarks in each of the last five years.

Rising injury claims costs are a concern throughout the automobile insurance industry. ICBC’s claims costs account for approximately three-quarters of ICBC’s total expenditures, and injury claims costs make up 60 per cent of that amount. Injury claims costs have increased by 21 per cent since 2004, reflecting a 26 per cent increase in the cost per claim, partially offset by a 5 per cent decrease in the number of claims. Comparatively, material damage claims costs have increased by 15 per cent since 2004, reflecting a 9 per cent increase in cost per claim and a 5 per cent increase in the number of claims.

Chart 3.4 ICBC injury and material damages claims

Basic insurance rates were unchanged in 2008 compared to a 2007 increase of 3.3 per cent due to rising injury claims costs. ICBC continues to maintain its market share for Optional insurance products. Optional insurance rates were decreased by 3.0 per cent in 2008 following a 3.8 per cent decrease in the average premiums in 2007.

ICBC’s Board of Directors sets the direction for fulfilling its mandate by setting goals for corporate performance. These goals and associated objectives are the basis upon which accountability and performance are evaluated. Where possible, standard industry measures – such as the combined ratio, loss ratio and expense ratio – are used to enable benchmarking with other property and casualty insurers. Where benchmarking is not possible, ICBC develops distinct measures relevant to the area of performance. The measures are monitored throughout the year and action is taken to address significant variances. Table 3.10 shows that ICBC met or exceeded nine of eleven planned objectives in 2008.

2009 Financial and Economic Review – September 2009

Chapter 3 – Commercial Crown Corporations Review

Table 3.10   ICBC Performance Measures

Goal	Objectives	Measures	2006 Actual	2007 Actual	2008 Actual	2008 Target	Target Achieved Yes/No

Customer focus	Be an auto insurance company our customers trust to:	insurance services satisfaction	93%	93%	93%	93%	Yes
	• deliver exceptional value, including competitive and stable prices
	• provide hassle-free claims service	claims services satisfaction	81%	84%	85%	83%	Yes
	• be easy to deal with in all aspects of our business
	Provide customers with the ICBC product that best matches their needs in partnership with Independent brokers	driver licensing satisfaction	90%	91%	93%	91%	Yes

Financial responsibility	Achieve financial strength through:	minimum capital test	148%	188%	209%	Min 150%	Yes

	• appropriate pricing	combined ratio
	• reducing the growth in claims costs • a disciplined approach to managing operating costs	• claims costs, claims-related expenses, and insurance expenses	103.4%	98.4%	93.0%	103.3%	Yes
	• maximizing investment returns based on acceptable risk	• non-insurance expenses	3.0%	2.6%	2.9%	2.8%
		total	106.4%	101.0%	95.9%	106.1%
		loss ratio	90.4%	83.7%	77.6%	87.0%	Yes
		expense ratio
		• insurance expense ratio	15.7%	16.0%	15.9%	16.7%	Yes
		• non-insurance expense ratio	3.0%	2.6%	2.9%	2.8%
		total	18.7%	18.6%	18.8%	19.5%
		investment return
		• ICBC portfolio	7.32%	6.03%	4.53%	Benchmark
		• policy benchmark	6.98%	5.79%	4.00%	+0.269%	Yes
		excess	0.34%	0.24%	0.53%

High-performing, engaged and capable people	Create a performance-driven company by: • developing our people
	• strengthening our leadership capability	employee engagement index	52%	49%	44%	52%	No
	• improving employee accountability for delivering results

Operational excellence	Deliver efficient and high-quality service by:
	• simplifying and enhancing key business processes	insurance operating cost per policy	$179	$184	$189	$193	Yes
	• minimizing system support costs to enable renewal of insurance and claims systems
	• building our competitive capabilities in underwriting, marketing, and business analytics	driver licensing cost per transaction	$10.0	$9.3	$9.7	$9.4	No

BC Transmission Corporation

BCTC was established in 2003 to manage the provincially owned transmission system by planning, building, operating and maintaining, the transmission system and managing interconnections with independent power producers. BCTC provides safe, reliable and cost effective transmission service for a variety of system users through the Open

2009 Financial and Economic Review – September 2009

Chapter 3 – Commercial Crown Corporations Review

Table 3.11	British Columbia Transmission Corporation Five-Year Income Statement for the Years Ended March 31 (1)

($ millions)	2005	2006	2007	2008	2009
Revenue	94.8	205.3	189.8	201.9	237.8
Expenses:
Operations, maintenance and administration	71.6	157.2	167.8	186.1	206.7
Amortization	17.3	19.7	14.2	14.4	19.7
Finance charges and other costs	2.5	6.8	6.5	6.3	9.2
	91.4	183.7	188.5	206.8	235.6
Operating results	3.4	21.6	1.3	(4.9)	2.2
Net transfer (to) from regulatory accounts	—	(8.1)	1.8	4.3	4.8
Other income	—	—	—	3.8	0.5
Net income	3.4	13.5	3.1	3.2	7.5
Financial data:
Capital spending	13.7	20.8	50.4	70.1	18.7
Debt (including current portion)	40.2	37.2	37.0	85.9	73.5
Performance indicators:
System Average Interruption Duration Index (hours)	2.33	2.07	4.23	2.43	2.36
Operating costs as a percent of revenue	75.5	76.6	88.4	92.2	86.9

(1) Prior years are restated to be consistent with the current presentation.

Access Transmission Tariff. The heritage transmission system owned by BC Hydro is the second largest in the Pacific Northwest with over 18,500 kilometres of high-voltage power lines, underground and submarine cables; 22,000 steel towers; 100,000 wood poles; 292 substations; a state-of-the-art system control centre and backup facility; 115 microwave stations and microwave repeater sites; and seven grid connections to Alberta and Washington State.

BCTC’s mandate is to provide open and fair access to the provincially owned electric transmission system, facilitate private generation investment in BC and maintain access to the Western North American wholesale electricity market. BCTC’s powers and functions are set out in the Transmission Corporation Act (2003), and in agreements with BC Hydro that have been designated under that act.

BCTC is subject to regulation by the British Columbia Utilities Commission (BCUC), which reviews BCTC’s tariff structure and proposed transmission projects. BCTC has a number of transmission projects underway, including expansion of the transmission system in central Vancouver Island and a major 500 kilovolt reinforcement from the Southern Interior to the Lower Mainland. In 2008/09, the Vancouver Island Transmission Reinforcement and system control centre modernization projects were completed.

Capital spending on transmission assets is reflected in BC Hydro’s financial statements. BCTC’s own capital spending primarily reflects the System Control Modernization Project and business systems.

Compared to its 2008/09 service plan, BCTC achieved four of seven corporate performance targets, including those that measure cost management, employee engagement, contractor safety and stakeholder satisfaction. BCTC did not meet three targets, one relating to system reliability, the second to BCTC employee safety and the third to environmental incidents. BCTC also added three new performance measures to help track progress on delivering key priorities (see Table 3.12).

2009 Financial and Economic Review – September 2009

Chapter 3 – Commercial Crown Corporations Review

Table 3.12 BC Transmission Corporation Performance Measures

							Target
			F2007	F2008	F2009	F2009	Achieved
Goal	Objectives	Measures	Actual	Actual	Actual	Target	Yes/No

Continuous improvements to everything BCTC does to manage the transmission system in a safe, reliable and cost-effective manner.	• Continuously improve overall system reliability and target specific areas of vulnerability. • Contribute to competitive electricity rates through prudent financial management of transmission capital and operation expenditures. • Continuously improve BCTC’s environmental and safety performance	System Average Interruption Duration Index (SAIDI) (hours)	4.23	2.43	2.36	2.23	No

		Total transmission expenditures/GWH x km (actual–plan variance %)	3.21%	-0.21%	-2.22%	New measure	N/A

		Lost time accidents (#) • BCTC • Contractors	0 6	0 17	1 6	0 23	No Yes

		Reportable environmental incidents (#)	13	9	12	10	No

Ensure that the transmission system is developed and used in an efficient manner that will benefit all of BCTC’s customers	• Support development of electricity policies in BC and the region. • Provide timely and efficient service. • Encourage greater integration of BC with the western markets.	Stakeholder satisfaction (%)	91%	87%	89%	89%	Yes

Effectively manage and expand BC’s transmission infrastructure to meet future needs.	• Ensure BCTC makes appropriate transmission investment decisions to meet long-term needs of BC. • Deliver capital projects on time and on budget.	Projects complete on/under budget (%)	n/a	n/a	69%	New measure	N/A

		Critical commitments on time (%)	n/a	n/a	87%	New measure	N/A

Establish BCTC’s credibility and position in the industry with First Nations and stakeholders within BC and within the broader region.	• Build open and constructive relationships with stakeholders and First Nations.	Stakeholder satisfaction (%)	91%	87%	89%	89%	Yes

Invest in the recruitment, renewal, development, and growth of employee capabilities.	• Attract, develop, and retain a highly skilled and engaged workforce.	Employee engagement index (max. score 5.0)	3.55	3.53	3.61	3.48	Yes

Columbia Power Corporation

CPC was incorporated in 1994 as a precursor to the Columbia Basin Initiative, a unique arrangement under which the provincial government directly shared a portion of the revenue from the sale of downstream power benefits from the Columbia River Treaty with the residents of the Columbia Basin in recognition of the significant economic, environmental and social costs resulting from the construction of the three dams required by the treaty.

2009 Financial and Economic Review – September 2009

Chapter 3 – Commercial Crown Corporations Review

Table 3.13	Columbia Power Corporation Five-Year Income Statement for the Years Ended March 31

($ millions)	2005	2006	2007	2008	2009
Revenue	29.2	31.7	35.0	41.8	49.5
Expenses:
Water rentals	4.1	4.0	4.2	4.5	4.6
Operations, maintenance and administration	3.2	3.1	3.6	5.4	7.4
Amortization	6.9	6.3	6.4	7.9	9.2
Other costs	2.4	1.9	1.7	3.7	1.9
	16.6	15.3	15.9	21.5	23.1
Operating results	12.6	16.4	19.1	20.3	26.4
Finance charges	(8.4)	(8.9)	(8.5)	(8.3)	(8.0)
Unusual items	1.5	(4.4)	4.2	3.9	(0.1)
Net income	5.7	3.1	14.8	15.9	18.3
Financial data:
Capital spending on power projects	41.9	17.3	10.4	15.2	16.2
Debt (including current portion)	128.4	123.4	118.0	112.0	106.4
Performance indicators:
Debt to Equity Ratio	30:70	29:71	27:73	25:75	23:77
ROCE (per cent)	2.95	3.87	4.44	4.66	5.93

The Columbia Basin Initiative was launched in 1995 with the Columbia Basin Trust Act, which created Columbia Basin Trust (CBT), and the 1995 Financial Agreement between the provincial government and CBT. Under the agreement, CPC and CBT each received $250 million over 10 years to provide equity for qualifying power project developments in the region. Returns from CBT’s 50 per cent share are used by CBT to provide benefits to the people of the region, in accordance with the Columbia Basin Trust Act.

CPC’s mandate is to efficiently develop and operate commercially viable, environmentally sound and safe power project investments through joint ventures with subsidiaries of CBT, and to manage the joint ventures. CPC finances the power projects using the government’s equity contributions, retained earnings and limited-recourse project debt, without government debt guarantees.

CPC is a small organization, with 52 full-time equivalent positions, located in Castlegar. The corporation focuses on asset management activities while engaging private sector firms to provide construction, plant operation and specialist consulting services. Through its joint ventures, CPC is one of the largest producers of electricity in British Columbia.

The purchase of the Brilliant Dam in 1996 was the first investment by the joint venture partners. In addition, three projects were designated as core to the initiative: Arrow Lakes Generating Station (completed); Brilliant Expansion (completed); and Waneta Expansion (in the development phase). Other generation, distribution and transmission projects can be carried out by CPC and CBT, provided both parties agree and the projects meet the same commercial and other tests as the core projects.

CPC’s return on capital employed (ROCE) over the last five years has gradually increased reflecting completion of the Brilliant Expansion. Now that this project is in operation, further improvement in the provincial government’s overall return on its investment in the Columbia Basin projects is expected.

2009 Financial and Economic Review – September 2009

Chapter 3 – Commercial Crown Corporations Review

CPC’s 2008 Service Plan established four goals and 11 performance measures to provide a framework for evaluating its operations (see Table 3.14). Several of the performance measures are applied to each of the major projects undertaken by the corporation. All but three of the targets were achieved.

Table 3.14  Columbia Power Corporation Performance Measures

Goal	Objectives	Measures	F2007 Actual	F2008 Actual	F2009 Actual	F2009 Target	Target Achieved Yes/No

Effective Project Development	• Development of projects on time. • Development of projects on budget. • Effective construction management.	Variance in project development time	BRX delayed	WAX proceeding to RFP stage	WAX proceeding to final Go/No Go decision	Monitor WAX schedule	No

		Variance from project budgets	BRX on budget	Claims settled with BRX contractor	BRX: no additional claims	Manage claims from BRX contractor	Yes

		Unresolved deficiency ratio	ALGS and BRX: deficiencies actively monitored	ALGS and BRX: deficiencies actively monitored	BRX: deficiencies actively monitored	Document deficiencies and monitor resolutions for ALGS and BRX	Yes

Reliable Plant Operation	• Reliable plant operations	Energy entitlement ratio	ALGS: 96% BRD: 99%	ALGS: 99% BRD: 99% BRX: 76%	ALGS> 95% BRD> 95% BRX> 81%	ALGS> 95% BRD> 95% BRX> 90%	Yes Yes No

Effective Financial Planning	• Investment grade non-taxpayer supported debt • Acceptable return on equity	Investment grade bond rating	Maintained ratings for all bonds	Maintained ratings for all bonds	Maintained ratings for all bonds	Maintain or improve ratings for all bonds	Yes

		Debt service coverage ratio greater than or equal to 1.3	ALGS: 2.7 BRD: 1.8	ALGS: 2.9 BRD: 1.8	ALGS: 2.2 BRD: 1.8	ALGS: 2.1 BRD: 1.7	Yes Yes

		Capital structure (debt to equity ratio)	27:73	28:72	27:73	24:76	Yes

		Return on equity	4.7%	4.8%	5.3%	4.1%	Yes

Effective Joint Venture Management	• Cost efficient joint venture management • Environmental compliance	Operations, maintenance and administration unit cost for assets in service	ALGS: $4.03 BRD: $2.34 BRX: $7.41	ALGS: $3.01 BRD: $2.02 BRX: $20.15	ALGS: $4.18 BRD: $2.05 BRX: $13.34	ALGS: $4.03 BRD: $2.34 BRX: $7.41	No Yes No

		Revenue per employee	$847,000	$1,045,000	$1,074,000	$859,000	Yes

		Environmental compliance	Dead sturgeon found at BRX	Zero material non- compliance notices	Zero material non- compliance notices	Zero material non- compliance notices	Yes

ALGS – Arrow Lakes Generating Station; BRD – Brilliant Dam; BRX – Brilliant Expansion; WAX – Waneta Expansion

Provincial Capital Commission

PCC operates under the authority of the Capital Commission Act to protect and enhance the amenity value of the Capital Improvement District (CID), which includes the City of Victoria, the municipalities of Esquimalt and Oak Bay, the Saanich Peninsula and the Western Communities. In 2003, PCC’s core mandate was revised to include the delivery of Outreach programs intended to connect British Columbians with their capital, and foster awareness of and pride in the diverse cultures and rich history of the province.

2009 Financial and Economic Review – September 2009

Chapter 3 – Commercial Crown Corporations Review

Table 3.15	Provincial Capital Commission Five-Year Income Statement for the Years Ended March 31

($ thousands)	2005	2006	2007	2008	2009
Revenue	3,181	2,580	3,089	3,322	3,543
Expenses:
Operating and program costs	2,853	2,159	2,346	2,777	3,024
Amortization	270	284	372	401	413
	3,123	2,443	2,718	3,178	3,437
Operating results	58	137	371	144	106
Property Plan dispositions (net of expenses)	—	—	—	645	282
Grants from restricted reserves (1)	(182)	(106)	(35)	(223)	(604)
Transition costs, other property activities	(549)	(51)	—	—	(175)
Net income	(673)	(20)	336	566	(391)
Financial data:
Capital spending, net of contributions	377	1,074	228	195	371
Deferred contribution – Belleville Port Facility	1,330	1,163	1,122	1,078	903
Restricted reserves	1,223	295	95	472	—
Unrestricted reserves	413	414	743	850	912

(1) Prior years include Greenways and Beautification projects. 2008 and 2009 expenses are for BC 150 Celebrations.

PCC owns and manages a property inventory within the CID that includes heritage buildings, Inner Harbour ferry terminal facilities and development sites currently used as temporary parking lots, parks and green space. As a self-supporting Crown corporation, net income from its property portfolio is used to fund its outreach programs, property maintenance and other initiatives such as BC150 Years celebrations that included PCC’s delivery of Festival 150 hosted in the Capital over the BC Day weekend.

PCC is an active supporter of activities that create awareness of the capital as a special place for British Columbians, that honour First Nations’ heritage and that showcases the capital region. Sponsored events included BC150 Years celebrations, 150th anniversary celebration of St. Ann’s Academy and the North American Indigenous Games.

Reserves represent past earnings that are an important source of financing for PCC programs, building remediation and capital maintenance. The reserve balance decreased to $0.9 million in 2008/09 from $1.3 million reflecting funding for BC150 Years celebrations.

PCC’s 2008 Service Plan established three goals and ten performance measures to provide a framework for evaluating its operations (see Table 3.16). All of the targets were achieved in 2008/09.

2009 Financial and Economic Review – September 2009

Chapter 3 – Commercial Crown Corporations Review

Table 3.16  Provincial Capital Commission Performance Measures

Target
			F2007	F2008	F2009	F2009	Achieved
Goal	Objectives	Measures	Actual	Actual	Actual	Target	Yes/No

British Columbians embrace and take pride in the capital.	• Implement and assess programs and strategies to connect with children, youth and aboriginal people. • Build connections between regions to the capital.	Description and number of cumulative Outreach programs	2 new initiatives 4 cumulative	+2 new initiative 6 cumulative	+2 new initiatives 8 cumulative	+2 new initiatives 8 cumulative	Yes

		Level of participation in Outreach programs for children and youth	New measure – student travel subsidy program developed	2,400 students baseline established	+74% from baseline – 4,253 students from 92 schools province–wide	+5% from baseline – 2,520 students	Yes

		Number and geographic location of communities participating in programs, events and activities	New measure	60 communities baseline established	+30% from baseline 82 communities participated	+5% from baseline – 63 communities	Yes

		Participant and community assessment of the quality and effectiveness of Outreach programs	New measure	Results reported	Comments provided in annual report	Maintain positive assessment	n/a – subjective measure

Effective management of property assets to optimize revenues and opportunities on a self-sustaining basis	• Identify opportunities to optimize revenues. • Rationalize property assest consistent with PCC plans and government direction.	Annual revenues from all corporate assets	$3.1 million	$3.3 million	$3.5 million	$3.2 million	Yes

		Qualitative improvements to property management	9 new 9 cumulative	10 new 19 cumulative	9 new 28 cumulative	Report annually	Yes

		Percentage of occupied lease space in heritage buildings	92%	95%	100% of rentable space	> 95%	Yes

Sound governance and results-oriented management of the PCC	• Embrace government’s Climate Action Strategy. • continue best practices in corporate governance, management and reporting.	Qualitative improvements in business processes and governance	4 new 4 cumulative	6 new 10 cumulative	5 new 15 cumulative	3 new 13 cumulative	Yes

		Board governance and corporate support costs as a percentage of budgeted revenues	14%	13%	14%	< 15%	Yes

		Self-sustaining operations	Achieved budget	Achieved budget	Achieved surplus	Achieve budget	Yes

2009 Financial and Economic Review – September 2009

Appendix 1

Economic Review

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.1A  Aggregate and Labour Market Indicators

			Real GDP	Personal	Capital	Business			Unemployment
	Population (1)	Nominal GDP	(chained)	income	investment	incorporations	Labour force	Employment	rate
	(thousands)	($ millions)	($2002 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1981	2,827	44,869	84,482	37,220		23,368	1,416	1,320	6.8
1982	2,877	45,024	79,324	40,425		11,432	1,427	1,253	12.1
1983	2,908	47,477	79,824	41,634		13,787	1,446	1,245	13.9
1984	2,947	49,840	80,440	43,734		14,052	1,465	1,245	15.0
1985	2,975	53,540	86,026	46,588		15,581	1,491	1,274	14.6
1986	3,004	56,547	86,187	48,911		17,067	1,524	1,327	12.9
1987	3,049	62,515	91,503	52,903		18,691	1,567	1,378	12.1
1988	3,115	69,408	96,824	58,298		18,703	1,599	1,435	10.3
1989	3,197	75,582	100,007	65,009		21,817	1,659	1,508	9.1
1990	3,292	79,350	101,408	72,038		19,550	1,703	1,560	8.4
1991	3,374	81,849	101,593	75,336	17,370	18,528	1,751	1,578	9.9
1992	3,469	87,242	104,216	78,610	17,979	20,406	1,800	1,617	10.1
1993	3,568	94,077	108,874	81,914	18,875	22,955	1,848	1,668	9.7
1994	3,676	100,512	111,945	85,703	21,353	25,774	1,918	1,743	9.1
1995	3,777	105,670	114,620	90,056	20,591	23,846	1,951	1,786	8.5
1996	3,874	108,865	117,442	92,661	19,408	22,848	1,988	1,816	8.7
1997	3,949	114,383	121,177	95,925	22,552	22,958	2,031	1,861	8.4
1998	3,983	115,641	122,766	98,135	20,819	20,759	2,038	1,858	8.8
1999	4,011	120,921	126,708	101,465	21,152	21,009	2,065	1,894	8.3
2000	4,039	131,333	132,578	107,624	21,799	21,515	2,080	1,931	7.1
2001	4,076	133,514	133,403	110,369	23,414	19,749	2,083	1,922	7.7
2002	4,098	138,193	138,193	113,451	23,732	21,262	2,148	1,965	8.5
2003	4,122	145,642	141,435	117,126	25,434	23,243	2,191	2,015	8.0
2004	4,155	157,675	146,541	124,263	29,665	25,428	2,222	2,063	7.2
2005	4,197	169,308	152,998	131,454	33,254	28,593	2,263	2,131	5.9
2006	4,244	182,743	159,733	142,195	39,912	30,667	2,305	2,196	4.8
2007	4,310	192,528	164,583	151,836	42,670	30,841	2,366	2,266	4.2
2008	4,382	199,214	164,161	159,739	46,689	na	2,426	2,314	4.6

				Personal	Capital	Business			Unemployment
	Population (1)	Nominal GDP	Real GDP	income	investment	incorporations	Labour force	Employment	rate
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(change)
1982	1.8	0.3	(6.1)	8.6	—	(51.1)	0.8	(5.0)	5.3
1983	1.1	5.4	0.6	3.0	—	20.6	1.3	(0.7)	1.8
1984	1.4	5.0	0.8	5.0	—	1.9	1.3	0.0	1.1
1985	0.9	7.4	6.9	6.5	—	10.9	1.8	2.3	(0.4)
1986	1.0	5.6	0.2	5.0	—	9.5	2.2	4.2	(1.7)
1987	1.5	10.6	6.2	8.2	—	9.5	2.8	3.8	(0.8)
1988	2.2	11.0	5.8	10.2	—	0.1	2.0	4.1	(1.8)
1989	2.6	8.9	3.3	11.5	—	16.6	3.8	5.1	(1.2)
1990	3.0	5.0	1.4	10.8	—	(10.4)	2.6	3.4	(0.7)
1991	2.5	3.1	0.2	4.6	—	(5.2)	2.8	1.1	1.5
1992	2.8	6.6	2.6	4.3	3.5	10.1	2.8	2.5	0.2
1993	2.9	7.8	4.5	4.2	5.0	12.5	2.7	3.1	(0.4)
1994	3.0	6.8	2.8	4.6	13.1	12.3	3.8	4.5	(0.6)
1995	2.8	5.1	2.4	5.1	(3.6)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.0	2.5	2.9	(5.7)	(4.2)	1.9	1.7	0.2
1997	1.9	5.1	3.2	3.5	16.2	0.5	2.1	2.4	(0.3)
1998	0.9	1.1	1.3	2.3	(7.7)	(9.6)	0.4	(0.1)	0.4
1999	0.7	4.6	3.2	3.4	1.6	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	6.1	3.1	2.4	0.7	1.9	(1.2)
2001	0.9	1.7	0.6	2.6	7.4	(8.2)	0.1	(0.5)	0.6
2002	0.5	3.5	3.6	2.8	1.4	7.7	3.1	2.3	0.8
2003	0.6	5.4	2.3	3.2	7.2	9.3	2.0	2.5	(0.5)
2004	0.8	8.3	3.6	6.1	16.6	9.4	1.4	2.4	(0.8)
2005	1.0	7.4	4.4	5.8	12.1	12.4	1.9	3.3	(1.3)
2006	1.1	7.9	4.4	8.2	20.0	7.3	1.8	3.1	(1.1)
2007	1.6	5.4	3.0	6.8	6.9	0.6	2.7	3.2	(0.6)
2008	1.7	3.5	(0.3)	5.2	9.4	na	2.5	2.1	0.4

(1)          As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001 and 2006, and non-permanent residents.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.1B  Prices, Earnings and Financial Indicators

						Personal
			Average			Disposable			Conventional
	BC	Vancouver	weekly	Labour	Personal income	Income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate(1)	income	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(dollars)	(dollars)	(per cent)	(US cents)	(per cent)
1981	51.8	51.2	—	25,637	13,180	10,793	19.3	83.4	18.4
1982	57.3	56.6	—	26,497	14,071	11,482	15.8	81.1	18.0
1983	60.4	59.7	—	27,018	14,329	11,588	11.2	81.1	13.2
1984	62.8	62.1	—	27,811	14,847	12,141	12.1	77.2	13.6
1985	64.8	64.0	—	29,100	15,664	12,780	10.6	73.2	12.1
1986	66.7	66.2	—	30,339	16,281	13,133	10.5	72.0	11.2
1987	68.7	68.2	—	32,837	17,344	13,853	9.5	75.4	11.2
1988	71.2	70.6	—	36,110	18,713	14,843	10.8	81.3	11.6
1989	74.4	73.8	—	40,295	20,329	16,150	13.3	84.5	12.1
1990	78.4	77.8	—	44,216	21,891	17,010	14.1	85.7	13.4
1991	82.6	81.9	—	46,296	22,332	17,311	9.9	87.3	11.1
1992	84.8	84.3	—	48,924	22,664	17,456	7.5	82.7	9.5
1993	87.8	87.3	—	51,312	22,962	17,804	5.9	77.5	8.8
1994	89.5	89.1	—	53,972	23,316	17,970	6.9	73.2	9.5
1995	91.6	91.3	—	56,768	23,843	18,302	8.6	72.9	9.2
1996	92.4	92.1	—	58,517	23,917	18,221	6.1	73.3	7.9
1997	93.1	92.6	612.63	60,681	24,294	18,484	5.0	72.2	7.1
1998	93.4	93.0	621.21	61,965	24,638	18,676	6.6	67.4	6.9
1999	94.4	93.9	628.82	64,045	25,295	19,298	6.4	67.3	7.6
2000	96.1	96.0	639.37	68,369	26,645	20,277	7.3	67.3	8.4
2001	97.7	97.8	648.19	70,044	27,062	20,923	5.8	64.6	7.4
2002	100.0	100.0	668.04	72,900	27,567	21,527	4.2	63.7	7.0
2003	102.2	102.0	683.68	75,605	28,187	22,021	4.7	71.4	6.4
2004	104.2	104.0	686.74	80,599	29,560	23,051	4.0	76.8	6.2
2005	106.3	106.0	704.49	85,805	30,856	23,866	4.4	82.5	6.0
2006	108.1	108.0	726.02	93,963	32,914	25,510	5.8	88.2	6.7
2007	110.0	110.2	747.84	99,894	34,664	26,794	6.1	93.1	7.1
2008	112.3	108.0	780.85	105,506	36,457	28,616	4.7	93.7	7.1

						Personal
			Average			Disposable			Conventional
	BC	Vancouver	weekly	Labour	Personal income	Income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate(1)	income	per capita	per capita	rate	exchange rate	mortgage rate
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(change)	(change)	(change)
1982	10.6	10.5	—	3.4	6.8	6.4	(3.5)	(2.4)	(0.3)
1983	5.4	5.5	—	2.0	1.8	0.9	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	2.9	3.6	4.8	0.9	(3.9)	0.4
1985	3.2	3.1	—	4.6	5.5	5.3	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	4.3	3.9	2.8	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	8.2	6.5	5.5	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	10.0	7.9	7.1	1.3	5.8	0.4
1989	4.5	4.5	—	11.6	8.6	8.8	2.5	3.2	0.5
1990	5.4	5.4	—	9.7	7.7	5.3	0.7	1.2	1.3
1991	5.4	5.3	—	4.7	2.0	1.8	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	5.7	1.5	0.8	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	4.9	1.3	2.0	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	5.2	1.5	0.9	0.9	(4.3)	0.8
1995	2.3	2.5	—	5.2	2.3	1.8	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	3.1	0.3	(0.4)	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	3.7	1.6	1.4	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.1	1.4	1.0	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.2	3.4	2.7	3.3	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.7	6.8	5.3	5.1	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	1.6	3.2	(1.5)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.1	1.9	2.9	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.7	2.2	2.3	0.5	7.7	(0.6)
2004	2.0	2.0	0.4	6.6	4.9	4.7	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.6	6.5	4.4	3.5	0.4	5.7	(0.2)
2006	1.7	1.9	3.1	9.5	6.7	6.9	1.4	5.7	0.7
2007	1.8	2.0	3.0	6.3	5.3	5.0	0.3	4.9	0.4
2008	2.1	(2.0)	4.4	5.6	5.2	6.8	(1.4)	0.6	0.0

(1) Data prior to 1997 are not available.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.1C  Other Indicators

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales(1)	starts	building permits	GDP(2)	GDP(2)	exports
	($ millions)	($ millions)	(number)	($ millions)	($ millions)	($ millions)	($ millions)
1981	—	—	41,585	1,335	—	—	12,888
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,822
1989	—	—	38,894	1,812	—	—	18,307
1990	—	—	36,720	1,833	—	—	16,605
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,033
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,873
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	4,482	5,123	26,699
1998	31,757	35,762	19,931	2,022	4,632	5,454	25,942
1999	36,679	36,373	16,309	2,104	4,807	5,576	29,044
2000	40,699	38,435	14,418	2,089	5,048	6,280	33,639
2001	38,303	40,719	17,234	2,125	5,191	6,311	31,680
2002	38,610	43,265	21,625	1,771	5,238	6,730	28,828
2003	39,772	44,421	26,174	1,880	5,233	7,347	28,264
2004	41,630	47,217	32,925	2,070	5,687	7,805	31,008
2005	42,984	49,286	34,667	3,212	6,151	8,690	34,167
2006	44,944	52,837	36,443	3,921	6,601	9,445	33,471
2007	42,929	56,365	39,195	3,933	6,993	10,335	31,560
2008	40,008	56,562	34,321	3,678	n.a.	n.a.	33,199

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales(1)	starts	building permits	GDP(2)	GDP(2)	exports
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)
1982	—	—	(52.4)	(23.2)	—	—	(4.2)
1983	—	—	14.1	(24.5)	—	—	7.2
1984	—	—	(28.5)	6.7	—	—	18.9
1985	—	—	11.1	(1.7)	—	—	(13.7)
1986	—	—	15.1	12.3	—	—	(4.1)
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	12.2
1989	—	—	27.6	10.0	—	—	2.7
1990	—	—	(5.6)	1.2	—	—	(9.3)
1991	—	—	(13.2)	(1.6)	—	—	(8.1)
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	3.3	6.5	(2.8)
1999	15.5	1.7	(18.2)	4.0	3.8	2.2	12.0
2000	11.0	5.7	(11.6)	(0.7)	5.0	12.6	15.8
2001	(5.9)	5.9	19.5	1.7	2.8	0.5	(5.8)
2002	0.8	6.3	25.5	(16.6)	0.9	6.6	(9.0)
2003	3.0	2.7	21.0	6.1	(0.1)	9.2	(2.0)
2004	4.7	6.3	25.8	10.1	8.7	6.2	9.7
2005	3.3	4.4	5.3	55.2	8.2	11.3	10.2
2006	4.6	7.2	5.1	22.1	7.3	8.7	(2.0)
2007	(4.5)	6.7	7.6	0.3	5.9	9.4	(5.7)
2008	(6.8)	0.3	(12.4)	(6.5)	na	na	5.2

(1)          Retail sales data have been revised from 1991 to 2006 and are now classified under the North American Industry Classification System (NAICS 2002).

(2)          Data prior to 1997 are not available.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.1D   Commodity Production Indicators

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	billed	shipments	production	gas production	production	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1981	24,598	52,992	2,854	1,852	—	11,782	—	51,008	877	236
1982	23,855	56,232	2,662	1,862	—	11,769	—	48,238	962	241
1983	30,773	71,443	3,221	2,120	—	11,717	—	47,213	917	210
1984	30,884	74,557	2,836	2,082	—	20,771	—	52,369	1,005	243
1985	32,994	76,869	3,298	2,481	—	22,993	2,524	59,126	1,061	378
1986	31,468	77,503	3,628	2,629	—	20,361	2,512	50,759	1,106	405
1987	37,336	90,592	4,136	2,762	—	21,990	2,896	63,066	1,122	455
1988	36,736	86,808	4,141	2,845	—	24,942	3,325	60,943	1,206	573
1989	35,952	86,793	4,189	2,834	—	24,800	3,344	57,655	1,255	513
1990	33,514	78,045	3,547	2,992	—	24,557	3,092	60,662	1,299	559
1991	31,406	73,449	4,014	2,667	—	24,965	2,950	62,981	1,342	492
1992	33,396	73,937	3,825	2,708	890	17,173	2,577	64,058	1,404	533
1993	33,935	79,232	4,040	3,110	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	75,639	4,763	2,983	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	76,471	4,572	2,833	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	75,213	4,390	2,801	1,333	25,422	3,004	71,765	1,706	590
1997	31,562	68,628	4,532	2,649	1,588	27,876	3,047	66,961	1,738	604
1998	30,238	64,967	4,462	2,567	1,574	24,868	2,893	67,710	1,780	547
1999	32,397	75,998	4,995	3,016	2,091	24,845	2,445	68,045	1,885	613
2000	34,346	76,988	5,152	3,126	4,783	25,682	2,891	68,241	2,024	667
2001	32,606	72,008	4,710	2,879	5,666	27,006	2,867	57,332	2,201	647
2002	35,501	73,386	4,477	2,900	4,251	24,397	2,864	64,945	2,174	664
2003	36,031	61,925	4,762	2,919	6,230	23,073	2,887	63,051	2,248	645
2004	39,879	92,361	4,724	2,976	6,784	27,313	3,740	60,496	2,360	635
2005	41,013	83,134	4,932	2,953	8,967	26,718	5,384	67,811	2,372	706
2006	41,051	81,526	4,736	3,019	7,148	23,161	5,991	62,021	2,289	786
2007	36,677	75,557	4,717	2,763	6,912	25,941	5,607	72,217	2,417	709
2008	28,192	62,081	4,021	2,514	9,240	26,163	6,653	65,824	2,612	n.a.

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Value of
	production	billed	shipments	production	gas production	production	shipments	generated	receipts	seafood products
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)
1982	(3.0)	6.1	(6.7)	0.5	—	(0.1)	—	(5.4)	9.7	2.1
1983	29.0	27.1	21.0	13.9	—	(0.4)	—	(2.1)	(4.7)	(12.9)
1984	0.4	4.4	(12.0)	(1.8)	—	77.3	—	10.9	9.6	15.7
1985	6.8	3.1	16.3	19.2	—	10.7	—	12.9	5.7	55.6
1986	(4.6)	0.8	10.0	6.0	—	(11.4)	—	(14.2)	4.2	7.1
1987	18.6	16.9	14.0	5.1	—	8.0	—	24.2	1.4	12.3
1988	(1.6)	(4.2)	0.1	3.0	—	13.4	—	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	1.2	(0.4)	—	(0.6)	—	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(15.3)	5.5	—	(1.0)	—	5.2	3.5	9.0
1991	(6.3)	(5.9)	13.2	(10.8)	—	1.7	—	3.8	3.3	(12.0)
1992	6.3	0.7	(4.7)	1.5	—	(31.2)	—	1.7	4.7	8.3
1993	1.6	7.2	5.6	14.8	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.9	(4.1)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	1.1	(4.0)	(5.0)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(1.6)	(4.0)	(1.1)	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(8.8)	3.2	(5.4)	19.1	9.7	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.3)	(1.5)	(3.1)	(0.9)	(10.8)	(5.1)	1.1	2.4	(9.4)
1999	7.1	17.0	11.9	17.5	32.8	(0.1)	(15.5)	0.5	5.9	12.1
2000	6.0	1.3	3.1	3.6	128.7	3.4	18.2	0.3	7.4	8.8
2001	(5.1)	(6.5)	(8.6)	(7.9)	18.5	5.2	(0.8)	(16.0)	8.7	(3.0)
2002	8.9	1.9	(4.9)	0.7	(25.0)	(9.7)	(0.1)	13.3	(1.2)	2.6
2003	1.5	(15.6)	6.4	0.7	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.7	49.2	(0.8)	2.0	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.8	(10.0)	4.4	(0.8)	32.2	(2.2)	44.0	12.1	0.5	11.2
2006	0.1	(1.9)	(4.0)	2.2	(20.3)	(13.3)	11.3	(8.5)	(3.5)	11.3
2007	(10.7)	(7.3)	(0.4)	(8.5)	(3.3)	12.0	(6.4)	16.4	5.6	n.a.
2008	(23.1)	(17.8)	(14.8)	(9.0)	33.7	0.9	18.7	(8.9)	8.1	n.a.

Sources: Statistics Canada and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.2   British Columbia Real GDP at Market Prices, Expenditure Based

					Machinery and
	Consumer	Government	Residential	Non-Residential	Equipment	Business
	Expenditure	Expenditure	Investment	Investment	Investment	Investment	Exports	Imports	Real GDP
	(millions of 2002 $, chained)
1984	48,794	18,834	4,227	5,120	2,644	11,680	31,393	31,806	80,440
1985	50,790	19,293	4,567	4,795	2,942	12,072	34,493	32,811	86,026
1986	52,048	19,491	5,025	3,758	2,835	11,406	36,060	34,148	86,187
1987	54,882	19,626	5,967	4,000	3,422	13,206	38,879	37,081	91,503
1988	57,649	20,887	6,647	4,846	4,453	15,844	41,153	40,168	96,824
1989	61,216	21,259	7,651	5,370	5,295	18,245	40,426	43,926	100,007
1990	63,788	22,152	7,790	5,325	5,330	18,379	40,078	45,889	101,408
1991	63,972	23,548	7,368	5,593	5,254	18,119	40,825	46,431	101,593
1992	66,034	24,415	9,056	4,388	5,138	18,674	42,286	48,547	104,216
1993	68,115	24,775	9,289	4,186	5,150	18,760	44,034	48,195	108,874
1994	70,986	24,868	9,342	5,388	5,888	20,605	46,727	55,624	111,945
1995	72,960	24,487	8,224	5,421	5,972	19,541	49,407	56,261	114,620
1996	75,660	25,144	8,350	4,859	5,792	18,981	49,936	55,930	117,442
1997	78,443	25,057	8,783	6,277	6,781	21,757	51,917	59,953	121,177
1998	79,749	25,743	7,601	5,099	7,321	20,013	53,381	59,318	122,766
1999	81,984	25,614	7,016	5,420	7,652	20,093	58,065	62,938	126,708
2000	84,482	26,672	7,090	5,423	8,188	20,713	63,050	67,745	132,578
2001	86,296	27,952	7,752	6,343	8,284	22,389	61,927	67,912	133,403
2002	89,238	28,260	8,982	5,890	8,021	22,893	62,706	68,144	138,193
2003	92,250	28,357	9,969	6,620	8,133	24,747	63,918	71,816	141,435
2004	96,187	28,346	11,459	7,222	8,841	27,587	67,013	77,380	146,541
2005	100,221	28,791	12,259	7,533	10,549	30,217	70,116	82,348	152,998
2006	105,963	29,687	13,145	8,797	12,242	33,905	72,824	89,495	159,733
2007	111,521	30,905	13,432	8,235	13,318	34,392	72,638	93,015	164,583
2008	114,602	32,200	12,882	8,935	13,685	34,783	67,719	91,918	164,161

(annual percentage change)
1985	4.1	2.4	8.0	(6.3)	11.3	3.4	9.9	3.2	6.9
1986	2.5	1.0	10.0	(21.6)	(3.6)	(5.5)	4.5	4.1	0.2
1987	5.4	0.7	18.7	6.4	20.7	15.8	7.8	8.6	6.2
1988	5.0	6.4	11.4	21.2	30.1	20.0	5.8	8.3	5.8
1989	6.2	1.8	15.1	10.8	18.9	15.2	(1.8)	9.4	3.3
1990	4.2	4.2	1.8	(0.8)	0.7	0.7	(0.9)	4.5	1.4
1991	0.3	6.3	(5.4)	5.0	(1.4)	(1.4)	1.9	1.2	0.2
1992	3.2	3.7	22.9	(21.5)	(2.2)	3.1	3.6	4.6	2.6
1993	3.2	1.5	2.6	(4.6)	0.2	0.5	4.1	(0.7)	4.5
1994	4.2	0.4	0.6	28.7	14.3	9.8	6.1	15.4	2.8
1995	2.8	(1.5)	(12.0)	0.6	1.4	(5.2)	5.7	1.1	2.4
1996	3.7	2.7	1.5	(10.4)	(3.0)	(2.9)	1.1	(0.6)	2.5
1997	3.7	(0.3)	5.2	29.2	17.1	14.6	4.0	7.2	3.2
1998	1.7	2.7	(13.5)	(18.8)	8.0	(8.0)	2.8	(1.1)	1.3
1999	2.8	(0.5)	(7.7)	6.3	4.5	0.4	8.8	6.1	3.2
2000	3.0	4.1	1.1	0.1	7.0	3.1	8.6	7.6	4.6
2001	2.1	4.8	9.3	17.0	1.2	8.1	(1.8)	0.2	0.6
2002	3.4	1.1	15.9	(7.1)	(3.2)	2.3	1.3	0.3	3.6
2003	3.4	0.3	11.0	12.4	1.4	8.1	1.9	5.4	2.3
2004	4.3	(0.0)	14.9	9.1	8.7	11.5	4.8	7.7	3.6
2005	4.2	1.6	7.0	4.3	19.3	9.5	4.6	6.4	4.4
2006	5.7	3.1	7.2	16.8	16.0	12.2	3.9	8.7	4.4
2007	5.2	4.1	2.2	(6.4)	8.8	1.4	(0.3)	3.9	3.0
2008	2.8	4.2	(4.1)	8.5	2.8	1.1	(6.8)	(1.2)	(0.3)

Source: Statistics Canada

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.3   British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Mining,				Transportation	Wholesale	Finance,			Real GDP
	Animal	Hunting and	and	Oil and Gas				and	and Retail	Insurance and	Other	Public	at Basic
	Production	Trapping	Logging	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Real Estate	Services	Administration	Prices
	(millions of 2002 $, chained)
1997	954	235	2,935	3,137	11,507	6,617	2,914	7,176	11,380	24,763	33,274	6,277	111,554
1998	909	153	2,952	3,324	11,255	6,101	2,991	7,273	11,977	25,076	34,223	6,339	112,913
1999	979	118	2,789	3,329	12,840	5,881	3,040	7,575	12,158	25,838	34,762	6,588	116,307
2000	975	135	2,638	3,344	14,990	5,795	3,058	8,122	12,689	26,284	36,157	6,790	121,546
2001	1,141	111	2,647	4,252	13,667	6,021	2,389	7,997	13,055	27,019	37,079	6,919	122,848
2002	1,058	134	2,713	4,383	13,687	6,328	2,837	8,072	13,566	28,078	38,253	7,128	126,761
2003	1,053	130	2,761	4,298	13,884	6,927	2,844	8,135	14,114	28,884	39,272	7,188	130,026
2004	1,057	150	3,129	4,270	14,723	7,675	2,819	8,447	14,710	30,503	39,955	7,202	135,021
2005	1,079	142	3,114	4,642	15,083	8,019	3,075	9,005	15,511	31,805	41,288	7,176	140,526
2006	1,013	151	3,187	4,566	15,966	9,022	3,059	9,447	16,684	33,035	42,677	7,319	146,449
2007	1,062	130	2,961	4,474	15,593	8,996	3,316	9,691	17,962	34,521	44,109	7,560	150,412
2008	1,062	109	2,421	4,355	13,955	9,370	3,185	9,717	17,737	35,327	45,069	7,846	150,239

(annual percentage change)
1998	(4.8)	(35.1)	0.6	6.0	(2.2)	(7.8)	2.6	1.4	5.2	1.3	2.9	1.0	1.2
1999	7.7	(23.0)	(5.5)	0.2	14.1	(3.6)	1.7	4.1	1.5	3.0	1.6	3.9	3.0
2000	(0.4)	14.6	(5.4)	0.5	16.7	(1.5)	0.6	7.2	4.4	1.7	4.0	3.1	4.5
2001	17.0	(17.5)	0.3	27.1	(8.8)	3.9	(21.9)	(1.5)	2.9	2.8	2.6	1.9	1.1
2002	(7.3)	21.0	2.5	3.1	0.1	5.1	18.7	0.9	3.9	3.9	3.2	3.0	3.2
2003	(0.4)	(3.0)	1.8	(1.9)	1.4	9.5	0.3	0.8	4.0	2.9	2.7	0.8	2.6
2004	0.4	15.3	13.3	(0.7)	6.0	10.8	(0.9)	3.8	4.2	5.6	1.7	0.2	3.8
2005	2.1	(5.3)	(0.5)	8.7	2.4	4.5	9.1	6.6	5.4	4.3	3.3	(0.4)	4.1
2006	(6.1)	6.0	2.3	(1.6)	5.9	12.5	(0.5)	4.9	7.6	3.9	3.4	2.0	4.2
2007	4.9	(14.1)	(7.1)	(2.0)	(2.3)	(0.3)	8.4	2.6	7.7	4.5	3.4	3.3	2.7
2008	0.0	(15.9)	(18.2)	(2.7)	(10.5)	4.2	(4.0)	0.3	(1.3)	2.3	2.2	3.8	(0.1)

Source: Statistics Canada

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.4   British Columbia GDP, Income Based

			Interest and	Accrued Net	Net Income of			Indirect	Capital Cons.
		Corporation	Miscellaneous	Income of	Non-farm	Inventory	Net Domestic	Taxes	Allowances and		GDP	GDP at
	Labour	Profits before	Investment	Farm	unincorporated	Valuation	Product at	Less	Misc. Valuation	Statistical	at Market	Basic
	Income	Taxes	Income	Operators	Business	Adjustment	Basic Prices	Subsidies	Adjustments	Discrepency	Prices	Prices
	($ millions)
1984	27,811	3,060	4,554	20	3,067	(243)	40,795	5,673	6,381	(483)	49,840	46,693
1985	29,100	3,468	4,939	33	3,433	(163)	43,360	5,878	6,917	(65)	53,540	50,212
1986	30,339	4,213	4,893	113	3,745	(212)	45,603	6,098	7,337	21	56,547	52,961
1987	32,837	6,430	5,085	115	3,954	(324)	50,679	6,696	7,517	205	62,515	58,401
1988	36,110	7,250	5,820	154	4,283	(285)	56,076	7,486	8,044	546	69,408	64,666
1989	40,295	5,925	7,183	72	4,580	(195)	60,769	8,765	8,748	209	75,582	69,726
1990	44,216	3,670	7,887	73	4,796	120	63,803	9,007	9,590	(9)	79,350	73,384
1991	46,296	2,926	7,650	106	5,067	(107)	64,888	9,715	10,016	180	81,849	75,084
1992	48,924	3,321	7,586	80	5,563	(616)	68,325	11,092	10,601	691	87,242	79,617
1993	51,312	4,328	8,035	83	6,034	(843)	72,905	12,440	11,258	1,430	94,077	85,593
1994	53,972	6,756	8,649	63	6,665	(660)	79,662	13,164	12,043	(140)	100,512	91,565
1995	56,768	7,419	8,808	87	6,758	(167)	83,942	13,522	12,882	(407)	105,670	96,417
1996	58,517	7,246	8,731	59	7,173	(231)	85,950	14,014	13,494	(138)	108,865	99,306
1997	60,681	8,286	8,444	89	7,780	101	90,040	14,480	14,526	(4)	114,383	104,562
1998	61,965	7,335	8,355	166	8,285	(24)	90,860	14,515	15,050	(6)	115,641	105,904
1999	64,045	9,309	8,365	199	8,723	(373)	95,125	14,972	15,659	22	120,921	110,806
2000	68,369	11,596	10,184	54	9,078	(80)	104,232	15,608	16,526	(2)	131,333	120,756
2001	70,044	11,392	8,834	141	9,637	47	105,163	15,810	17,539	70	133,514	122,772
2002	72,900	11,389	8,828	53	10,591	(369)	108,406	16,443	18,341	17	138,193	126,764
2003	75,605	12,364	9,151	83	11,312	637	114,303	17,580	18,956	(46)	145,642	133,213
2004	80,599	16,764	9,708	118	12,256	(66)	124,831	18,664	19,720	(88)	157,675	144,463
2005	85,805	19,411	10,266	39	13,073	125	134,368	19,817	20,687	85	169,308	155,140
2006	93,963	22,089	10,475	(38)	13,681	(255)	145,787	20,828	21,849	151	182,743	167,787
2007	99,894	21,385	11,236	(42)	14,378	478	153,497	22,171	23,165	(137)	192,528	176,525
2008	105,506	21,857	12,001	(83)	15,111	(1,254)	159,592	21,740	24,610	(274)	199,214	183,928

(annual percentage change)
1984	2.9	24.5	8.7	—	8.2	—	4.8	3.7	6.3	—	5.0	4.5
1985	4.6	13.3	8.5	—	11.9	—	6.3	3.6	8.4	—	7.4	7.5
1986	4.3	21.5	(0.9)	—	9.1	—	5.2	3.7	6.1	—	5.6	5.5
1987	8.2	52.6	3.9	—	5.6	—	11.1	9.8	2.5	—	10.6	10.3
1988	10.0	12.8	14.5	—	8.3	—	10.6	11.8	7.0	—	11.0	10.7
1989	11.6	(18.3)	23.4	—	6.9	—	8.4	17.1	8.8	—	8.9	7.8
1990	9.7	(38.1)	9.8	—	4.7	—	5.0	2.8	9.6	—	5.0	5.2
1991	4.7	(20.3)	(3.0)	—	5.7	—	1.7	7.9	4.4	—	3.1	2.3
1992	5.7	13.5	(0.8)	—	9.8	—	5.3	14.2	5.8	—	6.6	6.0
1993	4.9	30.3	5.9	—	8.5	—	6.7	12.2	6.2	—	7.8	7.5
1994	5.2	56.1	7.6	—	10.5	—	9.3	5.8	7.0	—	6.8	7.0
1995	5.2	9.8	1.8	—	1.4	—	5.4	2.7	7.0	—	5.1	5.3
1996	3.1	(2.3)	(0.9)	—	6.1	—	2.4	3.6	4.8	—	3.0	3.0
1997	3.7	14.4	(3.3)	—	8.5	—	4.8	3.3	7.6	—	5.1	5.3
1998	2.1	(11.5)	(1.1)	—	6.5	—	0.9	0.2	3.6	—	1.1	1.3
1999	3.4	26.9	0.1	—	5.3	—	4.7	3.1	4.0	—	4.6	4.6
2000	6.8	24.6	21.7	—	4.1	—	9.6	4.2	5.5	—	8.6	9.0
2001	2.4	(1.8)	(13.3)	—	6.2	—	0.9	1.3	6.1	—	1.7	1.7
2002	4.1	(0.0)	(0.1)	—	9.9	—	3.1	4.0	4.6	—	3.5	3.3
2003	3.7	8.6	3.7	—	6.8	—	5.4	6.9	3.4	—	5.4	5.1
2004	6.6	35.6	6.1	—	8.3	—	9.2	6.2	4.0	—	8.3	8.4
2005	6.5	15.8	5.7	—	6.7	—	7.6	6.2	4.9	—	7.4	7.4
2006	9.5	13.8	2.0	—	4.7	—	8.5	5.1	5.6	—	7.9	8.2
2007	6.3	(3.2)	7.3	—	5.1	—	5.3	6.4	6.0	—	5.4	5.2
2008	5.6	2.2	6.8	—	5.1	—	4.0	(1.9)	6.2	—	3.5	4.2

Source: Statistics Canada

2009 Financial and Economic Review — September 2009

Appendix 1 – Economic Review

Table A1.5   Employment by Industry in British Columbia

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
	(thousands)
Total — all industries	1,858	1,894	1,931	1,922	1,965	2,015	2,063	2,131	2,196	2,266	2,314

Primary industries	84	77	82	66	67	79	72	76	79	83	79
Agriculture	33	28	30	26	29	33	37	39	35	36	34
Forestry, logging & support activities	30	30	36	25	25	28	22	22	22	24	17
Fishing, hunting and trapping	3	4	4	5	3	5	3	2	3	3	2
Mining and oil & gas extraction	18	15	13	11	9	13	11	14	19	20	26

Manufacturing	196	192	203	195	197	207	211	198	198	205	187
Food, beverages & tobacco	26	22	23	26	27	32	31	32	24	28	31
Wood products	43	42	46	49	44	49	47	46	45	45	34
Paper	23	22	18	15	17	14	12	12	15	15	13
Printing & related support activities	8	9	11	9	9	8	8	8	8	6	9
Primary metals	9	10	11	8	6	9	7	7	7	6	5
Metal fabrication	10	12	13	14	13	14	15	18	15	16	16
Transportation equipment	13	13	13	10	13	12	12	9	10	13	10
Machinery manufacturing	9	8	8	7	10	9	10	10	9	9	6
Other manufacturing	55	53	61	58	58	60	71	57	64	67	62

Construction	117	114	111	111	118	120	144	168	179	197	221
General contractors	38	42	42	40	42	47	51	66	66	66	85
Special trade contractors	79	73	69	71	77	73	93	102	113	131	136

Utilities	11	11	10	11	11	11	9	10	9	10	14

Transportation and warehousing	106	116	117	112	113	120	117	119	120	126	128
Transportation	102	112	114	108	108	114	112	114	113	119	122
Warehousing and storage	3	4	3	4	5	6	5	5	7	7	6

Trade	290	305	301	303	325	328	316	335	354	365	355
Wholesale trade	61	79	67	67	74	76	66	80	83	82	88
Retail trade	229	226	234	236	251	251	250	255	271	283	267

Finance, Insurance, Real Estate & Leasing	122	121	118	121	123	125	129	133	138	145	147
Finance	52	55	52	56	56	60	56	60	61	69	65
Insurance	24	23	27	25	24	20	27	26	27	29	30
Real estate	38	33	29	28	32	34	35	35	39	37	41
Leasing	8	10	9	12	11	11	12	13	11	10	11

Public administration	94	93	92	90	88	93	97	95	91	96	103
Federal administration	29	33	34	30	32	37	34	33	35	36	38
Provincial administration	29	29	27	33	27	28	29	30	27	26	27
Local administration	35	31	32	27	29	29	34	32	29	34	38

Other service industries	839	866	897	913	924	933	967	997	1,029	1,039	1,080
Education & related services	118	127	137	138	139	140	136	146	156	156	162
Health & welfare services	197	193	201	197	212	213	219	217	232	240	246
Professional, scientific & technical	123	136	136	139	136	139	146	164	168	166	174
Information, culture & recreation	93	91	99	106	106	109	115	112	113	118	118
Services to business management	67	65	71	71	72	80	82	90	99	99	101
Accommodation & food services	147	149	155	164	163	159	175	176	171	173	178
Miscellaneous services	93	105	99	98	96	93	94	91	91	88	101

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.6  Capital Investment by Industry

					Preliminary		2007	2008
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2004	2005	2006	2007	2008	2009	2008	2009
	($ millions)						(per cent)
Agriculture, forestry, fishing and hunting	444.5	414.6	368.3	418.9	401.1	360.1	(4.2)	(10.2)
Mining, quarrying and oil well industries	3,978.6	5,026.9	6,411.9	5,849.1	6,582.1	5,482.0	12.5	(16.7)
Manufacturing	1,466.9	1,656.7	1,636.7	1,502.2	1,168.7	1,254.8	(22.2)	7.4
Construction	355.6	391.9	482.3	777.4	835.3	839.2	7.4	0.5
Transport and warehousing	1,359.5	1,877.6	2,882.2	3,474.2	3,578.5	3,010.9	3.0	(15.9)
Utilities	1374.8	1329.5	1,551.7	2,033.2	2,949.0	3,189.4	45.0	8.2
Wholesale	392.5	480.9	465.3	470.8	576.8	519.4	22.5	(10.0)
Retail trade	1,065.6	1,011.2	1,124.3	1,508.6	1,429.3	1,193.9	(5.3)	(16.5)
Finance and insurance	1,292.0	1,455.2	1,589.2	1,710.8	1,745.9	1,503.3	2.1	(13.9)
Real estate, rental and leasing	1,557.6	1,681.3	2,036.7	1,818.1	1,773.7	1,652.2	(2.4)	(6.9)
Information and cultural industries	947.5	828.2	1,015.7	824.6	1,190.4	1,164.2	44.4	(2.2)
Professional, scientific and technical	362.8	297.3	296.4	408.8	347.6	342.9	(15.0)	(1.4)
Management of companies and enterprises	57.6	32.9	26.9	19.2	33.0	18.8	71.9	(43.0)
Admin, waste and remediation services	107.7	113.2	277.4	237.3	237.3	159.8	—	(32.7)
Arts, entertainment and recreation	216.6	191.3	248.3	410.5	433.6	425.3	5.6	(1.9)
Accommodation and food services	467.7	543.0	579.7	712.4	829.7	338.3	16.5	(59.2)
Education services	871.6	1,020.7	1,179.0	1,384.7	1,254.6	1,086.3	(9.4)	(13.4)
Health services	711.0	993.9	1,199.6	1,044.0	1,135.2	1,225.3	8.7	7.9
Public administration	2,386.8	2,697.0	3,086.2	3,361.9	4,165.4	3,929.3	23.9	(5.7)
Other services	207.4	217.9	155.6	197.7	258.9	194.6	31.0	(24.8)
Housing	10,040.4	10,993.1	13,298.9	14,504.5	15,763.2	15,427.6	8.7	(2.1)
Total	29,664.7	33,254.2	39,912.2	42,669.6	46,689.2	43,317.6	9.4	(7.2)

Public	5,352.2	6,106.3	7,130.2	8,095.3	10,312.9	9,803.5	27.4	(4.9)
Private	24,312.4	27,147.9	32,782.0	34,574.2	36,376.3	33,514.0	5.2	(7.9)
Total	29,664.6	33,254.2	39,912.2	42,669.5	46,689.2	43,317.5	9.4	(7.2)

Machinery and equipment	8,922.8	10,215.4	11,471.5	12,365.9	12,534.1	11,550.7	1.4	(7.8)
Construction	20,741.9	23,038.8	28,440.7	30,303.7	34,155.1	31,766.8	12.7	(7.0)
Total	29,664.7	33,254.2	39,912.2	42,669.6	46,689.2	43,317.5	9.4	(7.2)

Note: Totals may not add due to rounding.

Totals may not add due to some data not being disclosed for confidentiality reasons.

Source: Statistics Canada.

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.7   British Columbia International Goods Exports by Major Market and Selected Commodities, 2008

			European	Other	Total
Commodity	U.S.	Japan	Union (1)	Markets	All Countries
	($ millions)
Solid wood products	3,493	982	377	556	5,408
Lumber (softwood)	2,194	719	256	437	3,606
Cedar shakes and shingles	183	0	11	10	203
Plywood (softwood)	157	3	12	6	178
Other panel products	339	47	2	19	407
Selected value-added wood products	451	32	10	19	513
Logs	77	140	0	60	278
Other	92	40	85	6	223

Pulp and paper products	2,120	258	351	1,970	4,699
Pulp	813	243	294	1,528	2,878
Newsprint	185	6	0	159	349
Paper, paperboard – excluding newsprint	987	5	56	258	1,306
Other	136	5	1	24	165

Agriculture and food other than fish	1,109	153	35	272	1,569
Fruit and nuts	187	11	7	12	216
Vegetables	211	6	4	2	222
Other	711	136	24	259	1,130

Fish products	529	136	56	178	899
Whole fish; fresh, chilled, frozen – excluding salmon	58	28	14	69	170
Whole salmon; fresh, chilled, frozen	327	26	8	10	371
Salmon; canned, smoked, etc.	2	1	28	10	41
Other	142	81	6	89	318

Metallic mineral products	905	1,410	170	863	3,348
Copper ores and concentrates	1	738	0	440	1,179
Molybdenum ores and concentrates	126	138	146	88	498
Unwrought aluminum	81	490	3	171	745
Unwrought zinc	471	7	4	78	559
Other	226	38	17	85	367

Fabricated metal products	893	16	14	308	1,231

Energy products	4,286	1,955	1,050	2,414	9,705
Natural gas	3,146	0	0	0	3,146
Coal	11	1,955	1,043	2,371	5,379
Electricity	573	0	0	—	573
Other	557	0	7	43	607

Machinery and equipment	2,263	50	424	639	3,377
Motor vehicles and parts	253	1	9	36	299
Electrical/electronic/communications	484	11	164	130	788
Scientific/photographic/measuring equipment, etc.	218	7	73	93	393
Other	1,308	31	178	380	1,897

Plastics and articles of plastic	355	1	8	38	402
Chemicals and chemical products	441	51	41	515	1,047
Apparel and accessories	86	4	12	13	115
Textiles	19	0	3	30	52

All other commodities	1,137	5	65	141	1,347
Total	17,636	5,022	2,604	7,937	33,199

(1)          As of January 1, 2008, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom.

Source: BC Stats

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.8   British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2006	2007	2008	2007-2008	2007	2008
	($ millions)			(per cent)
United Kingdom	386	401	405	1.0	1.3	1.2
Germany	447	464	516	11.3	1.5	1.6
People’s Republic of China	1,486	1,743	2,008	15.3	5.5	6.0
Hong Kong	199	167	236	41.8	0.5	0.7
Taiwan	521	462	598	29.4	1.5	1.8
Japan	4,710	4,135	5,022	21.5	13.1	15.1
South Korea	1,365	1,308	1,960	49.9	4.1	5.9
India	346	234	159	(32.2)	0.7	0.5
Australia	172	224	218	(2.7)	0.7	0.7
Mexico	185	196	340	73.6	0.6	1.0
United States	20,518	19,091	17,636	(7.6)	60.5	53.1
Other	3,137	3,138	4,101	30.7	9.9	12.4
Total	33,471	31,560	33,199	5.2	100.0	100.0

Market Areas:
Western Europe (1)	2,263	2,295	2,584	12.6	7.3	7.8
Pacific Rim (2)	9,038	8,626	10,707	24.1	27.3	32.3

(1)          Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

(2)          Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: BC Stats

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.9  Historical Commodity Prices (in US Dollars)

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
Metals
Copper (London; $/lb)	0.75	0.71	0.82	0.72	0.71	0.81	1.30	1.67	3.07	3.24	3.15
Lead (London; $/lb)	0.24	0.23	0.21	0.22	0.21	0.23	0.40	0.44	0.59	1.17	0.94
Zinc (London; $/lb)	0.51	0.53	0.56	0.44	0.35	0.39	0.48	0.63	1.49	1.47	0.85
Gold (London; $/troy oz)	294	279	280	271	310	363	409	445	604	697	872
Silver (London; $/troy oz)	5.53	5.25	5.00	4.39	4.60	4.88	6.66	7.32	11.55	13.38	14.9
Molybdenum ($/lb)	3.31	2.65	2.51	2.31	3.59	5.21	15.92	31.05	24.46	30.22	28.78
Aluminum (London; $/lb)	0.62	0.62	0.69	0.65	0.61	0.65	0.78	0.86	1.17	1.20	1.16
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, $/1000 bd ft)	287	342	256	247	235	270	394	355	296	249	219
Pulp (Northern Europe; $/tonne; transaction price)	515	523	681	543	463	523	616	611	674	793	853
Newsprint (Pulp and Paper Week; $/tonne)	595	513	564	588	468	501	549	608	667	597	687
Hemlock baby squares (Madison’s Lumber Reporter; 3 9/16”)	556	585	566	583	593	535	614	540	584	609	727
Other
Oil (West Texas Intermediate; $/barrel)	14	19	30	26	26	31	42	57	66	72	100
Natural Gas (Inlet to WEI; $/GJ)	1.46	2.02	4.48	5.09	3.21	5.39	5.54	7.26	5.53	5.41	6.89
Coal (Japan-Australia JFY FOB US$/t) Metallurgical	50.15	41.10	38.85	41.50	46.20	43.50	56.00	125.00	107.00	89.00	289.00
Low Volatile PCI	na	na	26.50	34.50	34.30	32.85	46.50	102.00	66.00	67.50	245.00
Thermal	64.50	29.95	28.75	34.50	28.80	26.75	44.00	53.00	42.50	55.65	125.00

Sources: Ministry of Finance, Ministry of Energy, Mines and Petroleum Resources, US Federal Reserve Bank

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

Indicator	2004	2005	2006	2007	2008	Change (1) 2007-2008
	(million cubic meters)					(per cent)
Wood production
Timber billed	92.4	83.1	81.5	75.6	62.1	(17.8)
Lumber	39.9	41.0	41.1	36.7	28.2	(23.1)
Plywood	1.9	1.9	1.8	NA	NA	NA
	(million cubic meters)
Timber scaled by species
Lodgepole pine	30.3	37.6	36.7	32	28.7	(10.3)
Spruce	11.7	12	11.8	10.3	8.5	(17.5)
Hemlock	9.3	7.6	7.3	7.2	5.6	(22.2)
Douglas fir	12.8	11	9.9	8.7	6.4	(26.4)
Balsam	6.1	5.1	4.9	4.6	3.6	(21.7)
Cedar	7.3	5.9	5.4	5.7	5	(12.3)
All others	4.5	4.2	4.3	4.1	3.2	(22.0)
Total (2)	81.9	83.6	80.3	72.7	61.1	(16.0)

	(million cubic meters)
Harvest volumes	72.2	73.5	71.4	65.0		(100.0)
	(million tonnes)
Pulp and paper shipments	7.7	7.9	7.8	7.2	6.5	(9.5)
Market pulp	4.7	4.9	4.7	4.7	4.0	(15.2)
Newsprint, paper and paperboard	3.0	3.0	3.0	2.8	2.5	(10.7)
Industrial product price indices	(1997=100)
Softwood lumber – British Columbia	85.2	74.7	70.6	65.9	62.8	(4.7)
Douglas fir plywood	126.5	94.6	89.9	90.2	83.6	(7.3)
Bleached sulphate pulp	104.1	97.0	97.9	103.9	106.3	2.3
Newsprint for export	91.4	94.2	94.6	83.1	91.6	10.2

(1)   Percentage change based on unrounded numbers.

(2)   Total may not add due to rounding.

Sources:	Timber scaled (less waste, reject and Christmas tree products) – Ministry of Forests and Range
Lumber and plywood production – Statistics Canada
Pulp and paper production – Canadian Pulp and Paper Association
Industrial product price indices – Statistics Canada

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial	Construction			Natural Gas	Other oil
Year	Metals	Minerals (1)	Aggregates (2)	Coal	Crude Oil (3)	to Pipeline	and Gas (4)	Total
	($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	249	219	797	461	1,577	53	4,539
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,532
2002	1,288	310	231	1,035	714	3,458	79	7,114
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,523
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	347	1,949	989	5,723	200	12,519
2008	2,612	653	344	3,043	1,215	7,501	524	15,892

(1)   Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

(2)   Sand and gravel; stone.

(3)   Includes Pentanes and Condensate.

(4)   Liquified Petroleum Gases and Sulphur.

Sources: Natural Resources Canada and Ministry of Energy, Mines and Petroluem Resources

Table A1.12 Petroleum and Natural Gas Activity Indicators

								Change
Indicator	Unit of Measure	2003	2004	2005	2006	2007	2008	2007-2008
								(per cent)
Natural gas production (wellhead) (1)	(billion cubic m)	30.8	32.0	32.8	32.8	32.6	33.4	2.5
Crude oil and condensate	(million cubic m)	2.8	2.7	2.5	2.4	2.2	2.0	(9.1)
Wells authorized	(number)	1,399.0	1,698.0	1,790.0	1,730.0	1,205.0	1,412.0	17.2
Wells drilled	(number)	1,049.0	1,281.0	1,429.0	1,418.0	904.0	919.0	1.7
Seismic crew-weeks	(number)	164.0	194.0	430.0	334.0	274.7	236.7	(13.8)
Provincial reserves
Marketable gas (remaining reserves)	(billion cubic m)	260.0	317.0	363.0	380.1	394.2	n/a	n/a
Oil (remaining reserves)	million cubic m)	22.4	22.0	20.9	18.2	19.7	n/a	n/a
Provincial government petroleum and natural gas revenue (2)	($ millions)	2,114.3	1,794.4	2,559.0	2,139.1	2,352.8	4,093.9	74.0

(1)   Not including gas retrieved from storage. During 2006, 0.81 billion cubic metres were produced from storage wells.

(2)   Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source: Ministry of Energy, Mines and Petroleum Resources

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.13  Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption
	Net Generation			Receipts		Delivered
			Total	From Other		To Other	Total
			Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Thermal	Generation	and Imports	Supply	and Exports	Consumption	Demand	Net Exports
	(gigawatt-hours)(1)
1988	58,573	2,370	60,943	2,351	63,293	9,215	54,078	63,293	6,865
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,473	72,212	8,027	80,239	10,987	69,252	80,239	2,960
2008	58,774	7,050	65,824	12,027	77,851	9,844	68,007	77,851	(2,183)

(1) Gigawatt-hour = one million kilowatt-hours

Source: Statistics Canada

2009 Financial and Economic Review – September 2009

Appendix 1 – Economic Review

Table A1.14  Components of British Columbia Population Change

	Net Migration						Total	Population
	Inter-	Inter-		Natural Increase			Population	— End of Period
Year	provincial	national	Total	Births	Deaths	Total	Increase (1)	(December 31) (1)
1975	-2,864	25,342	22,478	36,281	19,151	17,130	39,608	2,520,425
1976	-464	16,288	15,824	35,848	18,788	17,060	32,884	2,554,051
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,595,858
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,641,872
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,707,690
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,790,754
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,857,268
1982	-1,129	14,175	13,046	42,747	20,707	22,040	35,086	2,891,441
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,927,258
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,962,108
1985	-3,430	9,374	5,944	43,127	21,302	21,825	27,769	2,988,964
1986	-772	12,290	11,518	41,967	21,213	20,754	32,272	3,021,900
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,081,368
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,158,092
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,247,419
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,339,935
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,423,217
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,522,509
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,623,717
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,730,564
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,826,739
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,914,490
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,972,821
1998	-17,521	24,380	6,859	43,072	27,978	15,094	21,953	3,995,643
1999	-12,413	28,644	16,231	41,939	28,017	13,922	30,153	4,026,664
2000	-14,783	29,266	14,483	40,672	27,461	13,211	27,694	4,055,229
2001	-7,028	37,661	30,633	40,575	28,362	12,213	42,846	4,087,260
2002	-4,445	32,296	27,851	40,065	28,884	11,181	39,032	4,108,700
2003	3,025	33,620	36,645	40,497	29,320	11,177	47,822	4,138,930
2004	7,785	34,726	42,511	40,490	29,924	10,566	53,077	4,174,367
2005	7,212	43,610	50,822	40,827	30,235	10,592	61,414	4,218,189
2006	12,799	39,990	52,789	41,729	30,688	11,041	63,830	4,275,512
2007	15,520	42,757	58,277	43,517	31,105	12,412	70,689	4,346,201
2008	6,450	55,109	61,559	44,088	31,874	12,214	73,773	4,419,974

(1) Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Source: Statistics Canada.

2009 Financial and Economic Review – September 2009

Appendix 2

Financial Review

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•         ministries;

•         service delivery agencies;

•         the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies); and

•         commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of service delivery agencies, the SUCH sector entities and commercial Crown corporations are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

The relationship between the Legislature and government’s service delivery agencies, including the SUCH sector, and commercial Crown corporations is guided by either legislation or governance agreements between the boards of directors and their responsible ministers. In general, government is moving towards adopting governance agreements as its primary guide for these relationships.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province’s financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the Public Accounts.

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP. Compliance with this requirement began with the February 2004 budget and was completed in the 2004/05 Public Accounts.

Under GAAP, the CRF must be converted from a net basis to provide gross revenues and expenses. Next, service delivery agencies are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Commercial Crown corporations(1) are disclosed on a modified equity basis – i.e. their net income is reported as revenue and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the service delivery agency financial statements are adjusted to conform to government’s accounting policies.

(1)   Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Revenue and expenditure are recorded on an accrual basis of accounting except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable, as is the case with corporate income tax that is recorded on a cash basis. Assets are recorded to the extent that they represent financial claims by government upon outside parties; are items held for resale, prepaid expenses, deferred charges, or prepaid capital advances; or are tangible capital assets. Similarly, liabilities are recorded only if they represent actual or probable financial claims against the government.

2008/09 Public Accounts Audit Reservations

British Columbia is a leader in complying with GAAP and is recognized for the transparency of its budget and financial reports. However, in specific areas related to the resource sector, BC’s Auditor General favours a different application of GAAP than the current longstanding policy and practice in not only British Columbia, but also other provinces.

Specifically, the Auditor General had two areas of reservation related to the resource sector: a recommendation to report oil and natural gas producer royalty credits on the gross basis as an increase to revenue and expense, and a recommendation to accrue deep well royalty credits as a liability before royalty revenues are accrued.

As well, the Auditor General disagreed with the treatment of the Transportation Investment Corporation as a commercial Crown corporation (government business enterprise), and recommended that it be fully consolidated into the financial statements instead of being reported on a modified equity basis.

These reservations would have added $599 million to revenue and $669 million to expense, primarily due to the impact of the royalty and deep well credits, with an overall net reduction of $70 million to the 2008/09 surplus. Full consolidation of the Transportation Investment Corporation would have added $203 million to tangible capital assets and net liabilities with no impact on the bottom line.

The Public Accounts are prepared on the basis of GAAP established by the Public Sector Accounting Board and are consistent with the treatment of other senior governments in Canada who have similar programs or transactions. These areas where professional judgment differs have been fully explored through consultation within government, with other jurisdictions, and with the broader accounting profession.

The government will continue to work with the professional accounting community and the Office of the Auditor General in conjunction to further explore the application of Canadian public sector accounting guidance in these areas. The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2008/09 Public Accounts.

Supplementary Schedules

The following tables provide multi-year financial information on the government of British Columbia including operating results and financial position, as well as details on revenue, expense, debt and capital spending.

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.1  2008/09 Forecasts – Year in Review

	Q1	Q2	Q3	Q4	Total
($ millions)	Updates	Updates	Updates	Updates	Changes
2008/09 surplus – Budget 2008 Fiscal Plan (February 19, 2008)	50				50
2008/09 surplus – first Quarterly Report (September 12, 2008)		1,020
2008/09 surplus – second Quarterly Report (November 24, 2008)			450
2008/09 surplus – third Quarterly Report (February 17, 2009)				50
Revenue increases (decreases):
Taxation revenue:
Personal income tax – advancing tax cuts previously planned in 2009, weaker 2007 tax assessments and lower 2008 and 2009 base	(102)	(310)	(69)	(126)	(607)
Corporate income tax – mainly stronger 2007 tax assessment data, partly offset by advancing small business tax cuts previously planned in 2010 and 2011	383	128	183	1	695
Social service tax – lower personal and business sales growth	(52)	(110)	(124)	(40)	(326)
Property transfer tax – slower BC housing sales	(120)	(150)	(15)	(20)	(305)
Other taxes – slower demand	(29)	(61)	3	18	(69)
Natural resource revenue:
Forest revenue – lower harvest volumes and average stumpage rates	(262)	(38)	(65)	(29)	(394)
Natural gas royalties – volatile natural gas prices	567	(144)	(212)	(62)	149
Crown land tenures – mainly changes in average bid price/hectare	396	(50)	(66)	(7)	273
Coal – mainly price and change from cash to accrual accounting	169	7	18	(41)	153
Metals, minerals and other – mainly price volatility	(29)	(10)	(23)	13	(49)
Other energy – volatile electricity and oil prices	101	(63)	(27)	(35)	(24)
Other natural resources – mainly water rentals	35	(15)	(1)	(2)	17
Other taxpayer-supported	67	(36)	(180)	69	(80)
Federal contributions:
Health and social transfers – effects of changes in population share, 2006 Census undercount and prior year entitlement	(150)	58	(9)	50	(51)
New federal trusts and agreements	157	53	11	(89)	132
Other transfers – mainly in support of ministry program spending	27	(35)	(5)	112	99
Commercial Crown corporation net income:
ICBC – lower claims costs, partially offset by lower investment income	56	(15)	146	53	240
Other Crown corporations – mainly timing of BCRC asset dispositions	(11)	(13)	1	8	(15)
Total revenue changes	1,203	(804)	(434)	(127)	(162)
Less: expense increases (decreases):
Priority initiatives (funded from Supplementary Estimates)	—	—	502	(125)	377
Spending directly funded by recoveries from third parties – mainly additional spending funded from federal trust allocations	248	24	5	34	311
Healthcare cost pressures/healthcare employee benefits liability increase (including sick and severance benefits)	120	—	—	73	193
BC Timber sales – mainly reduced harvest volumes	(60)	—	—	10	(50)
Forests – higher forest fire-fighting costs	—	24	—	2	26
Lower than anticipated volume of free Crown grants	—	—	(40)	(37)	(77)
Other spending changes (mainly self-funded expense of service delivery agencies)	—	—	(9)	147	138
Debt servicing costs – mainly lower debt levels	(75)	(32)	8	(15)	(114)
Reduction in prior-year liability accruals	—	—	—	(116)	(116)
Unused Contingencies appropriations	—	—	—	(128)	(128)
Total expense changes	233	16	466	(155)	560
Forecast allowance changes	—	(250)	(500)	—	(750)
Net change	970	(570)	(400)	28	28
2008/09 surplus – first Quarterly Report	1,020
2008/09 surplus – second Quarterly Report		450
2008/09 surplus – third Quarterly Report			50
2008/09 surplus – Public Accounts				78	78

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.2  Operating Statement — 1999/00 to 2008/09

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	change
											(per cent)
Revenue	26,807	29,701	28,166	27,773	29,165	33,363	35,958	38,478	39,800	38,328	4.1
Expense	(26,820)	(28,439)	(30,321)	(30,227)	(30,374)	(30,666)	(32,235)	(34,186)	(36,519)	(38,268)	4.0
Surplus/(deficit) before unusual items	(13)	1,262	(2,155)	(2,454)	(1,209)	2,697	3,723	4,292	3,281	60
Joint trusteeship	—	(52)	1,464	—	—	—	—	—	—	—
Restructuring exit expenses	—	—	(347)	(169)	(123)	—	—	—	—	—
Negotiating Framework incentive payments	—	—	—	—	—	—	(710)	(264)	(4)	(2)
Climate Action Dividend	—	—	—	—	—	—	—	—	(440)	20
Surplus/(deficit)	(13)	1,210	(1,038)	(2,623)	(1,332)	2,697	3,013	4,028	2,837	78

Per cent of GDP: (1)
Revenue	22.2	22.6	21.1	20.1	20.0	21.2	21.2	21.1	20.7	19.2	-1.6
Expense	22.2	21.7	22.7	21.9	20.9	19.4	19.0	18.7	19.0	19.2	-1.6
Growth rates:
Revenue	n/a	10.8	-5.2	-1.4	5.0	14.4	7.8	7.0	3.4	-3.7	4.2
Expense	n/a	6.0	6.6	-0.3	0.5	1.0	5.1	6.1	6.8	4.8	4.1
Per capita: (2)
Revenue	6,682.7	7,353.1	6,909.8	6,776.9	7,074.8	8,029.3	8,568.0	9,067.3	9,233.7	8,747.5	3.0
Expense	6,686.0	7,040.7	7,438.4	7,375.7	7,368.0	7,380.2	7,680.9	8,055.9	8,472.5	8,733.8	3.0

(1)          Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2008/09 amounts divided by GDP for the 2008 calendar year).

(2)          Per capita revenue and expense is calculated using July 1 population (e.g. 2008/09 amounts divided by population on July 1, 2008).

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.3  Statement of Financial Position — 1999/00 to 2008/09

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	change
											(per cent)
Financial assets:
Cash and temporary investments	2,716	1,977	2,494	2,659	2,732	3,631	3,922	3,492	5,994	5,226	7.5
Other financial assets	5,333	5,835	5,732	5,420	6,382	6,716	7,084	8,003	8,322	7,405	3.7
Sinking funds	6,188	6,000	5,518	5,074	4,619	4,516	4,059	3,798	2,649	2,134	-11.2
Investments in commercial Crown corporations:
Retained earnings	2,735	2,795	2,456	2,631	3,047	3,195	3,476	4,426	5,090	5,738	8.6
Recoverable capital loans	7,304	7,111	7,246	7,231	7,512	6,901	6,916	7,170	7,719	9,149	2.5
	10,039	9,906	9,702	9,862	10,559	10,096	10,392	11,596	12,809	14,887	4.5
Warehouse borrowing program assets	1,320	1,312	1,067	—	—	—	—	—	—	2,081	n/a
	25,596	25,030	24,513	23,015	24,292	24,959	25,457	26,889	29,774	31,733	2.4
Liabilities:
Accounts payable & accrued lliabilities	6,811	6,706	5,646	6,017	7,021	6,802	7,365	7,152	8,007	7,409	0.9
Deferred revenue	2,059	2,054	2,331	2,980	3,981	5,164	5,695	5,980	7,145	9,168	18.1
Debt:
Taxpayer-supported debt	25,206	25,104	27,514	29,383	30,014	28,668	27,251	25,968	26,589	26,446	0.5
Self-supported debt	9,232	8,684	8,568	7,474	7,761	7,201	7,206	7,471	8,048	11,568	2.5
Total provincial debt	34,438	33,788	36,082	36,857	37,775	35,869	34,457	33,439	34,637	38,014	1.1
Add: debt offset by sinking funds	6,188	6,000	5,518	5,074	4,619	4,515	4,059	3,798	2,649	2,134	-11.2
Less: guarantees and non-guaranteed debt	(934)	(602)	(484)	(437)	(453)	(472)	(459)	(416)	(452)	(452)	-7.7
Financial statement debt	39,692	39,186	41,116	41,494	41,941	39,912	38,057	36,821	36,834	39,696	0.0
	48,562	47,946	49,093	50,491	52,943	51,878	51,117	49,953	51,986	56,273	1.7
Net liabilities	(22,966)	(22,916)	(24,580)	(27,476)	(28,651)	(26,919)	(25,660)	(23,064)	(22,212)	(24,540)	0.7
Capital and other assets:
Tangible capital assets	20,620	21,746	22,395	22,676	22,509	23,403	24,942	26,802	28,755	30,679	4.5
Other assets	462	496	473	465	475	546	761	780	730	780	6.0
	21,082	22,242	22,868	23,141	22,984	23,949	25,703	27,582	29,485	31,459	4.5
Accumulated surplus (deficit)	(1,884)	(674)	(1,712)	(4,335)	(5,667)	(2,970)	43	4,518	7,273	6,919	n/a
Per cent of GDP: (1)
Net liabilities	19.0	17.4	18.4	19.9	19.7	17.1	15.2	12.6	11.5	12.3	-4.7
Growth rates:
Net liabilities	n/a	-0.2	7.3	11.8	4.3	-6.0	-4.7	-10.1	-3.7	10.5	-0.2
Per capita: (2)
Net liabilities	5,725	5,673	6,030	6,704	6,950	6,478	6,114	5,435	5,153	5,601	-0.2

(1)          Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2008/09 amount divided by GDP for the 2008 calendar year).

(2)          Per capita net liabilities is calculated using July 1 population (e.g. 2008/09 amount divided by population on July 1, 2008).

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.4  Changes in Financial Position — 1999/00 to 2008/09

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	10-Year
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	Total
(Surplus) deficit for the year	13	(1,210)	1,038	2,623	1,332	(2,697)	(3,013)	(4,028)	(2,837)	(78)	(8,857)
Comprehensive income (increase) decrease	—	—	—	—	—	—	—	(447)	82	432	67
Change in accumulated (surplus) deficit	13	(1,210)	1,038	2,623	1,332	(2,697)	(3,013)	(4,475)	(2,755)	354	(8,790)
Capital and other asset changes:
Taxpayer-supported capital investments	2,468	2,567	2,095	1,901	2,074	2,363	3,153	3,409	3,672	3,778	27,480
Less: amortization and other accounting changes	(1,418)	(1,441)	(1,446)	(1,620)	(2,241)	(1,469)	(1,614)	(1,549)	(1,719)	(1,854)	(16,371)
Increase in net capital assets	1,050	1,126	649	281	(167)	894	1,539	1,860	1,953	1,924	11,109
Increase (decrease) in other assets	124	34	(23)	(8)	10	71	215	19	(50)	50	442
	1,174	1,160	626	273	(157)	965	1,754	1,879	1,903	1,974	11,551
Increase (decrease) in net liabilities	1,187	(50)	1,664	2,896	1,175	(1,732)	(1,259)	(2,596)	(852)	2,328	2,761
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	845	(739)	517	165	73	899	291	(430)	2,502	(768)	3,355
Increase (decrease) in warehouse borrowing investments	662	(8)	(245)	(1,067)	—	—	—	—	—	2,081	1,423
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(319)	60	(339)	175	416	148	281	950	664	648	2,684
Self-supported capital investments	714	773	866	862	784	776	805	983	1,296	1,762	9,621
Less: loan repayments and other accounting changes	(1,114)	(966)	(731)	(877)	(503)	(1,387)	(790)	(729)	(747)	(332)	(8,176)
	(719)	(133)	(204)	160	697	(463)	296	1,204	1,213	2,078	(14,883)
Other working capital changes	33	424	198	(1,776)	(1,498)	(733)	(1,183)	586	(2,850)	(2,857)	(9,656)
	821	(456)	266	(2,518)	(728)	(297)	(596)	1,360	865	534	(19,761)
Increase (decrease) in financial statement de	2,008	(506)	1,930	378	447	(2,029)	(1,855)	(1,236)	13	2,862	2,012
(Increase) decrease in sinking fund debt	61	188	482	444	455	104	456	261	1,149	515	4,115
Increase (decrease) in guarantees and non-guaranteed debt	227	(332)	(118)	(47)	16	19	(13)	(43)	36	—	(255)
Increase (decrease) in total provincial debt	2,296	(650)	2,294	775	918	(1,906)	(1,412)	(1,018)	1,198	3,377	5,872
Represented by increase (decrease) in:
Taxpayer-supported debt	1,974	(102)	2,410	1,869	631	(1,346)	(1,417)	(1,283)	621	(143)	3,214
Self-supported debt	322	(548)	(116)	(1,094)	287	(560)	5	265	577	3,520	2,658
Total provincial debt	2,296	(650)	2,294	775	918	(1,906)	(1,412)	(1,018)	1,198	3,377	5,872

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.5  Revenue by Source — 1999/00 to 2008/09

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	change
											(per cent)
Taxation revenue:
Personal income	5,824	5,963	5,366	4,150	4,877	5,050	5,838	6,905	6,956	6,093	0.5
Corporate income	943	1,054	1,522	612	775	1,255	1,426	1,538	2,250	2,038	8.9
Social service	3,332	3,626	3,552	3,794	4,024	4,156	4,367	4,714	5,072	4,958	4.5
Fuel	702	715	659	687	875	904	911	901	935	891	2.7
Carbon	—	—	—	—	—	—	—	—	—	306	n/a
Tobacco	498	460	499	606	647	699	701	726	692	708	4.0
Property	1,433	1,452	1,481	1,541	1,574	1,661	1,717	1,732	1,795	1,848	2.9
Property transfer	245	262	303	407	518	604	843	914	1,068	715	12.6
Corporation capital	460	459	395	198	124	160	162	91	117	108	-14.9
Other	310	312	333	357	416	428	464	496	521	532	6.2
	13,747	14,303	14,110	12,352	13,830	14,917	16,429	18,017	19,406	18,197	3.2
Natural resource revenue:
Natural gas royalties	328	1,249	836	1,056	1,230	1,439	1,921	1,207	1,132	1,314	16.7
Crown land tenures	248	237	257	271	336	356	405	479	606	855	14.7
Columbia River Treaty	100	632	360	100	230	258	319	223	246	230	9.7
Other energy and minerals	92	207	173	202	199	256	392	456	367	479	20.1
Forests	1,693	1,341	1,253	1,323	1,014	1,363	1,214	1,276	1,087	558	-11.6
Other resources	311	308	298	270	300	301	316	341	340	412	3.2
	2,772	3,974	3,177	3,222	3,309	3,973	4,567	3,982	3,778	3,848	3.7
Other revenue:
Medical Services Plan premiums	867	894	954	1,355	1,447	1,465	1,482	1,524	1,557	1,595	7.0
Post-secondary education fees	528	440	452	580	781	836	892	928	979	1,039	7.8
Other health-care related fees	207	211	221	217	231	228	225	237	248	257	2.4
Motor vehicle licences and permits	334	339	342	351	363	381	403	424	442	447	3.3
BC Ferries tolls	292	292	306	315	—	—	—	—	—		n/a
Other fees and licences	568	778	767	741	715	750	685	699	760	682	2.1
Investment earnings	1,595	1,470	1,274	1,024	950	833	949	1,032	1,140	804	-7.3
Sales of goods and services	729	1,064	1,006	986	714	741	719	678	637	694	-0.5
Miscellaneous	822	1,018	1,007	975	1,251	1,454	1,561	1,885	1,948	1,871	9.6
	5,942	6,506	6,329	6,544	6,452	6,688	6,916	7,407	7,711	7,389	2.5
Contributions from the federal government:
Health and social transfers	2,438	2,619	2,445	2,606	3,044	3,421	4,220	4,473	4,614	4,743	7.7
Equalization	125	—	158	543	(330)	979	590	459	—	—	n/a
Other cost shared agreements	617	677	717	674	905	822	1,015	1,454	1,317	1,246	8.1
	3,180	3,296	3,320	3,823	3,619	5,222	5,825	6,386	5,931	5,989	7.3
Commercial Crown corporation net income:
BC Hydro	416	446	403	418	111	402	266	407	370	366	-1.4
Liquor Distribution Branch	617	642	637	654	724	779	800	840	858	891	4.2
BC Lotteries (net of payments to federal gov’t)	525	554	598	663	719	811	914	1,011	1,080	1,082	8.4
BCRC	(583)	(7)	(166)	4	41	183	33	30	13	36	-173.4
ICBC	190	(14)	(242)	80	352	383	191	381	633	512	11.6
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	—	—	(8)	n/a
Other	1	1	—	13	8	5	17	17	20	26	43.6
	1,166	1,622	1,230	1,832	1,955	2,563	2,221	2,686	2,974	2,905	10.7
Total revenue	26,807	29,701	28,166	27,773	29,165	33,363	35,958	38,478	39,800	38,328	4.1

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.6  Revenue by Source Supplementary Information — 1999/00 to 2008/09

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	change
											(per cent)
Per cent of GDP: (1)
Taxation	11.4	10.9	10.6	8.9	9.5	9.5	9.7	9.9	10.1	9.1	-2.4
Natural resources	2.3	3.0	2.4	2.3	2.3	2.5	2.7	2.2	2.0	1.9	-1.9
Other	4.9	5.0	4.7	4.7	4.4	4.2	4.1	4.1	4.0	3.7	-3.1
Contributions from the federal government	2.6	2.5	2.5	2.8	2.5	3.3	3.4	3.5	3.1	3.0	1.5
Commercial Crown corporation net income	1.0	1.2	0.9	1.3	1.3	1.6	1.3	1.5	1.5	1.5	4.7
Total revenue	22.2	22.6	21.1	20.1	20.0	21.2	21.2	21.1	20.7	19.2	-1.6
Growth rates:
Taxation	n/a	4.0	-1.3	-12.5	12.0	7.9	10.1	9.7	7.7	-6.2	3.5
Natural resources	n/a	43.4	-20.1	1.4	2.7	20.1	15.0	-12.8	-5.1	1.9	5.2
Other	n/a	9.5	-2.7	3.4	-1.4	3.7	3.4	7.1	4.1	-4.2	2.5
Contributions from the federal government	n/a	3.6	0.7	15.2	-5.3	44.3	11.5	9.6	-7.1	1.0	8.2
Commercial Crown corporation net income	n/a	39.1	-24.2	48.9	6.7	31.1	-13.3	20.9	10.7	-2.3	13.1
Total revenue	n/a	10.8	-5.2	-1.4	5.0	14.4	7.8	7.0	3.4	-3.7	4.2
Per capita: (2)
Taxation	3,427	3,541	3,462	3,014	3,355	3,590	3,915	4,246	4,502	4,153	2.2
Natural resources	691	984	779	786	803	956	1,088	938	877	878	2.7
Other	1,481	1,611	1,553	1,597	1,565	1,610	1,648	1,745	1,789	1,686	1.5
Contributions from the federal government	793	816	814	933	878	1,257	1,388	1,505	1,376	1,367	6.2
Commercial Crown corporation net income	291	402	302	447	474	617	529	633	690	663	9.6
Total revenue	6,683	7,353	6,910	6,777	7,075	8,029	8,568	9,067	9,234	8,747	3.0

Real Per Capita Revenue (2008 $) (3)	7,950	8,593	7,942	7,610	7,774	8,653	9,052	9,420	9,427	8,747	1.1
Growth rate (per cent)	n/a	8.1	-7.6	-4.2	2.1	11.3	4.6	4.1	0.1	-7.2	1.3

(1)          Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2008/09 revenue divided by GDP for the 2008 calendar year). Totals may not add due to rounding.

(2)          Per capita revenue is calculated using July 1 population (e.g. 2008/09 revenue divided by population on July 1, 2008). Totals may not add due to rounding.

(3)          Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2008 CPI for 2008/09 revenue).

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.7  Expense by Function (1) — 1999/00 to 2008/09

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	change
											(per cent)
Function:
Health:
Medical Services Plan	1,956	2,118	2,367	2,461	2,540	2,546	2,696	2,969	3,247	3,406	6.4
Pharmacare	569	657	717	728	723	793	868	914	955	1,010	6.6
Regional services	5,786	6,174	6,938	7,202	7,387	7,565	8,112	8,500	9,038	9,794	6.0
Other healthcare expenses	464	481	541	571	600	625	754	867	996	911	7.8
	8,775	9,430	10,563	10,962	11,250	11,529	12,430	13,250	14,236	15,121	6.2
Education:
Elementary and secondary	4,068	4,318	4,495	4,542	4,687	4,757	4,829	5,272	5,521	5,740	3.9
Post-secondary	2,398	2,703	3,002	3,127	3,329	3,536	3,906	4,056	4,300	4,565	7.4
Other education expenses	194	195	205	223	210	206	182	159	165	172	-1.3
	6,660	7,216	7,702	7,892	8,226	8,499	8,917	9,487	9,986	10,477	5.2
Social services:
Social assistance	1,452	1,463	1,419	1,431	1,190	1,051	1,151	1,279	1,297	1,379	-0.6
Child welfare	1,018	1,038	1,179	982	838	819	892	1,027	992	1,144	1.3
Community living and other services	607	713	821	673	725	728	681	586	756	722	1.9
	3,077	3,214	3,419	3,086	2,753	2,598	2,724	2,892	3,045	3,245	0.6
Protection of persons and property	1,188	1,173	1,216	1,248	1,362	1,204	1,379	1,326	1,579	1,592	3.3
Transportation	1,609	1,470	1,448	1,606	1,140	1,328	1,215	1,270	1,398	1,422	-1.4
Natural resources & economic development	1,436	1,790	1,847	1,533	1,630	1,669	1,571	1,676	1,961	1,683	1.8
Other	709	731	814	821	1,075	1,028	1,089	1,243	1,398	1,742	10.5
General government	430	435	564	539	490	505	707	768	677	842	7.8
Interest	2,936	2,980	2,748	2,540	2,448	2,306	2,203	2,274	2,239	2,144	-3.4
Total expense	26,820	28,439	30,321	30,227	30,374	30,666	32,235	34,186	36,519	38,268	4.0
Per cent of total expense:
Health	32.7	33.2	34.8	36.3	37.0	37.6	38.6	38.8	39.0	39.5	2.1
Education	24.8	25.4	25.4	26.1	27.1	27.7	27.7	27.8	27.3	27.4	1.1
Social services and housing	11.5	11.3	11.3	10.2	9.1	8.5	8.5	8.5	8.3	8.5	-3.3
Protection of persons and property	4.4	4.1	4.0	4.1	4.5	3.9	4.3	3.9	4.3	4.2	-0.7
Transportation	6.0	5.2	4.8	5.3	3.8	4.3	3.8	3.7	3.8	3.7	-5.2
Natural resources & economic development	5.4	6.3	6.1	5.1	5.4	5.4	4.9	4.9	5.4	4.4	-2.2
Other	2.6	2.6	2.7	2.7	3.5	3.4	3.4	3.6	3.8	4.6	6.2
General government	1.6	1.5	1.9	1.8	1.6	1.6	2.2	2.2	1.9	2.2	3.6
Interest	10.9	10.5	9.1	8.4	8.1	7.5	6.8	6.7	6.1	5.6	-7.2
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1) Excludes unusual items.

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.8  Expense by Function (1) Supplementary Information — 1999/00 to 2008/09

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	change
											(per cent)
Per cent of GDP: (2)
Health	7.3	7.2	7.9	7.9	7.7	7.3	7.3	7.3	7.4	7.6	0.5
Education	5.5	5.5	5.8	5.7	5.6	5.4	5.3	5.2	5.2	5.3	-0.5
Social services and housing	2.5	2.4	2.6	2.2	1.9	1.6	1.6	1.6	1.6	1.6	-4.8
Protection of persons and property	1.0	0.9	0.9	0.9	0.9	0.8	0.8	0.7	0.8	0.8	-2.3
Transportation	1.3	1.1	1.1	1.2	0.8	0.8	0.7	0.7	0.7	0.7	-6.7
Natural resources & economic development	1.2	1.4	1.4	1.1	1.1	1.1	0.9	0.9	1.0	0.8	-3.7
Other	0.6	0.6	0.6	0.6	0.7	0.7	0.6	0.7	0.7	0.9	4.5
General government	0.4	0.3	0.4	0.4	0.3	0.3	0.4	0.4	0.4	0.4	1.9
Interest	2.4	2.3	2.1	1.8	1.7	1.5	1.3	1.2	1.2	1.1	-8.6
Total expense	22.2	21.7	22.7	21.9	20.9	19.5	19.0	18.7	19.0	19.2	-1.6
Growth rates:
Health	n/a	7.5	12.0	3.8	2.6	2.5	7.8	6.6	7.4	6.2	6.3
Education	n/a	8.3	6.7	2.5	4.2	3.3	4.9	6.4	5.3	4.9	5.2
Social services and housing	n/a	4.5	6.4	-9.7	-10.8	-5.6	4.8	6.2	5.3	6.6	0.8
Protection of persons and property	n/a	-1.3	3.7	2.6	9.1	-11.6	14.5	-3.8	19.1	0.8	3.7
Transportation	n/a	-8.6	-1.5	10.9	-29.0	16.5	-8.5	4.5	10.1	1.7	-0.4
Natural resources & economic development	n/a	24.7	3.2	-17.0	6.3	2.4	-5.9	6.7	17.0	-14.2	2.6
Other	n/a	3.1	11.4	0.9	30.9	-4.4	5.9	14.1	12.5	24.6	11.0
General government	n/a	1.2	29.7	-4.4	-9.1	3.1	40.0	8.6	-11.8	24.4	9.1
Interest	n/a	1.5	-7.8	-7.6	-3.6	-5.8	-4.5	3.2	-1.5	-4.2	-3.4
Total expense	n/a	6.0	6.6	-0.3	0.5	1.0	5.1	6.1	6.8	4.8	4.1
Per capita: (2)
Health	2,188	2,335	2,591	2,675	2,729	2,775	2,962	3,122	3,303	3,451	5.2
Education	1,660	1,786	1,889	1,926	1,995	2,045	2,125	2,236	2,317	2,391	4.1
Social services and housing	767	796	839	753	668	625	649	682	706	741	-0.4
Protection of persons and property	296	290	298	305	330	290	329	312	366	363	2.3
Transportation	401	364	355	392	277	320	290	299	324	325	-2.3
Natural resources & economic development	358	443	453	374	395	402	374	395	455	384	0.8
Other	177	181	200	200	261	247	259	293	324	398	9.4
General government	107	108	138	132	119	122	168	181	157	192	6.7
Interest	732	738	674	620	594	555	525	536	519	489	-4.4
Total expense	6,686	7,041	7,437	7,377	7,368	7,381	7,681	8,056	8,471	8,734	3.0
Real Per Capita Expense (2008 $) (4)	7,954	8,228	8,550	8,283	8,096	7,954	8,114	8,369	8,650	8,734	1.0
Growth rate (per cent)	n/a	3.4	3.9	-3.1	-2.3	-1.8	2.0	3.1	3.4	1.0	1.1

(1)          Excludes unusual items.

(2)          Expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2008/09 expense divided by GDP for the 2008 calendar year). Totals may not add due to rounding.

(3)          Per capita expense is calculated using July 1 population (e.g. 2008/09 expense divided by population on July 1, 2008). Totals may not add due to rounding.

(4)          Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2008 CPI for 2008/09 expense).

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.9  Full-Time Equivalents (FTEs) — 1999/00 to 2008/09

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	33,106	33,579	33,495	29,751	29,049	27,252	27,129	28,647	30,224	31,874	-0.4
Service delivery agencies	9,527	8,450	8,447	7,814	4,570	3,822	3,992	3,917	4,128	4,403	-8.2
Total FTEs	42,633	42,029	41,942	37,565	33,619	31,074	31,121	32,564	34,352	36,277	-1.8
Growth rates:
Ministries and special offices (CRF)	n/a	1.4	-0.3	-11.2	-2.4	-6.2	-0.5	5.6	5.5	5.5	-0.3
Service delivery agencies	n/a	-11.3	0.0	-7.5	-41.5	-16.4	4.4	-1.9	5.4	6.7	-6.9
Population per FTE: (1)
Total FTEs	94.1	96.1	97.2	109.1	122.6	133.7	134.9	130.3	125.5	120.8	2.8

(1) Population per FTE is calculated using July 1 population (e.g. population on July 1, 2008 divided by 2008/09 FTEs).

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.10  Capital Spending — 1999/00 to 2008/09

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	change
											(per cent)
Taxpayer-supported:
Education
Schools (K—12)	595	595	459	383	313	239	286	322	380	413	-4.0
Post-secondary	217	254	391	412	605	696	790	874	782	658	13.1
Health	350	459	275	422	420	568	848	760	881	892	11.0
BC Transportation Financing Authority	478	485	344	275	407	513	713	821	884	881	7.0
Vancouver Convention Centre expansion	—	—	—	—	56	51	85	105	251	242	n/a
Rapid Transit Project 2000	396	300	210	35	14	15	16	15	—	—	n/a
BC Ferries	121	55	55	58	—	—	—	—	—	—	n/a
Government operating (ministries)	181	208	228	208	214	215	320	355	335	430	10.1
Other	130	211	133	108	45	66	95	157	159	262	8.1
	2,468	2,567	2,095	1,901	2,074	2,363	3,153	3,409	3,672	3,778	4.8
Self-supported:
BC Hydro	403	412	517	676	574	528	610	807	1,076	1,400	14.8
BC Transmission Corporation	—	—	—	—	—	—	21	50	70	19	n/a
Columbia River power projects	52	126	118	54	100	84	30	19	29	32	-5.3
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	—	—	165	n/a
BC Rail	155	124	78	52	33	30	15	19	20	10	-26.3
ICBC	91	78	107	41	26	31	27	22	23	22	-14.6
BC Lotteries	10	13	20	30	49	93	83	44	60	97	28.7
Liquor Distribution Branch	3	20	26	9	2	10	19	22	18	17	21.3
	714	773	866	862	784	776	805	983	1,296	1,762	10.6
Total capital spending	3,182	3,340	2,961	2,763	2,858	3,139	3,958	4,392	4,968	5,540	6.4
Per cent of GDP: (1)
Taxpayer-supported	2.0	2.0	1.6	1.4	1.4	1.5	1.9	1.9	1.9	1.9	-0.8
Self-supported	0.6	0.6	0.6	0.6	0.5	0.5	0.5	0.5	0.7	0.9	4.6
Total	2.6	2.5	2.2	2.0	2.0	2.0	2.3	2.4	2.6	2.8	0.6
Growth rates:
Taxpayer-supported	n/a	4.0	-18.4	-9.3	9.1	13.9	33.4	8.1	7.7	2.9	5.7
Self-supported	n/a	8.3	12.0	-0.5	-9.0	-1.0	3.7	22.1	31.8	36.0	11.5
Total	n/a	5.0	-11.3	-6.7	3.4	9.8	26.1	11.0	13.1	11.5	6.9
Per capita: (2)
Taxpayer-supported	615	636	514	464	503	569	751	803	852	862	3.8
Self-supported	178	191	212	210	190	187	192	232	301	402	9.5
Total	793	827	726	674	693	755	943	1,035	1,153	1,264	5.3
Real Per Capita Capital Spending (2008 $) (3)	944	966	835	757	762	814	996	1,075	1,177	1,264	3.3
Growth rate (per cent)	n/a	2.4	-13.6	-9.3	0.6	6.9	22.4	7.9	9.4	7.5	3.8

(1)          Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2008/09 amounts divided by GDP for the 2008 calendar year). Totals may not add due to rounding.

(2)          Per capita capital spending is calculated using July 1 population (e.g. 2008/09 amounts divided by population on July 1, 2008). Totals may not add due to rounding.

(3)          Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2008 CPI for 2008/09 capital spending).

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.11  Provincial Debt — 1999/00 to 2008/09

											Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	change
											(per cent)
Taxpayer-supported debt:
Provincial government direct operating	13,675	12,007	13,779	15,447	15,694	14,510	11,923	9,505	8,264	6,455	-8.0
Other taxpayer-supported debt (mainly capital):
Education facilities
Schools	3,639	3,910	4,126	4,333	4,409	4,483	4,588	4,724	4,906	5,189	4.0
Post-secondary institutions	1,545	1,543	1,697	1,749	2,093	2,296	2,663	2,909	3,314	3,493	9.5
	5,184	5,453	5,823	6,082	6,502	6,779	7,251	7,633	8,220	8,682	5.9
Health facilities	1,584	1,926	2,075	2,146	2,217	2,119	2,491	2,899	3,345	3,757	10.1
Highways, ferries and public transit
BC Transportation Financing Authority	1,843	2,197	2,514	2,661	2,764	2,474	2,699	3,237	3,948	4,586	10.7
Public transit	952	948	936	930	914	906	904	892	897	931	-0.2
SkyTrain extension	488	836	1,044	1,105	1,119	1,135	1,145	1,153	1,153	1,154	10.0
Rapid Transit Project 2000 Ltd	101	114	47	3	—	—	—	—	—	—	n/a
BC Transit	79	75	79	87	83	78	80	96	84	94	2.0
BC Ferries	24	21	19	—	—	—	—	—	—	—	n/a
	3,487	4,191	4,639	4,786	4,880	4,593	4,828	5,378	6,082	6,765	7.6
Other
BC Buildings	615	610	596	456	317	241	246	—	—	—	n/a
Social Housing	205	265	299	161	156	133	189	216	218	286	3.8
Homeowner Protection Office	34	71	113	123	129	130	110	110	136	150	17.9
552513 BC Ltd. (Skeena Cellulose)	—	337	—	—	—	—	—	—	—	—	n/a
Other	422	244	190	182	119	163	213	227	324	351	-2.0
	1,276	1,527	1,198	922	721	667	758	553	678	787	-5.2
Total other taxpayer-supported debt	11,531	13,097	13,735	13,936	14,320	14,158	15,328	16,463	18,325	19,991	6.3
Total taxpayer-supported debt	25,206	25,104	27,514	29,383	30,014	28,668	27,251	25,968	26,589	26,446	0.5
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	6,880	6,649	6,670	6,784	7,040	6,906	6,892	7,144	7,633	9,054	3.1
BC Transmission Corporation	—	—	—	—	—	—	30	30	79	70	n/a
Columbia River power projects	94	113	184	165	215	257	247	236	219	208	9.2
BC Rail	655	603	614	494	477	—	—	—	—	—	n/a
552513 BC Ltd. (Skeena Cellulose)	280	—	—	—	—	—	—	—	—	—	n/a
Liquor Distribution Branch	3	2	13	9	7	6	5	3	2	1	n/a
Post-secondary institutions’ subsidiaries	—	5	20	22	22	32	32	58	115	134	n/a
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	—	—	20	n/a
	7,912	7,372	7,501	7,474	7,761	7,201	7,206	7,471	8,048	9,487	2.0
Warehouse borrowing program	1,320	1,312	1,067	—	—	—	—	—	—	2,081	n/a
Total self-supported debt	9,232	8,684	8,568	7,474	7,761	7,201	7,206	7,471	8,048	11,568	2.5
Total provincial debt	34,438	33,788	36,082	36,857	37,775	35,869	34,457	33,439	34,637	38,014	1.1

2009 Financial and Economic Review – September 2009

Appendix 2 – Financial Review

Table A2.12  Provincial Debt Supplementary Information – 1999/00 to 2008/09

											Average
											annual
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	change
($ millions)	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	(per cent)
Per cent of GDP: (1)
Taxpayer-supported debt:
Provincial government direct operating	11.3	9.1	10.3	11.2	10.8	9.2	7.0	5.2	4.3	3.2	-13.0
Education facilities	4.3	4.2	4.4	4.4	4.5	4.3	4.3	4.2	4.3	4.4	0.2
Health facilities	1.3	1.5	1.6	1.6	1.5	1.3	1.5	1.6	1.7	1.9	4.1
Highways, ferries and public transit	2.9	3.2	3.5	3.5	3.4	2.9	2.9	2.9	3.2	3.4	1.8
Other	1.1	1.2	0.9	0.7	0.5	0.4	0.4	0.3	0.4	0.4	-10.3
Total taxpayer-supported debt	20.8	19.1	20.6	21.3	20.6	18.2	16.1	14.2	13.8	13.3	-4.9
Self-supported debt:
Commercial Crown corporations & agencies	6.5	5.6	5.6	5.4	5.3	4.6	4.3	4.1	4.2	4.8	-3.5
Warehouse borrowing program	1.1	1.0	0.8	—	—	—	—	—	—	1.0	n/a
Total self-supported debt	7.6	6.6	6.4	5.4	5.3	4.6	4.3	4.1	4.2	5.8	-3.0
Total provincial debt	28.5	25.7	27.0	26.7	25.9	22.7	20.4	18.3	18.0	19.1	-4.4
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	n/a	-12.2	14.8	12.1	1.6	-7.5	-17.8	-20.3	-30.7	-32.1	-10.2
Education facilities	n/a	5.2	6.8	4.4	6.9	4.3	7.0	5.3	13.4	13.7	7.4
Health facilities	n/a	21.6	7.7	3.4	3.3	-4.4	17.6	16.4	34.3	29.6	14.4
Highways, ferries and public transit	n/a	20.2	10.7	3.2	2.0	-5.9	5.1	11.4	26.0	25.8	10.9
Other	n/a	19.7	-21.5	-23.0	-21.8	-7.5	13.6	-27.0	-10.6	42.3	-4.0
Total taxpayer-supported debt	n/a	-0.4	9.6	6.8	2.1	-4.5	-4.9	-4.7	-2.4	1.8	0.4
Self-supported debt:
Commercial Crown corporations & agencies	n/a	-6.8	1.7	-0.4	3.8	-7.2	0.1	3.7	11.7	27.0	3.7
Warehouse borrowing program	n/a	-0.6	-18.7	-100.0	—	—	—	—	—	—	n/a
Total self-supported debt	n/a	-5.9	-1.3	-12.8	3.8	-7.2	0.1	3.7	11.7	54.8	5.2
Total provincial debt	n/a	-1.9	6.8	2.1	2.5	-5.0	-3.9	-3.0	0.5	13.7	1.3
Per capita: (2)
Taxpayer-supported debt:
Provincial government direct operating	3,409	2,973	3,380	3,769	3,807	3,492	2,841	2,240	1,917	1,473	-8.9
Education facilities	1,292	1,350	1,429	1,484	1,577	1,631	1,728	1,799	1,907	1,981	4.9
Health facilities	395	477	509	524	538	510	594	683	776	857	9.0
Highways, ferries and public transit	869	1,038	1,138	1,168	1,184	1,105	1,150	1,267	1,411	1,544	6.6
Other	318	378	294	225	175	161	181	130	157	180	-6.1
Total taxpayer-supported debt	6,284	6,215	6,750	7,170	7,281	6,899	6,493	6,119	6,169	6,036	-0.4
Self-supported debt:
Commercial Crown corporations & agencies	1,972	1,825	1,840	1,824	1,883	1,733	1,717	1,761	1,867	2,165	1.0
Warehouse borrowing program	329	325	262	—	—	—	—	—	—	475	n/a
Total self-supported debt	2,301	2,150	2,102	1,824	1,883	1,733	1,717	1,761	1,867	2,640	1.5
Total provincial debt	8,585	8,365	8,852	8,994	9,163	8,632	8,210	7,880	8,036	8,676	0.1
Real Per Capita Provincial Debt (2008 $) (3)	10,213	9,775	10,175	10,100	10,069	9,303	8,674	8,186	8,204	8,676	-1.8
Growth rate (per cent)	n/a	-4.3	4.1	-0.7	-0.3	-7.6	-6.8	-5.6	-5.4	6.0	-2.3

(1)          Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2008/09 debt divided by GDP for the 2008 calendar year). Totals may not add due to rounding.

(2)          Per capita debt is calculated using July 1 population (e.g. 2008/09 debt divided by population on July 1, 2008). Totals may not add due to rounding.

(3)          Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2008 CPI for 2008/09 debt).

2009 Financial and Economic Review – September 2009

Appendix 3

Consolidated Revenue
Fund

& Other
Supplementary
Schedules

2009 Financial and Economic Review – September 2009

Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Consolidated Revenue Fund Schedules

Chapter 2 and Appendix 2 provided summary financial information of the government of British Columbia according to generally accepted accounting principles. The presentation combined the financial results of all government entities (ministries, service delivery agencies, the SUCH sector and commercial Crown corporations) into one set of financial information.

The following tables provide financial information on the government’s consolidated revenue fund (i.e. money over which the legislature has direct power of appropriation).

Table A3.1  Expense by Ministry – Consolidated Revenue Fund

	2008/09
		Contingencies	Restated		Actual
($ millions)	Budget	Allocation(1)	Budget	Actual	2007/08(2)
Office of the Premier	14	—	14	14	13
Aboriginal Relations and Reconciliation	62	2	64	64	87
Advanced Education and Labour Market Development	2,206	28	2,234	2,185	2,087
Agriculture and Lands	289	4	293	226	234
Attorney General	546	20	566	548	500
Children and Family Development	1,326	—	1,326	1,321	1,237
Community Development	238	—	238	233	241
Education	5,313	—	5,313	5,302	5,141
Energy, Mines and Petroleum Resources	73	4	77	54	67
Environment	271	—	271	249	228
Finance	229	32	261	259	229
Forests and Range	806	—	806	779	941
Health Services	13,530	—	13,530	13,472	12,783
Healthy Living and Sport	72	3	75	70	79
Housing and Social Development	2,665	21	2,686	2,685	2,507
Labour and Citizens’ Services	102	—	102	101	87
Public Safety and Solicitor General	625	38	663	673	695
Small Business, Technology and Economic Development	67	15	— 82	66	71
Tourism, Culture and the Arts	353	9	362	357	74
Transportation and Infrastructure	841	19	860	857	761
Total ministries and Office of the Premier	29,628	195	29,823	29,515	28,062
Management of public funds and debt	1,262	—	1,262	1,192	1,142
Contingencies	375	(195)	180	52	91
Legislative and other appropriations	142	—	142	130	112
Total CRF before unusual expenses	31,407	—	31,407	30,889	29,407
Priority initiatives				497	445
Climate Action Dividend	—	—	—	(20)	440
Total consolidated revenue fund expense	31,407	—	31,407	31,366	30,292

(1)	Includes one-time funding for cost pressures.
(2)	Prior year comparative figures have been restated to reflect government’s accounting policies as of March 31, 2009.

2009 Financial and Economic Review – September 2009

Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.2  Consolidated Revenue Fund Expense – Changes from Budget 2008

($ millions)	Changes	Actual
Budget 2008 CRF expense (February 19, 2008)		31,407
Expense increases (decreases):
Priority initiatives (funded by Supplementary Estimates):
Communities	208
Health	120
Housing	30
2010 Olympics security costs	84
Arts, culture and heritage	15
Liability valuation adjustment (long-term disability plan)	40
Agriculture and Lands — primarily fewer Crown land grants	(67)
Attorney General — mainly unused Crown Proceeding Act allocation	(18)
Energy, Mines & Petroleum Resources — reduction in prior-year liability accruals related to Vancouver Island Natural Gas Pipeline Agreement	(23)
Environment - lower water rental remissions	(22)
Forests and Range — lower BC Timber sales costs, partially offset by higher forest fire spending	(27)
Health Services — lower Pharmacare costs and reduction in prior-year liability accruals	(58)
Small Business, Technology & Economic Development - lower Innovative Clean Energy Fund spending	(16)
Management of public funds and debt — mainly reduced operating debt levels	(70)
Contingencies (All Ministries) and New Programs — unused contingencies	(128)
Climate Action Dividend adjustment	(20)
Other ministry savings and reversal of prior year liability accruals	(89)	(41)
2008/09 CRF expense — Public Accounts		31,366

2009 Financial and Economic Review – September 2009

Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.3  Historical Revenue by Source – Consolidated Revenue Fund (1)

									Contributions from		Contributions from
	Taxation		Natural Resources		Fees and Licences		Other Revenue		Crown Corporations		the Federal Government		Total
		% of Total		% of Total		% of Total		% of Total		% of Total		% of Total
Year	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)	Revenue	($ millions)
1984/85	5,015	56.9	721	8.2	617	7.0	185	2.1	444	5.0	1,825	20.7	8,807
1985/86	5,237	57.2	704	7.7	638	7.0	222	2.4	503	5.5	1,856	20.3	9,160
1986/87	5,354	56.6	658	7.0	685	7.2	133	1.4	609	6.4	2,024	21.4	9,463
1987/88	6,200	56.3	1,223	11.1	728	6.6	167	1.5	635	5.8	2,054	18.7	11,007
1988/89	6,973	55.5	1,272	10.1	984	7.8	556	4.4	636	5.1	2,149	17.1	12,570
1989/90	8,095	59.3	1,249	9.1	1,096	8.0	368	2.7	727	5.3	2,121	15.5	13,656
1990/91	8,702	61.1	1,171	8.2	1,109	7.8	324	2.3	834	5.9	2,096	14.7	14,236
1991/92	8,997	61.8	1,101	7.6	1,247	8.6	326	2.2	701	4.8	2,198	15.1	14,570
1992/93	9,897	61.2	1,264	7.8	1,317	8.1	263	1.6	1,016	6.3	2,415	14.9	16,172
1993/94	11,101	61.9	1,772	9.9	1,382	7.7	351	2.0	1,048	5.8	2,269	12.7	17,923
1994/95	11,937	61.2	2,244	11.5	1,464	7.5	371	1.9	1,028	5.3	2,462	12.6	19,506
1995/96	12,509	63.5	2,026	10.3	1,450	7.4	351	1.8	968	4.9	2,394	12.2	19,698
1996/97	13,094	65.1	2,186	10.9	1,481	7.4	262	1.3	1,148	5.7	1,955	9.7	20,126
1997/98	13,103	64.8	2,197	10.9	1,500	7.4	299	1.5	1,280	6.3	1,837	9.1	20,216
1998/99	13,133	64.7	1,889	9.3	1,484	7.3	347	1.7	1,362	6.7	2,097	10.3	20,312
1999/2000	13,363	61.2	2,455	11.2	1,542	7.1	348	1.6	1,454	6.7	2,687	12.3	21,849
2000/01	13,881	58.5	3,750	15.8	1,526	6.4	337	1.4	1,500	6.3	2,751	11.6	23,745
2001/02	13,652	60.1	3,004	13.2	1,548	6.8	328	1.4	1,437	6.3	2,735	12.0	22,704
2002/03	11,846	53.8	3,196	14.5	1,945	8.8	219	1.0	1,517	6.9	3,276	14.9	21,999
2003/04	13,241	57.1	3,273	14.1	2,031	8.8	288	1.2	1,371	5.9	2,987	12.9	23,191
2004/05	14,284	52.3	3,938	14.4	2,170	7.9	256	0.9	2,099	7.7	4,562	16.7	27,309
2005/06	15,812	53.6	4,527	15.4	2,121	7.2	271	0.9	1,732	5.9	5,018	17.0	29,481
2006/07	17,373	55.6	3,941	12.6	2,248	7.2	360	1.2	1,941	6.2	5,383	17.2	31,246
2007/08	18,758	58.5	3,736	11.7	2,311	7.2	322	1.0	1,975	6.2	4,950	15.4	32,052
2008/09	17,511	57.4	3,802	12.5	2,293	7.5	276	0.9	1,720	5.6	4,931	16.1	30,533

(1)          Revenue has been restated to reflect the government’s accounting policy at March 31, 2009. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies. These revenues are included as part of the operations of the Crown corporations and agencies. Figures are based onPublic Accounts information. Figures also exclude liquidation dividends.

2009 Financial and Economic Review – September 2009

Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.4  Historical Revenue by Source – Consolidated Revenue Fund Supplementary Information (1)

									Contributions from		Contributions from
	Taxation		Natural Resources		Fees and Licences		Other Revenue		Crown Corporations		the Federal Government		Total
	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita
Year	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)	of GDP	($) (2)
1984/85	10.1	3,052.2	1.4	438.8	1.2	375.5	0.4	112.6	0.9	270.2	3.7	1,110.7	17.7	5,360.1
1985/86	9.8	3,059.9	1.3	411.3	1.2	372.8	0.4	129.7	0.9	293.9	3.5	1,084.4	17.1	5,352.0
1986/87	9.5	3,008.8	1.2	369.8	1.2	384.9	0.2	74.7	1.1	342.2	3.6	1,137.4	16.7	5,317.9
1987/88	9.9	3,331.8	2.0	657.2	1.2	391.2	0.3	89.7	1.0	341.2	3.3	1,103.8	17.6	5,914.9
1988/89	10.0	3,540.1	1.8	645.8	1.4	499.6	0.8	282.3	0.9	322.9	3.1	1,091.0	18.1	6,381.7
1989/90	10.7	3,830.9	1.7	591.1	1.5	518.7	0.5	174.2	1.0	344.0	2.8	1,003.8	18.1	6,462.6
1990/91	11.0	3,797.6	1.5	511.0	1.4	484.0	0.4	141.4	1.1	364.0	2.6	914.7	17.9	6,212.7
1991/92	11.0	3,636.1	1.3	445.0	1.5	504.0	0.4	131.8	0.9	283.3	2.7	888.3	17.8	5,888.5
1992/93	11.3	3,789.4	1.4	484.0	1.5	504.3	0.3	100.7	1.2	389.0	2.8	924.7	18.5	6,191.9
1993/94	11.8	3,991.2	1.9	637.1	1.5	496.9	0.4	126.2	1.1	376.8	2.4	815.8	19.1	6,443.9
1994/95	11.9	4,085.4	2.2	768.0	1.5	501.0	0.4	127.0	1.0	351.8	2.4	842.6	19.4	6,675.9
1995/96	11.8	4,071.2	1.9	659.4	1.4	471.9	0.3	114.2	0.9	315.0	2.3	779.1	18.6	6,410.9
1996/97	12.0	4,118.9	2.0	687.6	1.4	465.9	0.2	82.4	1.1	361.1	1.8	615.0	18.5	6,330.9
1997/98	11.5	4,013.0	1.9	672.9	1.3	459.4	0.3	91.6	1.1	392.0	1.6	562.6	17.7	6,191.5
1998/99	11.4	3,975.1	1.6	571.8	1.3	449.2	0.3	105.0	1.2	412.2	1.8	634.7	17.6	6,148.0
1999/2000	11.1	3,973.9	2.0	730.1	1.3	458.6	0.3	103.5	1.2	432.4	2.2	799.1	18.1	6,497.5
2000/01	10.6	4,026.8	2.9	1,087.9	1.2	442.7	0.3	97.8	1.1	435.1	2.1	798.1	18.1	6,888.3
2001/02	10.2	3,858.3	2.2	849.0	1.2	437.5	0.2	92.7	1.1	406.1	2.0	773.0	17.0	6,416.5
2002/03	8.6	3,241.5	2.3	874.5	1.4	532.2	0.2	59.9	1.1	415.1	2.4	896.4	15.9	6,019.7
2003/04	9.1	3,511.1	2.2	867.9	1.4	538.6	0.2	76.4	0.9	363.5	2.1	792.0	15.9	6,149.4
2004/05	9.1	3,671.6	2.5	1,012.2	1.4	557.8	0.2	65.8	1.3	539.5	2.9	1,172.6	17.3	7,019.6
2005/06	9.3	3,931.7	2.7	1,125.7	1.3	527.4	0.2	67.4	1.0	430.7	3.0	1,247.7	17.4	7,330.6
2006/07	9.5	4,188.9	2.2	950.2	1.2	542.0	0.2	86.8	1.1	468.0	2.9	1,297.9	17.1	7,534.0
2007/08	9.7	4,383.9	1.9	873.1	1.2	540.1	0.2	75.3	1.0	461.6	2.6	1,156.8	16.6	7,490.8
2008/09	8.8	3,997.9	1.9	868.0	1.1	523.5	0.1	63.0	0.9	392.7	2.5	1,125.8	15.3	6,971.0

(1)

Revenue has been restated to reflect the government’s accounting policy at March 31, 2009. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies. These revenues are included as part of the operations of the Crown corporations and agencies. Figures are based on Public Accounts information. Figures also exclude liquidation dividends.

(2)	Per capita revenue is converted to real (inflation adjusted) terms using the BC consumer price index (CPI) for the corresponding calendar year (e.g. 2008 CPI for 2008/09 revenue).

2009 Financial and Economic Review – September 2009

Appendix 3 — Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.5  Historical Expense by Function – Consolidated Revenue Fund (1)

	Health		Social Services		Education		Transportation		Interest		Other (2)		Total
		% of Total		% of Total		% of Total		% of Total		% of Total		% of Total
Year	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)	Expense	($ millions)
1984/85	2,963	30.2	1,266	12.9	2,379	24.3	1,263	12.9	430	4.4	1,500	15.3	9,801
1985/86	3,084	30.5	1,298	12.8	2,328	23.0	1,157	11.4	476	4.7	1,784	17.6	10,127
1986/87	3,368	31.7	1,298	12.2	2,353	22.1	861	8.1	648	6.1	2,096	19.7	10,624
1987/88	3,603	32.6	1,349	12.2	2,501	22.6	886	8.0	810	7.3	1,906	17.2	11,055
1988/89	3,924	33.2	1,440	12.2	2,686	22.7	805	6.8	891	7.5	2,088	17.6	11,834
1989/90	4,405	33.4	1,496	11.3	2,962	22.4	1,160	8.8	859	6.5	2,318	17.6	13,200
1990/91	4,920	32.8	1,669	11.1	3,812	25.4	1,148	7.6	927	6.2	2,534	16.9	15,010
1991/92	5,503	32.2	1,994	11.7	4,171	24.4	1,223	7.2	1,093	6.4	3,117	18.2	17,101
1992/93	5,884	32.9	2,366	13.2	4,399	24.6	1,043	5.8	1,295	7.3	2,871	16.1	17,858
1993/94	6,164	32.7	2,704	14.4	4,550	24.2	989	5.3	1,436	7.6	2,990	15.9	18,833
1994/95	6,432	32.2	2,890	14.5	4,783	24.0	872	4.4	1,587	8.0	3,389	17.0	19,953
1995/96	6,614	33.0	3,033	15.1	4,951	24.7	817	4.1	1,627	8.1	3,012	15.0	20,054
1996/97	6,864	33.9	2,969	14.7	5,122	25.3	809	4.0	1,704	8.4	2,773	13.7	20,241
1997/98	7,050	35.0	3,048	15.1	5,125	25.5	735	3.7	1,684	8.4	2,493	12.4	20,135
1998/99	7,304	35.6	3,113	15.2	5,367	26.1	755	3.7	1,474	7.2	2,515	12.3	20,528
1999/2000	7,888	35.6	3,093	14.0	5,469	24.7	1,608	7.3	1,508	6.8	2,595	11.7	22,161
2000/01	8,597	38.3	3,212	14.3	5,840	26.0	521	2.3	1,608	7.2	2,666	11.9	22,444
2001/02	9,733	39.5	3,318	13.5	6,336	25.7	592	2.4	1,487	6.0	3,203	13.0	24,669
2002/03	10,258	41.1	3,018	12.1	6,370	25.5	612	2.5	1,442	5.8	3,241	13.0	24,941
2003/04	10,535	41.7	2,715	10.8	6,356	25.2	682	2.7	1,453	5.8	3,505	13.9	25,246
2004/05	10,685	41.0	2,570	9.9	6,447	24.8	1,574	6.0	1,414	5.4	3,350	12.9	26,040
2005/06 (3)	11,583	42.3	2,670	9.8	6,710	24.5	687	2.5	1,319	4.8	4,401	16.1	27,370
2006/07 (3)	12,329	43.7	2,862	10.1	7,010	24.8	690	2.4	1,318	4.7	4,015	14.2	28,224
2007/08	13,303	43.9	2,975	9.8	7,309	24.1	716	2.4	1,177	3.9	4,811	15.9	30,291
2008/09	14,039	44.8	3,169	10.1	7,470	23.8	848	2.7	1,192	3.8	4,648	14.8	31,366

(1)	Expense has been restated to reflect the government’s accounting policy at March 31, 2009. Figures are based onPublic Accounts information.
(2)	Other includes: protection of persons and property, natural resources and economic development, general government and other expenses.
(3)	Excludes wage settlement incentive payments ($710 million in 2005/06 and $264 million in 2006/07).

2009 Financial and Economic Review — September 2009

Appendix 3 — Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.6  Historical Expense by Function – Consolidated Revenue Fund Supplementary Information (1)

	Health		Social Services		Education		Transportation		Interest		Other (2)		Total
	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita	%	Per Capita
Year	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)	of GDP	($) (3)
1984/85	5.9	1,803.3	2.5	770.5	4.8	1,447.9	2.5	768.7	0.9	261.7	3.0	912.9	19.7	5,965.1
1985/86	5.8	1,801.9	2.4	758.4	4.3	1,360.2	2.2	676.0	0.9	278.1	3.3	1,042.4	18.9	5,917.0
1986/87	6.0	1,892.7	2.3	729.4	4.2	1,322.3	1.5	483.9	1.1	364.2	3.7	1,177.9	18.8	5,970.4
1987/88	5.8	1,936.2	2.2	724.9	4.0	1,344.0	1.4	476.1	1.3	435.3	3.0	1,024.2	17.7	5,940.7
1988/89	5.7	1,992.2	2.1	731.1	3.9	1,363.7	1.2	408.7	1.3	452.4	3.0	1,060.1	17.0	6,008.0
1989/90	5.8	2,084.6	2.0	708.0	3.9	1,401.8	1.5	549.0	1.1	406.5	3.1	1,097.0	17.5	6,246.8
1990/91	6.2	2,147.1	2.1	728.4	4.8	1,663.6	1.4	501.0	1.2	404.6	3.2	1,105.9	18.9	6,550.5
1991/92	6.7	2,224.0	2.4	805.9	5.1	1,685.7	1.5	494.3	1.3	441.7	3.8	1,259.7	20.9	6,911.4
1992/93	6.7	2,252.9	2.7	905.9	5.0	1,684.3	1.2	399.3	1.5	495.8	3.3	1,099.3	20.5	6,837.5
1993/94	6.6	2,216.2	2.9	972.2	4.8	1,635.9	1.1	355.6	1.5	516.3	3.2	1,075.0	20.0	6,771.1
1994/95	6.4	2,201.3	2.9	989.1	4.8	1,637.0	0.9	298.4	1.6	543.1	3.4	1,159.9	19.9	6,828.9
1995/96	6.3	2,152.6	2.9	987.1	4.7	1,611.3	0.8	265.9	1.5	529.5	2.9	980.3	19.0	6,526.7
1996/97	6.3	2,159.2	2.7	933.9	4.7	1,611.2	0.7	254.5	1.6	536.0	2.5	872.3	18.6	6,367.1
1997/98	6.2	2,159.2	2.7	933.5	4.5	1,569.6	0.6	225.1	1.5	515.8	2.2	763.5	17.6	6,166.7
1998/99	6.3	2,210.8	2.7	942.2	4.6	1,624.5	0.7	228.5	1.3	446.1	2.2	761.2	17.8	6,213.4
1999/2000	6.5	2,345.7	2.6	919.8	4.5	1,626.4	1.3	478.2	1.2	448.5	2.1	771.7	18.3	6,590.3
2000/01	6.5	2,494.0	2.4	931.8	4.4	1,694.2	0.4	151.1	1.2	466.5	2.0	773.4	17.1	6,510.9
2001/02	7.3	2,752.1	2.5	938.2	4.7	1,791.5	0.4	167.4	1.1	420.5	2.4	905.7	18.5	6,975.3
2002/03	7.4	2,818.6	2.2	829.3	4.6	1,750.3	0.4	168.2	1.0	396.2	2.3	890.5	18.0	6,853.0
2003/04	7.2	2,815.9	1.9	725.7	4.4	1,698.9	0.5	182.3	1.0	388.4	2.4	936.8	17.3	6,748.0
2004/05	6.8	2,778.9	1.6	668.4	4.1	1,676.7	1.0	409.4	0.9	367.7	2.1	871.3	16.5	6,772.4
2005/06 (4)	6.8	2,923.4	1.6	673.9	4.0	1,693.5	0.4	173.4	0.8	332.9	2.6	1,110.8	16.2	6,907.8
2006/07 (4)	6.7	3,026.0	1.6	702.4	3.8	1,720.5	0.4	169.4	0.7	323.5	2.2	985.4	15.4	6,927.2
2007/08	6.9	3,159.5	1.5	706.6	3.8	1,735.9	0.4	170.1	0.6	279.5	2.5	1,142.6	15.7	7,194.2
2008/09	7.0	3,203.8	1.6	723.2	3.7	1,704.7	0.4	193.5	0.6	272.0	2.3	1,060.7	15.7	7,157.9

(1)	Expense has been restated to reflect the government’s accounting policy at March 31, 2009. Figures are based on Public Accounts information.
(2)	Other includes: protection of persons and property, natural resources and economic development, general government and other expenses.
(3)	Per capita expense is converted to real (inflation adjusted) terms using the BC consumer price index (CPI) for the corresponding calendar year (e.g. 2008 CPI for 2008/09 expense).
(4)	Excludes wage settlement incentive payments ($710 million in 2005/06 and $264 million in 2006/07).

2009 Financial and Economic Review — September 2009

Appendix 3 — Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.7  2008/09 Revenue by Source and Agency

					Sales of			Contributions
					Goods		CRF/	from	Contributions
		Natural	Fees &	Investment	and		Crown	Government	from Federal
($ millions)	Taxation	Resources	Licences	Earnings	Services	Other	Transfers	Enterprises	Government	Total
Consolidated revenue fund	17,511	3,802	2,293	86	—	190	—	1,719	4,931	30,532
Accounting adjustments	—	—	—	—	—	—	—	(256)	—	(256)
Contributions from commercial Crown corporations	—	—	—	—	—	—	—	(1,719)	—	(1,719)
Expenses recovered from external entities	84	18	184	638	—	541	—	256	501	2,222
Total consolidated revenue fund	17,595	3,820	2,477	724	—	731	—	—	5,432	30,779
Service delivery agencies
School districts	—	—	146	29	—	265	4,876	—	69	5,385
Universities	—	—	799	(35)	416	294	1,320	—	308	3,102
Colleges and institutes	—	—	240	7	71	47	674	—	4	1,043
Health authorities and hospital societies	—	—	257	24	—	423	9,551	—	17	10,272
Community Living BC	—	—	—	1	—	1	721	—	1	724
BC Transportation Financing Authority	421	—	—	1	—	8	310	—	5	745
BC Housing Management Commission	—	—	—	—	48	1	436	—	142	627
BC Transit	54	—	56	3	—	3	113	—	—	229
Tourism BC	57	—	—	—	4	—	—	—	5	66
Other	70	28	45	50	155	52	373	—	6	779
	602	28	1,543	80	694	1,094	18,374	—	557	22,972
Grants to agencies and other internal transfers	—	—	—	—	—	46	(18,374)	—	—	(18,328)
Total service delivery agencies	602	28	1,543	80	694	1,140	—	—	557	4,644
Commercial Crown corporations
BC Hydro	—	—	—	—	—	—	—	366	—	366
Liquor Distribution Branch	—	—	—	—	—	—	—	891	—	891
BC Lottery Corporation	—	—	—	—	—	—	—	1,082	—	1,082
BCRC	—	—	—	—	—	—	—	36	—	36
Insurance Corporation of British Columbia	—	—	—	—	—	—	—	512	—	512
Transportation Investment Corporation (Port Mann)	—	—	—	—	—	—	—	(8)	—	(8)
Other	—	—	—	—	—	—	—	26	—	26
Net earnings of commercial Crown corporations	—	—	—	—	—	—	—	2,905	—	2,905
Total revenue by source	18,197	3,848	4,020	804	694	1,871	—	2,905	5,989	38,328

2009 Financial and Economic Review — September 2009

Appendix 3 — Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.8  2008/09 Expense by Function and Agency

						Natural
				Protection		Resources &
			Social	of Persons		Economic		General
($ millions)	Health	Education	Services	& Property	Transportation	Development	Other	Government	Interest	Total
Consolidated revenue fund
Office of the Premier	—	—	—	—	—	—	—	14	—	14
Ministry of Aboriginal Relations and Reconciliation	—	—	—	60	—	4	—	—	—	64
Ministry of Advanced Education & Labour Market Development	—	2,123	1	9	—	7	—	85		2,225
Ministry of Agriculture and Lands	—	—	—	—	—	226	—	—	—	226
Ministry of Attorney General	—	—	66	458	—	—	—	24	—	548
Ministry of Children and Family Development	233	—	1,040	48	—	—	—	—	—	1,321
Ministry of Community Development	—	—	—	—	—	7	411	1	—	419
Ministry of Education	—	5,282	—	—	—	—	20	—	—	5,302
Ministry of Energy, Mines and Petroleum Resources	—	—	—	—	—	54	—	—	—	54
Ministry of Environment	—	—	—	—	—	230	19	—	—	249
Ministry of Finance	—	6	—	—	—	2	190	145	—	343
Ministry of Forests and Range	—	—	—	—	—	779	—	—	—	779
Ministry of Health Services	13,592	—	—	—	—	—	—	—	—	13,592
Ministry of Healthy Living and Sport	44	—	3	1	—	2	19			69
Ministry of Housing & Social development	119	47	2,046	77			426			2,715
Ministry of Labour and Citizens’ Services	—	—	—	19	—	—	—	84	—	103
Ministry of Public Safety and Solicitor General	—	—	—	671	—	—	—	2	—	673
Ministry of Small Business, Technology & Economic Development	—	12	—	—	—	54	—	—	—	66
Ministry of Tourism, Culture and the Arts	—	—	—	—	—	313	57	2	—	372
Ministry of Transportation & Infrastructure	—	—	—	28	848	1	—	—	—	877
Management of Public Funds and Debt	—	—	—	—	—	—	—	—	1,192	1,192
Other Appropriations	51	—	13	17	—	10	—	72	—	163
Total consolidated revenue fund	14,039	7,470	3,169	1,388	848	1,689	1,142	429	1,192	31,366
Grants to agencies and other internal transfers	(9,607)	(7,015)	(828)	(31)	(145)	(353)	(511)	48	—	(18,442)
Expenses recovered from external entities	298	163	96	197	19	113	349	347	640	2,222
	4,730	618	2,437	1,554	722	1,449	980	824	1,832	15,146
Service delivery agencies
School Districts	—	5,351	—	—	—	—	—	—	2	5,353
Universities	—	3,345	—	—	—	—	—	—	47	3,392
Colleges and Institutes	—	1,036	—	—	—	—	—	—	7	1,043
Health Authorities and Hospital Societies	10,255	—	—	—	—	—	—	—	36	10,291
Community Living BC	—	—	723	—	—	—	—	—	—	723
BC Transportation Financing Authority	—	—	—	—	449	—	—	—	185	634
BC Housing Management Commission	—	—	—	—	—	—	626	—	1	627
Other	136	127	85	38	251	234	136	—	34	1,041
Total service delivery agencies	10,391	9,859	808	38	700	234	762	—	312	23,104
Total expense	15,121	10,477	3,245	1,592	1,422	1,683	1,742	824	2,144	38,250

2009 Financial and Economic Review — September 2009

Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.9  Historical Operating Statement Surplus (Deficit)

					Crown		SUCH				Surplus
					Corporations		Sector &				(Deficit)
	Consolidated Revenue Fund				and		Regional	Other		Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance		Agencies		Authorities	Adjustments		(Deficit) (1)	of GDP
1969/70	1,248	1,244	4		—		—	—		—	0.0
1970/71	1,373	1,274	99		—		—	—		—	1.0
1971/72	1,558	1,474	84		—		—	—		—	0.8
1972/73	1,772	1,675	97		—		—	—		—	0.8
1973/74	2,217	2,071	146		—		—	—		—	0.9
1974/75	2,769	2,779	(10)		—		—	—		—	(0.1)
1975/76	3,124	3,534	(410)		—		—	—		—	(2.1)
1976/77	3,785	3,691	94		—		—	—		—	0.4
1977/78	4,372	4,168	204		—		—	—		—	0.8
1978/79	4,853	4,582	271		—		—	—		—	0.9
1979/80 (1)	5,860	5,318	542		(88)		—	—		454	1.3
1980/81	5,982	6,239	(257)		45		—	—		(212)	(0.5)
1981/82	7,139	7,323	(184)		43		—	—		(141)	(0.3)
1982/83	7,678	8,662	(984)		(257)		—	—		(1,241)	(2.8)
1983/84	8,335	9,347	(1,012)		49		—	—		(963)	(2.0)
1984/85	8,807	9,801	(994)		172		—	—		(822)	(1.6)
1985/86	9,160	10,127	(967)		110		—	—		(857)	(1.6)
1986/87	9,463	10,624	(1,161)		526		—	—		(635)	(1.1)
1987/88	11,007	11,055	(48)		119		—	—		71	0.1
1988/89	12,570	11,834	736		194		—	—		930	1.3
1989/90	13,656	13,200	456		40		—	—		496	0.7
1990/91	14,236	15,010	(774)		107		—	—		(667)	(0.8)
1991/92	14,570	17,101	(2,531)		192		—	—		(2,339)	(2.9)
1992/93	16,172	17,858	(1,686)		210		—	—		(1,476)	(1.7)
1993/94	17,923	18,833	(910)		11		—	—		(899)	(1.0)
1994/95	19,506	19,953	(447)		219		—	—		(228)	(0.2)
1995/96	19,698	20,054	(356)		38		—	—		(318)	(0.3)
1996/97	20,126	20,241	(115)		(270)		—	—		(385)	(0.4)
1997/98	20,216	20,135	81		(248)		—	—		(167)	(0.1)
1998/99	20,312	20,528	(216)		(689)		(56)	—		(961)	(0.8)
1999/2000	21,849	22,161	(312)		343		(44)	—		(13)	0.0
2000/01	23,745	22,444	1,301		(173)		134	(52	)(3)	1,210	0.9
2001/02	22,704	24,669	(1,965	)(2)	(713	)(2)	176	1,464	(3)	(1,038)	(0.8)
2002/03	21,999	24,941	(2,942)		(218)		537	—		(2,623)	(1.9)
2003/04	23,191	25,246	(2,055)		345		378	—		(1,332)	(0.9)
2004/05	27,309	26,040	1,269		1,033		395	—		2,697	1.7
2005/06	29,481	26,660	2,821		299		603	(710	)(4)	3,013	1.8
2006/07	31,246	27,960	3,286		587		419	(264	)(4)	4,028	2.2
2007/08	32,052	29,847	2,205		602		474	(444	)(4),(5)	2,837	1.5
2008/09	30,533	31,384	(851)		1,086		(175)	18	(4),(5)	78	0.0

(1)

The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

(2)	Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.
(3)	Impact of move to joint trusteeship for public service pension plans.
(4)	Negotiating framework incentive payments.
(5)	Climate Action Dividend

2009 Financial and Economic Review – September 2009

Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table A3.10   Historical Provincial Debt Summary (1)

	Taxpayer-Supported Debt									Taxpayer-
Year	Provincial Government Direct Operating	Education Facilities Capital Financing	Health Facilities Capital Financing	Highways, Ferries and Public Transit	Other (2)	Total Taxpayer- Supported Debt	Self- Supported Debt (3)	Total Provincial Debt	Total Debt as a Per Cent of GDP	Supported Debt as a Per Cent of GDP
					(millions)				(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.7	6.6
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	27.4	10.4
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.8	13.0
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	31.2	13.0
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.9	14.1
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	30.3	15.3
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	27.2	14.2
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.7	13.1
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.5	11.8
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.8	12.4
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	24.5	15.3
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.8	18.2
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.6	19.1
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.9	18.9
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	27.2	18.9
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	27.0	19.5
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	26.5	19.4

Information from 1998/99 onwards has been restated to include the SUCH sector.
1998/99	12,056	4,799	1,406	3,641	1,330	23,232	8,910	32,142	27.8	20.1
1999/2000	13,675	5,184	1,584	3,487	1,276	25,206	9,232	34,438	28.5	20.8
2000/01	12,007	5,453	1,926	4,191	1,527	25,104	8,684	33,788	25.7	19.1
2001/02	13,779	5,823	2,075	4,639	1,198	27,514	8,568	36,082	27.0	20.6
2002/03	15,447	6,082	2,146	4,786	922	29,383	7,474	36,857	26.7	21.3
2003/04	15,694	6,502	2,217	4,880	721	30,014	7,761	37,775	25.9	20.6
2004/05	14,510	6,779	2,119	4,593	667	28,668	7,201	35,869	22.7	18.2
2005/06	11,923	7,251	2,491	4,828	758	27,251	7,206	34,457	20.4	16.1
2006/07	9,505	7,633	2,899	5,378	553	25,968	7,471	33,439	18.3	14.2
2007/08	8,264	8,220	3,345	6,082	678	26,589	8,048	34,637	18.0	13.8
2008/09	6,455	8,682	3,757	6,765	787	26,446	11,568	38,014	19.1	13.3

(1)

Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable. Figures for 1998/99 onwards have been restated to conform with the presentation used for 2006 and to reflect changes in underlying data.

(2)	Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

(3)	Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

2009 Financial and Economic Review – September 2009

Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table 3.11  Capital Expenditure Projects Greater Than $50 million (1)

	Projected		Total Costs	Projected	Total	Project Financing
	Completion		to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date		March 31, 2009	Complete	Costs	Debt	Government	Contributions
Taxpayer-supported
Post secondary facilities
University of British Columbia
– Marine Drive student housing	Summer 2009		87	16	103	103	—	—
Vancouver Community College
– Broadway (King Edward) Campus expansion	Summer 2009		55	1	56	45	—	11
Total post-secondary facilities			142	17	159	148	—	11
Health facilities
Surrey Outpatient Facility
– Government direct cost	Spring 2011		7	60	67	67	—	—
– P3 contract	Spring 2011		56	116	172	172	—	—
Victoria Royal Jubilee Hospital - Patient Care Centre
– Government direct cost	Winter 2011		41	107	148	21	—	127
– P3 contract	Winter 2011		56	145	201	201	—	—
Fort St. John Hospital and Residential Care (2)
– Government direct cost	Spring 2012		4	261	265	169	—	96
– P3 contract	Spring 2012		—	33	33	33	—
Expansions to Kelowna General and Vernon Jubilee Hospitals
– Government direct cost	Fall 2012		59	216	275	26	—	249
– P3 contract	Fall 2012		26	132	158	158	—	—
Northern Cancer Centre initiative (2)	Winter 2012		3	100	103	100	—	3
Surrey Emergency/Critical Care Tower (2)	Winter 2014		2	515	517	497	—	20
Total health facilities			254	1,685	1,939	1,444	—	495
Transportation
Pitt River Bridge	Winter 2009		173	29	202	110	92	—
Sea-to-Sky Highway
– Government direct cost	Fall 2009		196	40	236	234	—	2
– P3 contract	Summer 2009		530	31	561	561	—	—
William R. Bennett Bridge
– P3 contract	Fall 2008	(3)	179	9	188	188	—	—
South Fraser Perimeter Road	Winter 2012		318	810	1,128	763	365	—
Sierra Yoyo-Desan Road upgrade	Fall 2011		16	171	187	187	—	—
Total transportation			1,412	1,090	2,502	2,043	457	2
Other
Vancouver Convention Centre expansion project	Summer 2009		797	32	829	487	222	120
BC Place rejuvenation	Summer 2011		45	320	365	365	—	—
Integrated Case Management System	Spring 2012		27	80	107	107
Lower Mainland Pre-Trial Centre (4)	TBD		—	130	130	130	—	—
Total other			869	562	1,431	1,089	222	120
Total taxpayer-supported			2,677	3,354	6,031	4,724	679	628

2009 Financial and Economic Review – September 2009

Appendix 3 – Consolidated Revenue Fund & Other Supplementary Schedules

Table 3.11  Capital Expenditure Projects Greater Than $50 million (1) (continued)

	Projected	Total Costs	Projected	Total	Project Financing
	Completion	to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date	March 31, 2009	Complete	Costs	Debt	Government	Contributions
Self-supported
Transportation
Port Mann Bridge / Highway 1	Winter 2013	165	3,154	3,319	3,168	—	151
Power generation and transmission
BC Hydro
– Mica Dam – generator stator replacement	Fall 2009	76	21	97	97	—	—
– Peace Canyon Dam – generator stator replacement and rotor modification	Fall 2009	61	25	86	86	—	—
– Coquitlam Dam seismic upgrade (5)	Fall 2008	65	1	66	66	—	—
– Aberfeldie redevelopment (5)	Spring 2009	89	6	95	95	—	—
– GM Shrum G1–G4 stator replacement	Fall 2010	53	44	97	97	—	—
– Peace Canyon G1–G4 turbine overhaul	Fall 2009	31	24	55	55	—	—
– Revelstoke Unit 5 generation (6)	Fall 2011	108	242	350	350	—	—
– Cheakamus spillway gate reliability upgrade	Fall 2011	20	53	73	73	—	—
– Vancouver Island transmission reinforcement (5),(7)	Winter 2008	282	20	302	302	—	—
– Mission and Matsqui transmission and distribution (5),(7)	Winter 2009	54	2	56	56	—	—
– Interior to Lower Mainland transmission line (7)	Fall 2014	28	574	602	602	—	—
– Central Vancouver Island transmission line (7)	Fall 2010	4	88	92	92	—	—
BC Transmission Corporation
– System control centre modernization (5)	Spring 2008	128	1	129	129	—	—
Brilliant Expansion Power Corporation
– Brilliant Dam power expansion	Fall 2008	228	4	232	232	—	—
Total power generation and transmission		1,227	1,105	2,332	2,332	—	—
Total self-supported		1,392	4,259	5,651	5,500	—	151
Total $50 million projects		4,069	7,613	11,682	10,224	679	779

(1)

Only projects that have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

(2)	Figures shown are based on preliminary Treasury Board approvals. These amounts will change after P3 contracts are finalized.

(3)	The William R. Bennett Bridge was opened for traffic in May 2008. Decommissioning of the old bridge is forecast to be complete in Fall 2009.

(4)	Project completion date is to be determined pending review of the Mayoral review panel recommendation on site location.

(5)	Assets have been put into service and only trailing costs remain.

(6)	Total costs and completion dates for these projects vary depending on the final scope. Information presented represents the highest cost estimates and latest completion dates.

(7)	Assets are owned by BC Hydro and managed by BC Transmission Corporation.

2009 Financial and Economic Review – September 2009

Appendix 4

Provincial Taxes

2009 Financial and Economic Review – September 2009

Appendix 4 – Provincial Taxes

Table A4.1  Provincial Taxes (as of July 2009)

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Income — Income Tax Act	Taxable Income (1) Corporate.	11% of taxable income (small business rate: 3.5%).	The Canada Revenue Agency administers BC’s personal and corporate taxes under an agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, book publishing tax credit and the film tax credit. In addition, the political contributions tax credit, royalty tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

	(2) Personal.	Tax rates of 5.06%, 7.7%, 10.5%, 12.29% and 14.7% corresponding to tax brackets of up to $35,716, $35,716 to $71,433, $ 71,433 to $82,014, $82,014 to $99,588 and over $99,588.

BC provides a set of non-refundable credits similar to most federal non-refundable credits.

BC Family Bonus and BC Earned Income Benefit are combined with the federal government’s Canada Child Tax Benefit in a single monthly payment to families. Tax credits for claims against personal income taxes include the refundable sales tax credit, BC Low Income Climate Action Tax Credit, the mining flow-through share tax credit and employee venture capital tax credits.

Capital — Corporation Capital Tax Act	Net BC paid-up capital.	Banks, trust companies and credit unions with net paid-up capital: greater than $1 billion — 1%; $1 billion or less or headquartered in British Columbia — 1/3%.

Associated groups of corporations with net paid-up capital of less than $10 million are exempt from the tax. The tax rate is phased in for corporations with net British Columbia paid-up capital between $10 million and $10.25 million. There is a special flat fee for corporations above the exemption threshold but with net paid-up capital allocated to British Columbia below the threshold.

Real Property Transfers — Property Transfer Tax Act	Fair market value of property or interest in property transferred; for presold strata units purchased at arm’s length, total consideration for the strata unit.	1% on the first $200,000 of value transferred and 2% on amounts in excess of $200,000.

Exemptions include: transfers of principal residences, recreational residences and family farms to related individuals; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases less than 31 years in duration. A number of technical exemptions are also provided. Eligible first time home-buyers are exempt from tax on transfers of eligible properties.

Retail Sales — Social Service Tax Act	Purchase and lease price of tangible personal property and certain services (legal services, telecommunications, certain labour services).	General rate is 7%. Liquor 10%. Passenger vehicles: less than $55,000 — 7%; $55,000 to $55,999 — 8%; $56,000 to $56,999 — 9%; $57,000 and over — 10%.

Paid by purchasers and lessees and collected through vendors and lessors registered under the Act. The exemptions generally fall into four categories: (1) items considered to be basic necessities of life such as food and health related items; (2) specified inputs for certain sectors to enhance competitiveness such as the exemption for machinery and equipment used in manufacturing and the exemption for specified equipment used by bona fide farmers, fishers and aquaculturists; (3) safety equipment such as helmets, life jackets and certain work-related safety equipment and protective clothing; and (4) energy conservation materials and equipment such as insulation material and eligible wind and solar energy system equipment. A number of other exemptions are also provided.

Accommodation — Hotel Room Tax Act	Purchase price of accommodation.	8%. Local governments may apply to have the province levy an additional tax of up to 2% on their behalf.

Exemptions include accommodation rented for a period in excess of one month; lodging provided in hospitals and nursing homes; lodging supplied to employees by employers; lodging in industrial camps; lodging on ships or trains; hotel rooms not used for accommodation; charges of $30 or less per day; charitable institutions; trailer parks and campsites; cabins without utilities and other amenities; and establishments with accommodation with less than four units.

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	18.5 cents per cigarette and tobacco stick; 77% of retail price on cigars to a maximum tax of $5 per cigar; 18.5 cents per gram of loose tobacco.

2009 Financial and Economic Review – September 2009

Appendix 4 – Provincial Taxes

Table A4.1  Provincial Taxes (as of July 2009) – Continued

Carbon Dioxide Equivalent Emissions from combustion of fossil fuels — Carbon Tax Act

Purchase, use or, in certain circumstances, transfer or importation of

•      Aviation Fuel

•      Gasoline

•      Heavy Fuel Oil

•      Jet Fuel

•      Kerosene

•      Light Fuel Oil

•      Methanol (not produced from biomass)

•      Naphtha

•      Butane

•      Coke Oven Gas

•      Ethane

•      Marketable Natural Gas

•      Propane

•      Raw Natural Gas

•      Refinery Gas

•      High Heat Value Coal

•      Low Heat Value Coal

•      Coke

•      Petroleum Coke

Combustion to produce energy and heat of

•      Peat

•      Shredded Tires

•      Whole Tires

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible.

Tax rates effective July 1, 2009 based on $15 per tonne of carbon dioxide equivalent and increase by $5 annually to equal $30 per tonne of carbon dioxide equivalent on July 1, 2012.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than marketable natural gas and propane, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of marketable natural gas and propane is collected and remitted at retail level similar to tax under the Social Service Tax Act.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include fuels which are exported for use outside of British Columbia, fuel used for certain non-energy purposes, and fuel used for eligible inter-jurisdictional transportation because the resulting emissions are generally not considered as domestic emissions under the federal National Inventory Report. There are also minor exemptions similar to exemptions in other consumption tax Acts for administrative and technical reasons.

Motor Fuel — Motor Fuel Tax Act

Tax generally applies to all fuels used in internal combustion engines. Qualifying persons with disabilities who own or lease a vehicle are entitled to refunds of provincial tax paid up to an annual maximum of $500. In the South Coast British Columbia transportation service region, the province collects an additional 6 cents per litre tax on clear gasoline and motive fuel on behalf of Translink to help fund regional public and private transportation system costs. In the Victoria Regional Transit service area the province collects an additional 3.5 cents per litre on behalf of BC Transit to help fund the public transit system.

Clear gasoline (unleaded gasoline only).

14.5 cents per litre. Includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority. Of the tax collected in the South Coast British Columbia transportation service region, 6 cents is collected on behalf of TransLink.

Motive fuel.

15.0 cents per litre. Includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority. Of the tax collected in the South Coast British Columbia transportation service region, 6 cents is collected on behalf of TransLink.

Tax applies to diesel fuel or a combination of fuels including diesel fuels, but does not include alternative motor fuels or coloured fuels. Refunds of 0.5 cents per litre are available for motive fuel used in private passenger vehicles.

	Alternative motor fuels.	Propane 2.7 cents per litre.

Natural gas and 85% methanol blends are exempt from tax. Ethanol is exempt from tax when blended with gasoline or diesel fuel if the ethanol portion is at least 5% but less than 25%. Biodiesel is exempt from tax when blended with diesel fuel or used as 100% clear biodiesel. Hydrogen is exempt from tax.

	Coloured fuel, marine diesel fuel.	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Bona fide farmers are exempt from paying the tax when fuel is used for farming purposes. Farm vehicles with A or G license plates are allowed to use tax-exempt coloured fuel for farming purposes on a highway.

2009 Financial and Economic Review – September 2009

Appendix 4 – Provincial Taxes

Table A4.1  Provincial Taxes (as of July 2009) – Continued

	Locomotive fuel.	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.
	Jet and aviation fuel.	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine.
Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.
	Natural gas used in stationary engines.	7% of price if purchased. 1.1 cents per 810.32 litres if used but not purchased.	Tax applies to natural gas used in stationary engines other than pipeline compressors.
	Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.	Tax applies to natural gas used in a stationary engine at a pipeline compressor station.
	Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt
	Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.
	Marine bunker.	Exempt	Exemption applies to bunker fuel, or a combination of bunker and other fuels used as fuel in a ship.
	Marine gas oil.	Exempt	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.
Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Net income from logging after deducting non-forestry income and a processing allowance.
— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land.
— Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. NR tax paid thereafter on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.
Insurance — Insurance Premium Tax Act	Direct premiums written.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance and 4 percent for other insurance.

Exemptions — benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans.

2009 Financial and Economic Review – September 2009

Appendix 4 – Provincial Taxes

Table A4.1  Provincial Taxes (as of July 2009) – Continued

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually as a percentage of assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For 2009, the rates were set so that total non-residential rural tax revenues increase by inflation plus new construction. For 2009, the rates are 0.051% for farms; 0.045% for managed forest lands; 0.052% for residential; 0.105% for recreational property/non-profit organizations; 0.292% for light industry, business and other property not contained in any other class; 0.416% for utilities; 0.442% for major industry and 0.01% for supportive housing.

Some exemptions apply under various statutes.
Residential school tax — School Act	Assessed value of residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually to increase average gross residential taxes by the rate of inflation. The rates vary by school district. For 2009 rates range from about 0.129% to 0.724%; weighted average 0.193%.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. School districts may levy additional tax if authorized by local referendum. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district.

Non-residential school tax — School Act	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually. For 2009, except for the major industry property class, the rates were set so that total non-residential school tax revenues increase by inflation plus new construction. The major industry property class rate was reduced over two years to be the same as the business property class rates. For 2009 the rates are 0.37% for recreational property/non-profit organizations; 0.2% for managed forest land; 0.69% for farms; 0.69% for light industry, major industry, business and other property not contained in any other class 1.45% for utilities and 0.01% for supportive housing.

Some exemptions apply under various statutes. Effective for the 2009 and subsequent taxation years, an Industrial Property Tax Credit was introduced to reduce provincial school property tax on major industrial (class 4) and light industrial (class 5) properties by 50 per cent. The Industrial Property Tax Credit applies to British Columbia manufacturing, mining, forestry and other major and light industries.

Police Tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50 % of the cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that moderates the effect of variations in assessed value in the province by adjusting for population. Adjustments are made to the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the rural area property tax. Adjustments are also made to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal government.

2009 Financial and Economic Review – September 2009

Appendix 4 – Provincial Taxes

Table A4.2  Interprovincial Comparisons of Tax Rates – 2009

(Rates known as of July 1, 2009) (1)

									Prince
	British		Saskat-				New	Nova	Edward	New-
Tax	Columbia (2)	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	foundland
Corporation income tax (per cent of taxable income)
General Rate	11	10	12	12	14	11.4	13	16	16	14
Manufacturing Rate	11	10	10	13	12	9.9	12	16	16	5
Small Business Rate	2.5	3	4.5	1	5.5	8.0	5	5	3.2	5
Small Business Threshold ($000s)	400	500	500	400	500	400	500	400	400	500
Corporation Capital Tax (3)
Non-financial	Nil	Nil	0	.1/.3	.285	.49	.20	.225/.45	Nil	Nil
Financial	.67/2	Nil	.7/3.25	3.0	.54/.675	.72	3.0	4.0	5.0	4.0
Health Care Premiums (4)
Individual/family	54/108	44/88	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (5) (per cent)	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent) (6)	2-4.4	2-3	3-4	2-3	2-3.5	2-3	2-3	3-4	3.5	4
Fuel tax (cents per litre)(7)
Gasoline	18.01	9.0	15.0	11.5	14.7	21.8	17.1	22.4	15.8	23.7
Diesel	19.04	9.0	15.0	11.5	14.3	22.1	23.1	21.4	20.2	23.2
Sales tax (per cent)(8)
General rate	7	Nil	5	7	8	7.5	8	8	10	8
Liquor(9)	10	Nil	10	7	10, 12	7.5	8	8	37.5	8
Meals	Nil	Nil	Nil	7	8	7.5	8	8	10	8
Accommodation	8	4	5	7	5	7.5	8	8	10	8
Tobacco tax (dollars per carton of 200 cigarettes) (10)	37.00	40.00	40.30	42.20	24.70	20.60	28.30	49.40	44.90	41.80

(1)	Rates shown are those known as of July 1, 2009 and that are in effect for 2009.
(2)	British Columbia rates are those announced in the February 19, 2008 Budget.
(3)

Provinces planning to eliminate their general corporation capital taxes include Manitoba by 2011, Ontario by July 2010, Quebec by 2011 and Nova Scotia by 2012. Ontario and Quebec plan to eliminate their tax on financial institutions at the same time as their taxes on general corporations are eliminated.

Ontario has a deduction of $10 million for all corporations; Manitoba has a $5 million deduction and the higher rate applies to corporations with taxable capital in excess of $12.5 million; Saskatchewan has a $10 million deduction with up to an additional $10 million proportional to wages and salaries paid in the province; Quebec has a $600,000 deduction. Large Saskatchewan resource corporations are assessed a surcharge on the value of Saskatchewan resource sales. Ontario and Quebec have an additional surcharge or compensation tax on financial institutions.

(4)

British Columbia has a two-person rate of $96. British Columbia and Alberta offer premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Ontario and Quebec levy health care contributions as additions to provincial personal income taxes payable. Alberta has announced that it will eliminate its premium in 2009.

(5)	Provinces with payroll taxes provide payroll tax relief for small businesses.
(6)

The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland specific sales taxes also apply to insurance premiums, except those related to individual life and health.

(7)

Tax rate is for regular fuel used on highways. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 3.51 cents per litre for gasoline and 4.04 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 6 cents per litre in the South Coast British Columbia transportation service area and by 3.5 cents per litre in the Capital Regional District. The tax rates for Quebec, New Brunswick, Nova Scotia and Newfoundland include provincial sales tax based on current pump prices. The PEI rate consists of an ad valorem tax rate capped at 8.7 cents per litre and a volume-based motor fuel tax rate set at 7.1 cents per litre for gasoline and 11.5 cents per litre for diesel fuel.

(8)	The rates shown are statutory rates. Quebec and PEI impose tax on the purchase price including GST.
(9)

In Ontario, sellers of liquor at licensed establishments are generally required to charge sales tax at the rate of 10 per cent; however, a rate of 12 per cent applies to liquor purchased at beer manufacturers’ outlets, Brewers Retail stores, government liquor stores and wine stores.

(10)	Includes estimated provincial sales tax where applicable.

2009 Financial and Economic Review – September 2009

Appendix 4 – Provincial Taxes

Summary of Tax Changes Announced in

October/November 2008 and February 2009

Announced in October/November 2008

Income Tax Act

•                  Retroactive to January 1, 2008, the rates for the two lowest income tax brackets were reduced by 3 per cent. Combined with the 2 per cent reduction in Budget 2008, this provided a $211 million reduction in 2008 taxes for British Columbians.

•                  Effective December 1, 2008, the small business corporate income tax rate was reduced from 3.5 per cent to 2.5 per cent.

Land Tax Deferment Act

•                  Effective for the 2009 and 2010 taxation years, a temporary property tax deferment program was introduced to allow homeowners experiencing financial hardship due to current economic conditions, and who have at least 15 per cent equity in their home, to defer their property taxes. Homeowners do not have to repay the taxes until their home is sold or transferred other than to a surviving spouse, but may repay the deferred taxes earlier if they choose.

Social Service Tax Act and Hotel Room Tax Act

•                  Effective for the November 2008 tax returns, the allowances paid to businesses for collecting and forwarding provincial sales tax and hotel room tax to the province was doubled.

School Act

•                  Effective for the 2009 and subsequent taxation years, an Industrial Property Tax Credit was introduced to reduce provincial school property tax on major industrial (class 4) and light industrial (class 5) properties by 50 per cent. The Industrial Property Tax Credit applies to British Columbia manufacturing, mining, forestry and other major and light industries.

Announced in February 2009

Income Tax Act

•                  Effective January 1, 2010, the provincial personal income tax dividend tax credit rate applicable to ordinary dividends is reduced to 3.4 per cent from 4.2 per cent to reflect the December 1, 2008 reduction in the small business corporate income tax rate to 2.5 per cent from 3.5 per cent.

•                  Effective January 1, 2009, income from a Registered Disability Savings Plan is excluded from income for purposes of determining eligibility for the BC Sales Tax Credit and for purposes of Medical Services Plan premium assistance eligibility.

•                  The BC Mining Flow-Through Share Tax Credit is extended to the end of 2009.

•                  The general corporate income tax rate is reduced from 11 per cent to 10.5 per cent effective January 1, 2010 and to 10 per cent effective January 1, 2011, as proposed in the 2008 Revenue Neutral Carbon Tax Plan.

•                  Two changes are made to the Film Incentive BC tax credit:

•                  expiry dates for the Film Incentive BC and the Production Services Tax Credit are removed; and

•                  the requirement that a corporation be BC-controlled to be eligible for the Film Incentive BC tax credit is removed for productions with principal photography starting on or after January 1, 2009.

Social Service Tax Act

•                  Exemptions for the following energy efficient products are extended to March 31, 2011:

•                  residential ENERGY STAR qualified oil-fired forced-air furnaces, boilers, and air and ground-source heat pumps;

•                  ENERGY STAR qualified windows, doors and skylights; and

•                  residential gas-fired water heaters with an energy factor of 0.80 or greater.

2009 Financial and Economic Review – September 2009

Appendix 4 – Provincial Taxes

Summary of Tax Changes Announced in
October/November 2008 and February 2009 — Continued

•                  Temporary provincial sales tax (PST) exemptions are introduced for:

•                  energy efficient commercial boilers fired by natural gas or propane (expires March 31, 2011); and

•                  auxiliary power units, cabin heaters and engine heaters for commercial trucks (expires March 31, 2012).

•                  Other PST exemptions are introduced including exemptions for:

•                  aerodynamic base flaps and boat tails for commercial trucks;

•                  egg packing equipment and refrigeration equipment purchased by bona  fide farmers for cooling or cold storage of farm products;

•                  production machinery and equipment specifically designed to produce mechanical or electrical energy from ocean currents, tides or waves, as well as other equipment and materials sold as part of the equipment;

•                  certain transformers and converters, inverters, regulators, breakers and switches designed for use and used with transformers, when used by manufacturers of tangible personal property within a qualifying site; and

•                  materials used to repair, maintain, modify or assemble exempt machinery and equipment.

•                  PST exemption for medicaments is expanded and clarified to exempt all prescription drugs and vaccines for human and animal use.

Motor Fuel Tax Act

•                  Effective February 18, 2009, hydrogen fuel is classified as a Category 1 alternative motor fuel and exempt from motor fuel tax provided that:

•                  the hydrogen is purchased for use in a fuel cell vehicle; and

•                  the hydrogen is not produced by electrolysis using coal-generated electricity, unless the carbon dioxide emitted as a result of the process is captured and stored or captured and sequestered.

Tobacco Tax Act

•                  Effective February 18, 2009, the tax rate on cigarettes is increased to $37.00 from $35.80 per carton of 200 cigarettes, and the tax rate on fine-cut tobacco is increased to 18.5 cents per gram from 17.9 cents per gram.

Home Owner Grant Act

•                  For the 2009 taxation year, the threshold for the phase-out of the home owner grant is maintained at the 2008 level of $1,050,000.

Corporation Capital Tax Act

•                  Effective for taxation years starting on or after October 1, 2006, the capital tax base is amended to include accumulated other comprehensive income.

International Financial Activity Act

•                  The rule requiring the commissioner to be notified of an amalgamation between a registered and a non-registered corporation within 90 days of the amalgamation is amended to give the commissioner discretion to accept late notifications.

•                  Effective September 1, 2004, the Act is amended to clarify that a non-resident person excludes a business carried on in Canada by that non-resident person.

2009 Financial and Economic Review – September 2009

Appendix 5

General Description of the Province

Constitutional Framework

Financial Cycle

2009 Financial and Economic Review – September 2009

Appendix 5 – General Description of the Province, Constitutional Framework, Financial Cycle

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and the Queen Charlotte Islands. These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC–Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

2009 Financial and Economic Review – September 2009

Appendix 5 – General Description of the Province, Constitutional Framework, Financial Cycle

BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest Canadian province in terms of population, which was estimated at 4.4 million persons or about 13.2 per cent of Canadians on July 1, 2008. BC’s population grew at an average annual compound rate of 0.9 per cent between 1999 and 2008, in line with the 0.9 per cent average annual growth rate of the Canadian population as a whole.

Vancouver, a principal Canadian shipping, manufacturing and services centre, has the largest urban population in BC with a population of 2,271,224 persons in 2008. Victoria, the province’s capital, is located on Vancouver Island and its regional district had a population of 364,108 persons in 2008.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled colonies – the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA Act was renamed the Constitution Act, 1867 and its amendments were incorporated into the Constitution Act, 1982. The Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the Canada Act, 1982. With the passage of the Canada Act, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

2009 Financial and Economic Review – September 2009

Appendix 5 – General Description of the Province, Constitutional Framework, Financial Cycle

Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 85 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule – the second Tuesday in February each year is usually reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech. After an election, a new budget must be tabled within 90 days of the post-election appointment of the Executive Council.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

2009 Financial and Economic Review – September 2009

Appendix 5 – General Description of the Province, Constitutional Framework, Financial Cycle

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

2009 Financial and Economic Review – September 2009

Appendix 5 – General Description of the Province, Constitutional Framework, Financial Cycle

The Annual Financial Cycle(1)

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts in accordance with GAAP by 2004/05; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart A5.1 summarizes the annual financial process of the province. This process consists of four main stages.

•                       Planning and Budget Preparation – Treasury Board reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies and Crown corporations prepare three-year service plans, including

Chart A5.1 Financial Planning and Reporting Cycle Overview

(1) Reflects the financial cycle for normal years.

2009 Financial and Economic Review – September 2009

Appendix 5 – General Description of the Province, Constitutional Framework, Financial Cycle

performance measures and targets, and operating and capital budgets, for review by Treasury Board and/or government Caucus committees. Treasury Board makes decisions on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

•                       Implementation and Reporting – The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

•                       Evaluation – At the end of the fiscal year, the Public Accounts are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

•                       Accountability – The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the Public Accounts and the Select Standing Committee on Crown corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Finance. The Minister of Finance also presents to the Legislative Assembly plans, reports and statements related to the revenue-neutrality objectives of the Carbon Tax Act. In addition, at the same time as, or shortly after, the Public Accounts are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government’s strategic plan is also presented.

2009 Financial and Economic Review – September 2009

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